UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Xerox Corporation

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April 10, 2017	Xerox Corporation 201 Merritt 7 Norwalk, CT 06851-1056

Dear Shareholders:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Xerox Corporation to be held on Tuesday, May 23, 2017, at 301 Merritt 7 in Norwalk, Connecticut. Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

On December 31, 2016, Xerox separated into two independent, publicly-traded companies. The new Xerox is re-energized, embracing its storied history and ready to take on today’s most difficult workplace challenges. It is focused on delivering new technologies and solutions that make it easier to manage, find and share information.

As part of the Separation, there were several management changes and five new directors. Gregory Q. Brown, Jonathan Christodoro, Joseph Echevarria, Cheryl Krongard and Jeffrey Jacobson, our chief executive officer, have joined our Board of Directors and will be standing for election at the Annual Meeting of Shareholders.

At the Annual Meeting of Shareholders, you will be asked to vote upon the election of eleven directors, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017, the approval, on an advisory basis, of the 2016 compensation of our named executive officers and the approval of a reverse stock split of one share to four shares and corresponding proportionate reduction in our authorized stock. The Board of Directors unanimously recommends that you vote in favor of each of these proposals. You will also be asked to vote, on an advisory basis, to select the frequency of future advisory votes on the compensation of our named executive officers. The Board of Directors unanimously recommends that you vote in favor of a frequency of every year.

There will also be one shareholder proposal submitted for shareholder vote. Your Board believes that adopting this shareholder proposal is not in the best interest of the company and its shareholders, and unanimously recommends a vote against this proposal.

It is important that your shares be represented and voted at the Annual Meeting of Shareholders, regardless of whether or not you plan to attend in person. Therefore, you are urged to vote your shares using one of the methods described on page 5 under How do I vote?

As previously announced, after a 36-year career with Xerox, Ursula Burns will retire as Chairman of the Board and as a director at the Annual Meeting of Shareholders. In addition, Richard Harrington is also retiring from the Board of Directors after 13 years of dedicated service. The entire Board and management team are honored to have worked with these extraordinary individuals and are deeply grateful for their contributions to the company over the years.

For the Board of Directors,

Ursula M. Burns	Jeffrey Jacobson
Chairman of the Board	Chief Executive Officer

Notice of 2017 Annual Meeting of Shareholders

Date and Time:	Tuesday, May 23, 2017, at 9:00 a.m.

Location:	301 Merritt 7 in Norwalk, Connecticut

Purpose:

Our shareholders will be asked to:

(1) Elect 11 directors;

(2) Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017;

(3) Approve, on an advisory basis, the 2016 compensation of our named executive officers;

(4) Select, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;

(5) Approve a reverse stock split and corresponding proportionate reduction in our authorized stock;

(6) Vote on one shareholder proposal regarding Holy Land Principles, if properly presented at the meeting; and

(7) Consider such other business as may properly come before the meeting.

Record Date:	March 24, 2017 — You are eligible to vote if you were a shareholder of record as of the close of business on this date.

Proxy Voting:	(1) Telephone; (2) Internet; or (3) Proxy Card. Please review the Notice of Internet Availability of Proxy Materials or accompanying proxy card for voting instructions.

Importance of Vote:	Whether or not you plan to attend, please submit your proxy as soon as possible to ensure that your shares are represented.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 23, 2017.

The Proxy Statement and 2016 Annual Report are available at
www.edocumentview.com/XRX or www.xerox.com/investor.

By order of the Board of Directors,

Sarah Hlavinka McConnell

Executive Vice President, General Counsel and Secretary

April 10, 2017

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PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Annual Meeting

The 2017 Annual Meeting of Shareholders (Annual Meeting) of Xerox Corporation (Company) will be held on Tuesday, May 23, 2017, beginning at 9:00 a.m. at 301 Merritt 7 in Norwalk, Connecticut.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	Election of the eleven nominees named in this Proxy Statement to our Board of Directors (Board), each for a term of one year.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.	Approval, on an advisory basis, of the 2016 compensation of our named executive officers.

4.	Selection, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.

5.	Approval of a reverse stock split and corresponding proportionate reduction in our authorized stock.

6.	Shareholder proposal regarding Holy Land Principles.

Shareholders will also act on any other business that may properly come before the meeting. In addition, our management will report on Xerox’s performance during fiscal 2016 and respond to questions from shareholders.

Who is entitled to vote?

Owners of our Common Stock, as of the close of business on the record date, March 24, 2017 (record date), are entitled to vote at the Annual Meeting. The shares owned include shares you held on that date (1) directly in your name as the shareholder of record (registered shareholder) and/or (2) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner (beneficial owner). Each share of Common Stock is entitled to one vote on each matter to be voted on. As of the record date, there were xxx shares of our Common Stock outstanding and entitled to vote.

How do I vote?

Beneficial owners will receive a separate Notice of Internet Availability of Proxy Materials (Notice) with voting instructions from the bank, broker or other holder of record where the shares are held that must be followed in order for their shares to be voted.

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE
If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice or on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.	If you received written materials, you may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card.
BY MAIL	IN PERSON
If you received written materials, you may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of our Board of Directors.	If you submit a proxy or voting instructions via the Internet, telephone or mail, you do not need to vote at the Annual Meeting. We will pass out written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the Annual Meeting instead of by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.
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If you use your proxy to vote by Internet, telephone or mail, you authorize each of the three directors, whose names are listed on the proxy card accompanying this Proxy Statement, to act as your proxies to represent you and vote your shares as you direct.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the eleven director nominees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	FOR the approval, on an advisory basis, of the 2016 compensation of our named executive officers;

•	Every “1 year” as the frequency of future advisory votes on the compensation of our named executive officers;

•	FOR the approval of a reverse stock split and corresponding proportionate reduction in our authorized stock; and

•	AGAINST the shareholder proposal regarding Holy Land Principles.

How can I attend the Annual Meeting?

All shareholders of record on the record date may attend. In order to be admitted to the meeting, please obtain an admission ticket in advance and bring a form of personal photo identification, such as a driver’s license. To obtain an admission ticket:

If you are a registered shareholder:

•	If you vote via the Internet or by telephone, you will be asked if you would like to receive an admission ticket.

•	If you vote by proxy card, please mark the appropriate box on the proxy card and an admission ticket will be sent to you.

If you are a beneficial owner:

•	Please request an admission ticket in advance by calling Shareholder Services at (203) 849-2315 or by mailing a written request, along with proof of your ownership of Xerox Common Stock as of the record date, to Xerox Corporation, Shareholder Services, 201 Merritt 7, Norwalk, CT 06851-1056. All calls and written requests for admission tickets must be received no later than the close of business on May 12, 2017.

You can find directions to the meeting online at www.edocumentview.com/XRX. If you have any further questions regarding admission or directions to the Annual Meeting, please call Shareholder Services at (203) 849-2315.

How many shares are required to be present to hold the Annual Meeting?

A quorum is necessary to hold a valid meeting of shareholders. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the record date will constitute a quorum. As of the record date, there were xxx shares of our Common Stock outstanding. If you vote — including by Internet, telephone or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors. Under our by-laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” Our by-laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the Securities and Exchange Commission (SEC).

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Other Items

The affirmative vote of a majority of the votes cast at the meeting will be required for approval of the following proposals.

•	Ratification of PricewaterhouseCoopers LLP as our independent auditor;

•	Approval, on an advisory basis, of the 2016 compensation of our named executive officers; and

•	Shareholder proposal regarding Holy Land Principles.

The affirmative vote of a majority of all outstanding shares entitled to vote at the meeting will be required for approval of the following proposal:

•	Approval of a reverse stock split and corresponding proportionate reduction in our authorized stock.

For the selection, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers, the frequency (every 1 year, 2 years or 3 years) receiving the greatest number of votes will be considered the frequency recommended by shareholders.

Abstentions are not counted as votes “for” or “against” for the purpose of determining the outcome of director elections or any of the other above matters, with the exception of the proposal to approve the reverse stock split and corresponding proportionate reduction in our authorized stock. For the proposal to approve the reverse stock split and corresponding proportionate reduction in our authorized stock, abstentions will have the effect of a vote “against”.

Broker non-votes with respect to our “non-routine” matters (the election of directors, the approval of the 2016 compensation of our named executive officers, the selection of the frequency of future advisory votes on named executive officer compensation and our shareholder proposal) are not considered votes “for” or “against” and will have no effect on the outcome of these proposals. For additional information, see below under What is a broker non-vote and how will it affect voting?

Although the advisory votes are non-binding, the Board of Directors values the opinions of shareholders and will consider the outcome of the vote on these proposals when making future decisions regarding executive compensation and the frequency of future advisory votes on named executive officer compensation.

At present, the Board does not intend to present any other matters at this meeting and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

What is a broker non-vote and how will it affect the voting?

Under NYSE rules, brokers are not permitted to vote the shares they hold on behalf of beneficial owners without the beneficial owner’s voting instruction for matters that are deemed to be “non-routine.” A broker non-vote occurs with respect to non-routine matters when the beneficial owner of the shares fails to furnish timely voting instructions to the broker, and the broker is not permitted under applicable NYSE rules to vote the shares in its discretion. Election of directors, the advisory votes on executive compensation, the frequency of the vote on executive compensation and the vote on the shareholder proposal are considered non-routine matters. Shares constituting broker non-votes, while counted towards the quorum, are not counted as votes “for” or “against” for the purpose of determining whether shareholders have approved a non-routine matter. As a result, broker non-votes will have no impact on the outcome of these matters.

Ratification of PricewaterhouseCoopers LLP as our independent auditor is a routine matter, and we believe that the proposal to approve a reverse stock split and corresponding proportionate reduction in our authorized stock will also be determined by the NYSE to be a routine matter, and, therefore, brokers would have discretion to vote on these proposals without having received timely voting instructions. Accordingly, broker non-votes will be counted towards the quorum and will be countered as votes “for” or “against” for the purpose of determining whether shareholders have approved that matter. As a result, broker non-votes will impact the outcome.

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May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying the Secretary of the Company in writing that you have revoked your proxy or by attending the Annual Meeting and either giving notice of revocation or voting in person.

Who will count the vote? Is my vote confidential?

Representatives of Computershare will act as Inspector of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, we keep confidential all shareholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

How are proxies solicited?

In addition to the solicitation of proxies by mail, we also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and reimburse such person for the cost of forwarding the material. We have engaged Georgeson Inc. to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay Georgeson Inc. a fee of $12,000, plus reimbursement of out-of-pocket expenses for this service. We bear the cost of all proxy solicitation.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, on or about April 10, 2017, a Notice is being sent to all of the Company’s registered shareholders and beneficial owners of record as of March 24, 2017. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy of the proxy materials, including a proxy card, as well as how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on a going forward basis.

How can I electronically access the proxy materials?

You can access the proxy materials online at www.edocumentview.com/XRX or www.xerox.com/investor. Shareholders may receive Proxy Statements, Annual Reports and other shareholder materials via electronic delivery. Registered shareholders can sign up for electronic delivery at www.computershare.com/investor. Beneficial owners can sign up for electronic delivery at http://enroll.icsdelivery.com/xrx or by checking the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. Opting to receive future proxy materials electronically by email will provide the Company cost savings relating to printing and postage and reduce the environmental impact of delivering documents to you.

What are the deadlines and requirements for shareholder submission of proposals, director nominations and other business for the 2018 Annual Meeting?

We expect to hold our 2018 Annual Meeting of Shareholders during the second half of May and to file and mail our Proxy Statement for that meeting during the first half of April. Under SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for the 2018 Annual Meeting of Shareholders, the proposal must be received by us no later than December 11, 2017. All submissions are reviewed by the Corporate Governance Committee.

Any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2018 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide the Company advance notice of such nominee or business which must be received by the Company no earlier than November 11, 2017 and no later than December 11, 2017. Any such notice must comply with requirements set forth in our by-laws. Nominations for director must be accompanied by a written consent of the nominee consenting to being named as a nominee and serving as a director if elected. Proposals and other items of business should be directed to Xerox Corporation, 201 Merritt 7, Norwalk, CT 06851-1056, Attention: Corporate Secretary.

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How can I contact the Board of Directors?

Under our Corporate Governance Guidelines, shareholders and other interested parties may contact the non-management members of the Board of Directors by contacting the Chairman of the Corporate Governance Committee using the “Contact the Board” link posted on our Company’s website at www.xerox.com/governance.

What if multiple shareholders have the same address?

Where multiple shareholders reside in the same household, for shareholders who receive paper copies of our proxy materials, we will deliver a single Proxy Statement and Annual Report, along with separate proxy cards or separate Notices of Internet Availability to multiple shareholders who reside in the same household unless we have received other instructions. If (i) you and another registered shareholder residing in the same household each receive paper copies of the proxy materials and as a household wish to receive only one paper copy or (ii) you share a household with another registered shareholder, received a single set of proxy materials, and would like to receive separate copies of our Notice, Proxy Statement or Annual Report, you may request a change in delivery preferences. For registered shareholders, you may contact our transfer agent at (800-828-6396) or write them at Computershare, P.O. Box 30170, College Station, TX 77842-3170. For beneficial owners, you may call the bank, broker or other nominee where your shares are held in street name or call (800) 542-1061.

How may I get additional copies of the Annual Report and Proxy Statement?

Copies of the 2016 Annual Report and 2017 Proxy Statement have been distributed to shareholders (unless you have received a copy of the Notice or have consented to electronic delivery). Additional paper copies of these documents are available upon request made to Xerox Corporation, 201 Merritt 7, Norwalk, CT 06851-1056, Attention: Corporate Secretary. The Annual Report and Proxy Statement are also available on the Company’s website at www.xerox.com/investor or www.edocumentview.com/XRX. The Notice also provides you with instructions on how to request paper copies of the proxy materials. There is no charge to receive the materials by mail. You may request paper copies of the materials until one year after the date of the Annual Meeting.

Is there a list of shareholders entitled to vote at the Annual Meeting?

A list of registered shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our offices located at Xerox Corporate Headquarters, 201 Merritt 7, Norwalk, CT 06851-1056.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and have been qualified. Based on the director nomination process described below, the eleven persons whose biographies appear below have been nominated by the Board of Directors to serve as directors based on the recommendation of the Corporate Governance Committee. Mr. Christodoro was selected as a director pursuant to our agreement with the Icahn Group as discussed below. Each nominee brings to us valuable experience from a variety of fields. The biographical information presented regarding each nominee’s specific experience, qualifications, attributes and skills led our Board of Directors to the conclusion that he or she should serve as a director. Each of the nominees has demonstrated business acumen and an ability to exercise independent and sound judgment, as well as an understanding of the Company’s business environment and a commitment to serve the Company and our Board of Directors. We also value their significant experience on other public company boards of directors and board committees.

Fiscal 2016 was a transformative year for Xerox Corporation. On January 29, 2016, we announced that our Board had approved management’s plan to separate our Business Process Outsourcing (BPO) business and our Document Technology and Document Outsourcing Business into two independent, publicly- traded companies (the Separation).  On December 31, 2016, the Separation was completed and the BPO business now operates as Conduent Incorporated (Conduent). In addition, two Board members retired and five new Board members joined Xerox’s Board of Directors. Our new members have various key skills relevant to Xerox, including extensive corporate governance experience and international and technology business expertise.

On June 27, 2016, we entered into an agreement with Icahn Partners Master Fund LP, Icahn Partners LP, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Jonathan Christodoro and Carl C. Icahn (collectively, the Icahn Group), pursuant to which we expanded our Board from 8 to 9 members and appointed Mr. Christodoro, Former Managing Director of Icahn Capital LP, to fill the resulting vacancy. Mr. Christodoro was also appointed to the Corporate Governance and Finance Committees of the Board. A full description of the agreement with the Icahn Group is included in our Form 8-K Report filed with the SEC on June 27, 2016.

The Board of Directors has determined that each of the nominees (other than Jeffrey Jacobson, Chief Executive Officer of the Company) is independent under the NYSE Corporate Governance Rules and the Company’s more stringent independence standards. Although not anticipated, if for any reason, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute nominated by the Board of Directors.

Biographies

The table below summarizes key qualifications, skills and attributes that each of our directors possesses which were most relevant to the decision to nominate him or her to serve on the Board of Directors. The lack of a mark does not mean the director does not possess that qualification or skill or that other qualities were not also considered; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography below describes his or her qualifications and relevant experience in more detail.

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Skills and Qualifications of our Board of Directors

Experience, expertise or attribute	Brown	Christodoro	Echevarria	Hunter	Jacobson	Keegan	Krongard	Prince	Reese	Rusckowski	Tucker
Technology	•	•			•	•			•	•	•
Leadership	•	•	•	•	•	•	•	•	•	•	•
Global Business	•	•	•	•	•	•	•	•	•	•	•
Financial	•	•	•	•	•	•	•	•	•	•	•
Public Company Boards & Governance	•	•	•	•		•	•	•	•	•	•
Business Operations	•		•		•	•		•	•	•	•
Research & Academic				•							•
Diversity			•	•			•		•		•

In addition to the qualifications and skills referenced above, we have provided below the principal occupation and other information about the relevant experience, qualifications, attributes or skills that the Board of Directors has concluded qualify each of the nominees to serve as a director of the Company.

Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Xerox securities owned means the Company’s Common Stock, including: Deferred Stock Units (DSUs) issued under the 2004 Equity Compensation Plan for Non-Employee Directors, as amended (2004 Directors Plan), and Common Stock owned through the other Company equity programs. None of the independent director nominees owns any of the Company’s other securities.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. Beneficial ownership means he or she has or shares voting power and/or investment power with respect to the securities, even though another name (that of a broker, for example) may appear in the Company’s records. All ownership figures are as of February 28, 2017.

Gregory Q. Brown

Age: 56       Director since: 2017

Xerox securities owned: None
Options/Rights: None
Occupation: Chairman and Chief Executive Officer, Motorola Solutions, Inc.

Education: BA, Rutgers University

Other Directorships (past 5 years): Motorola Solutions Inc. (since 2007);
Cisco Systems, Inc. (2013-2014)

Other Background: Mr. Brown serves as the Chairman and Chief Executive Officer of Motorola Solutions, Inc., where he has led the company for a decade. Prior to that, he served as the Co-Chief Executive Officer of Motorola, Inc. Prior to joining Motorola, Mr. Brown was the Chairman and CEO of Micromuse for four years. Mr. Brown has also served two American presidents, most recently as a member of President Obama’s Management Advisory Board and prior to then on the National Security Telecommunications Advisory Committee under President George W. Bush.

Mr. Brown brings to the Board relevant expertise from his experiences with leading a global technology business in its transformation through strategic divestitures and large-scale acquisitions. Mr. Brown also brings public policy and regulatory knowledge from his time served as Chair of the Federal Reserve Board of Chicago and Executive Committee Member of the Business Roundtable.

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Photo Not Available

Jonathan Christodoro

Age: 40       Director since: 2016

Xerox securities owned: 21,777 DSUs
Options/Rights: None
Occupation: Former Managing Director, Icahn Capital LP, a subsidiary of Icahn Enterprises L.P.

Education: BS, Cornell University; MBA, University of Pennsylvania Wharton School of Business
Other Directorships (past 5 years): American Railcar Industries, Inc. (since 2015); Cheniere Energy, Inc. (since 2015); Enzon Pharmaceuticals, Inc. (Chairman since 2013); Herbalife Ltd. (since 2013); Lyft, Inc. (private company)(since 2015); PayPal Holdings, Inc. (since 2015); Hologic Inc. (2013-2016); eBay, Inc. (March 2015-July 2015); Talisman Energy Inc. (2013-2015)

Other Background: Mr. Christodoro served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from July 2012 - February, 2017. Prior to joining Icahn Capital, Mr. Christodoro held various investment and research roles at P2 Capital Partners, Prentice Capital Management, LP and S.A.C. Capital Advisors, LP. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley. Member of the Corporate Governance Committee and the Finance Committee of Xerox.

From his broad investment background and service on other public company boards and committees, Mr. Christodoro brings to the Board expertise relevant to Xerox, including the experience of identifying investment and portfolio opportunities, strategic planning, company transformation, and financial expertise.

Joseph J. Echevarria

Age: 60       Director since: 2017

Xerox securities owned: 12,803 DSUs
Options/Rights: None
Occupation: Former Chief Executive Officer of Deloitte LLP

Education: BBA, University of Miami

Other Directorships (past 5 years): The Bank of New York Mellon Corporation (since 2015); Pfizer Inc. (since 2015); Unum Group (since 2016)

Other Background: Mr. Echevarria served as Chief Executive Officer of Deloitte LLP, a global provider of professional services, from 2011 until his retirement in August 2014. During his 36-year tenure with Deloitte he held increasingly senior leadership positions prior to being named CEO, including U.S. Managing Partner and Chief Operating Officer, Deputy Managing Partner, and Southeast Region Audit Managing Partner. He also served on key boards and committees within Deloitte and its member firm network, including chair of the U.S. Executive and Americas Executive committees and memberships on the U.S. and global boards.

Mr. Echevarria brings to the board expertise relevant to Xerox, including significant experience in finance, accounting, global operations, strategic planning, executive management and corporate governance acquired through his leadership at Deloitte and on the boards of other publicly traded companies.

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William Curt Hunter

Age: 69     Director since: 2004

Xerox securities owned: 236,028 DSUs and 50 common shares held by immediate family

Options/Rights: None

Occupation: Dean Emeritus, Tippie College of Business, University of Iowa

Education: BA, Hampton University; MBA, Northwestern University; PhD, Northwestern University

Other Directorships (past 5 years): Trustee of Nuveen Investments (since 2003); Wellmark, Inc. (since 2009)

Other Background: Mr. Hunter served as Dean of Tippie College of Business at the University of Iowa from 2006 to 2012. From 2003 to 2006, he held the position of Dean and Distinguished Professor of Finance at the University of Connecticut. During a 15-year career with the Federal Reserve System, Mr. Hunter held various official positions including Senior Vice President and Director of Research at the Federal Reserve Bank of Chicago and as Associate Economist on the Federal Reserve’s Federal Open Market Committee (1995-2003). From 1988-1995, he held appointments as research officer and senior financial economist, and then as vice president at the Federal Reserve Bank of Atlanta. Mr. Hunter has also held faculty positions at the University of Georgia, Atlanta University, Emory University and Northwestern University. Chairman of the Finance Committee and a member of the Audit Committee of Xerox.

Through his extensive service with the Federal Reserve System, Mr. Hunter brings to the Board expertise relevant to Xerox, including his financial literacy and expertise, accounting skills and competency and overall financial acumen. These skills and expertise are also the result of his education, service in various faculty positions at universities and his service on other public company boards and committees.

Jeffrey Jacobson

Age: 57       Director since: 2017

Xerox securities owned: 86,810 shares of common stock

Options/Rights: 682,454 common shares
Occupation: Chief Executive Officer, Xerox Corporation

Education: BS, State University of New York Buffalo; MS, Cornell University School of Industrial Relations; JD, Pace University School of Law

Other Directorships (past 5 years): Presstek Inc. (2007-2012)

Other Background: Mr. Jacobson joined Xerox in February, 2012 as the president of Global Graphic Communications Operations. In 2014, he served as the chief operating officer of the Xerox Technology business. He served as President of Xerox Technology business from 2014-2016. Mr. Jacobson was appointed as our Chief Executive Officer, effective January 1, 2017; and Director on January 26, 2017.

Prior to joining Xerox, Mr. Jacobson served as the president and chief executive officer of Presstek, becoming Chairman in 2009. Previously, Mr. Jacobson was chief operating officer of Eastman Kodak Company’s $3.6 billion Graphic Communications Group. He also served for five years as CEO of Kodak Polychrome Graphics, a $1.7 billion joint venture between Sun Chemical and Eastman Kodak.

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Robert J. Keegan

Age: 68      Director since: 2010
Xerox securities owned: 128,198 DSUs
Options/Rights: None
Occupation: Retired Chairman of the Board, Chief Executive Officer and President, The Goodyear Tire & Rubber Company; Loparex International, Director and Chairman of the Supervisory Board
Education: BA, LeMoyne College; MBA, University of Rochester
Other Directorships (past 5 years): Novan, Inc. (since 2016)

Other Background: Mr. Keegan is the former Chief Executive Officer and Chairman of the Board of The Goodyear Tire & Rubber Company, roles that he held until his retirement in 2010.  Mr. Keegan is currently Chairman of the Supervisory Board of Loparex International, a private company. Most recently, he served as an Operating Partner of Friedman Fleischer & Lowe, a venture capital and private equity firm, as well as an officer or board member of several of its portfolio companies, including serving as Chairman of the Board of Transtar Holding, Co. From 2000 to his retirement, Mr. Keegan served as President and Director of The Goodyear Tire & Rubber Company, and served as its Chief Executive Officer and Chairman of the Board from 2003 to 2010. He joined Goodyear in 2000 and held a number of leadership positions, including Chief Operating Officer. Previously he served as Executive Vice President of Eastman Kodak from 1997 until 2000. He held various marketing, financial and managerial posts at Eastman Kodak Company from 1972 through 2000, except for a two-year period beginning in 1995 when he was an Executive Vice President of Avery Dennison Corporation. Chairman of the Compensation Committee and a member of the Audit Committee of Xerox.

From his extensive leadership experience of large public companies, including chief executive officer and chairman of the board of The Goodyear Tire & Rubber Company, Mr. Keegan brings to the Board expertise relevant to Xerox, including his broad business experience, executive leadership expertise and extensive knowledge of financial and operational matters. These skills and experience are the result of his long and successful career during which he served in several leadership positions at The Goodyear Tire & Rubber Company and Eastman Kodak Company, culminating in his serving as Chairman and CEO at The Goodyear Tire & Rubber Company, a leading global company.

Cheryl Gordon Krongard

Age: 61       Director since: 2016

Xerox securities owned: 12,803 DSUs

Options/Rights: None

Occupation: Private investor; Former CEO Rothschild Asset Management

Education: BS, Iowa State University

Other Directorships (past 5 years): Legg Mason, Inc. (since 2006); Air Lease Corporation (since 2013); US Airways Group Inc. (2003-2013)

Other Background: Ms. Krongard was a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004. From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund.

Ms. Krongard brings to the Board expertise relevant to Xerox, including her vast experience in the asset management industry, extensive investment background, strategic planning and financial expertise. Ms. Krongard also has significant compensation, finance, audit and corporate governance experience acquired through her service on the boards and committees of other publicly traded companies.

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Charles Prince

Age: 67     Director since: 2008
Xerox securities owned: 10,000 common shares, 162,664 DSUs
Options/Rights: None
Occupation: Retired Chairman and Chief Executive Officer, Citigroup Inc.
Education: BA, MA and JD, University of Southern California; LLM, Georgetown University
Other Directorships (past 5 years): Johnson & Johnson (since 2006)

Other Background: Mr. Prince served as Chief Executive Officer of Citigroup Inc. from 2003 to 2007 and as Chairman from 2006 to 2007. Previously Mr. Prince served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002 and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975 and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Member of the Corporate Governance Committee and the Compensation Committee of Xerox.

Having served in several significant leadership positions in his long and successful career culminating in his serving as CEO of a global financial services company, Mr. Prince brings to the Board expertise relevant to Xerox, including a broad mix of business skills and experience, executive leadership expertise, organizational and operational management skills, international experience and knowledge of complex global business, financial and legal matters. These skills and experience are also the result of his education and his service on other public company boards and committees.

Ann N. Reese

Age: 63     Director since: 2003
Xerox securities owned: 6,654 common shares and 217,840 DSUs
Options/Rights: None
Occupation: Executive Director, Center for Adoption Policy
Education: BA, University of Pennsylvania; MBA, New York University Graduate School of Business
Other Directorships (past 5 years): Sears Holdings (since 2005); Genesee and Wyoming Inc. (since 2012); The Jones Group Inc. (2003-2011)

Other Background: Ms. Reese co-founded the Center for Adoption Policy in 2001. She served as a Principal at Clayton, Dubilier & Rice, 1999 to 2000; Executive Vice President and Chief Financial Officer of ITT Corporation from 1995 to 1998; Treasurer of ITT Corporation,from1992 to 1995; and Assistant Treasurer of ITT Corporation from 1987 to 1992. Chairman of the Corporate Governance Committee and member of the Finance Committee of Xerox.

From her broad experiences at ITT, Ms. Reese brings to the Board expertise relevant to Xerox, including her extensive executive experience in corporate finance, financial reporting and strategic planning, as well as her knowledge, perspective and corporate governance expertise. These skills and experience are the result of her long and successful career during which she served in several leadership positions, including chief financial officer and treasurer, and service on other public company boards and committees.

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Stephen H. Rusckowski

Age: 59      Director since: 2015
Xerox securities owned: 47,119 DSUs
Options/Rights: None
Occupation: Chairman, President and Chief Executive Officer of Quest Diagnostics
Education: BS in Mechanical Engineering, Worcester Polytechnic Institute; Master of Science in Management, Massachusetts Institute of Technology’s Sloan School of Management
Other Directorships (past 5 years): Quest Diagnostics (since 2012); Board of Management of Royal Phillips Electronics (2006-2012); Covidien (2013-2015)

Other Background: Mr. Rusckowski was named Chairman of the Board of Quest Diagnostics in January 2017 in addition to his role as President & Chief Executive Officer of Quest Diagnostics since May 2012. He previously served as Chief Executive Officer of Philips Healthcare from 2006 to 2012 and in various senior leadership positions at Philips Healthcare prior to that since 2001. Member of the Compensation Committee of Xerox.

From his experience as chief executive officer of multinational services businesses operating in the healthcare industry, Mr. Rusckowski brings to the Board expertise relevant to Xerox, including his extensive executive leadership experience with expertise in strategic planning, company transformation, healthcare and international operations. These skills and expertise are also strengthened by his service on other public company boards and committees.

Sara Martinez Tucker
Age: 61      Director since: 2011
Xerox securities owned: 116,425 DSUs
Options/Rights: None
Occupation: Retired Chief Executive Officer, National Math and Science Initiative; Former Under Secretary of Education in the U.S. Department of Education
Education: Bachelor of Journalism and MBA, University of Texas at Austin; honorary doctorates conferred by Boston College, the University of Maryland University College and the University of Notre Dame
Other Directorships (past 5 years): American Electric Power Co., Inc. (since 2009); Sprint Corporation (since 2013)

Other Background: Ms. Tucker is the retired Chief Executive Officer of the National Math and Science Initiative (2013-2015) and is a former Under Secretary of Education in the U.S. Department of Education (2006 – 2008). Ms. Tucker served as the chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006 and has prior experience as an AT&T executive. Member of the Corporate Governance Committee and the Finance Committee of Xerox.

Through her various leadership positions in government and education, Ms. Tucker brings to the Board expertise relevant to Xerox, including her business experience and executive leadership expertise. These skills and experience are the result of her education, service at the United States Department of Education, leadership positions at the Hispanic Scholarship Fund and her service on other public company boards and committees.

The Board of Directors recommends a vote

FOR

the election of the eleven (11) Directors nominated by the Board of Directors

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CORPORATE GOVERNANCE

Xerox is committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board of Directors; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct, as well as our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance and Finance Committees can be accessed through our website at www.xerox.com/governance. They are also available to any shareholder who requests them in writing addressed to Xerox Corporation, 201 Merritt 7, Norwalk, CT 06851-1056, Attention: Corporate Secretary. We will disclose any future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics for members of the Board of Directors and our Code of Business Conduct and our Finance Code of Conduct for our officers on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance, Corporate Governance Guidelines and committee charters.

Recent Developments

Xerox Separation

On January 29, 2016, we announced that our Board had approved management’s plan to separate our Business Process Outsourcing (BPO) business and our Document Technology and Document Outsourcing Business into two independent, publicly-traded companies (the Separation). The plan resulted in the complete legal and structural separation of our BPO business from Xerox. On December 31, 2016, the Separation was completed. Following the Separation, the BPO business is now operating as Conduent Incorporated.

Director Nomination Process

The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management, shareholders and others (see below). The Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors and that management representation on the Board should be limited to senior Company management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. As discussed above, Mr. Christodoro was selected as a director pursuant to the Company’s agreement with the Icahn Group. See Election of Directors.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfil its responsibilities. Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company at Xerox Corporation, 201 Merritt 7, Norwalk, CT 06851-1056. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and current board memberships (if any), for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received no earlier than November 11, 2017 and no later than December 11, 2017,will be considered for nomination at the 2018 Annual Meeting of Shareholders.

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Board Leadership Structure

The Board’s goal is to achieve the best board leadership structure for effective oversight and management of Xerox’s affairs. The Board believes that there is no single, generally accepted approach to providing board leadership, and that each possible leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure may vary as circumstances warrant.

The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. Our policies do not preclude the Chief Executive Officer (CEO) from also serving as Chairman of the Board. This flexibility has allowed the Board to utilize its considerable experience and knowledge to elect the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when necessary. In connection with the Separation of Xerox Corporation into two companies, our Board has reevaluated the Board’s leadership structure and determined that it would be in the best interests of the Company and its shareholders to separate the Chairman of the Board and CEO roles at this point in time. Historically the CEO and Chairman of the Board roles were held by the same person, most recently by Ms. Burns, our former CEO, who served in both positions until her retirement as CEO in December 2016. Our Board dedicated significant consideration to our leadership structure in the context of the retirement of both our Chairman and CEO and the Company’s major strategic transformation in 2016. The Board’s analysis of our leadership structure took into account many factors, including the specific needs of the Board and the business, our Corporate Governance Guidelines and the best interests of our shareholders.

Our Board believes that in the context of the transition of our CEO and the Company’s major strategic transformation, it is in the best interests of the Company to have our current director, Mr. Keegan, serve as Chairman upon the retirement of Ms. Burns as Chairman and a director at our 2017 Annual Meeting. As the former CEO and Chairman of the Board of The Goodyear Tire & Rubber Company, he brings a wealth of diverse experiences and outside perspective to his role as Chairman of the Board. Our Board believes that our non-executive Chairman also intimately knows and understands our business through his role as our director for the past seven years, which includes serving as Chairman of the Compensation Committee and member of the Audit Committee. Since our CEO will no longer serve as Chairman of the Board and our new Chairman is independent, our Chairman will assume the lead independent director’s responsibilities, which include: presiding at executive sessions of the independent directors; calling special meetings of the independent directors, as needed; addressing individual Board member performance matters, as needed; and serving as liaison on Board-wide issues between the independent directors and the CEO. For this reason, we will no longer have a lead independent director.

Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the CEO and a separate executive session attended only by the independent directors. Following our 2017 Annual Meeting, our Board will be 90 percent comprised of directors who qualify as independent directors. We will have an independent Chairman and each of our standing Board committees is now and will be comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of policy at the Board level.

Risk Oversight

Our Board of Directors has ultimate oversight responsibility for our Enterprise Risk Management (ERM) process. The Board oversees our ERM process through the Audit Committee of the Board of Directors, which previews the ERM assessment and process for subsequent review by the Board. Our ERM process is designed to strengthen our risk-management capability and to assess, monitor, and manage all categories of business risk, including strategic, operational, compliance and financial reporting. The Company’s Chief Financial Officer is responsible for the Company’s ERM function through the Enterprise Risk Steering Committee, which includes the majority of the direct reports to the CEO, as well as our Chief Information Officer, our Vice President, Financial Planning and Analysis and Global Finance Shared Services, and

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our Chief Audit Executive. The Enterprise Risk Steering Committee inspects risk mitigation plans and progress, identifies and addresses emerging risks, and shares mitigation best practices across the Company. Additionally, to ensure that ERM is integrated with our business management, the Company’s Management Committee, the Business Ethics and Compliance Office, and various Internal Control committees monitor risk exposure and the effectiveness of how we manage these risks.

While the Board of Directors has ultimate oversight responsibility for the risk management process, various committees of the Board have been delegated responsibility for certain aspects of risk management. In addition to the Audit Committee’s responsibility to oversee the overall ERM process, the Audit Committee focuses on financial risk, including risks associated with internal control, audit, financial reporting and disclosure matters, and also on our Ethics, Litigation, and Information Security/Cyber Security risk mitigation plans and progress. In addition, the Compensation Committee seeks to incent executive employees in a manner that discourages unnecessary or inappropriate risk-taking, while encouraging a level of risk-taking behavior consistent with the Company’s business strategy. In parallel, the Board’s Finance Committee oversees aspects of our Global Economy risk, and on an as needed basis, special sub-Committees are established to focus on specific business risks.

Director Independence

A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist in both its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:

1)	he or she satisfies the bright-line independence and other applicable requirements under the listing standards of the NYSE and all other applicable laws, rules and regulations regarding director independence, in each case from time to time in effect;

2)	he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the NYSE Corporate Governance Rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or one percent of such other company’s consolidated gross revenues; and

3)	in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries donated less than five percent of that organization’s charitable receipts (provided that if within the preceding three years the Company and its consolidated subsidiaries donated annual aggregate contributions in excess of $1 million or two percent of the annual consolidated gross revenue of the charitable organization, such contributions must be disclosed in the Company’s Proxy Statement).

Our Board has determined that all of the nominees for election as directors are independent under the NYSE Corporate Governance Rules and our Corporate Governance Guidelines, with the exception of Jeffrey Jacobson, our Chief Executive Officer.

In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships. See Certain Relationships and Related Person Transactions.

As a result of the aforementioned review, 90% of our nominees for election as directors are deemed to be independent.

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Certain Relationships and Related Person Transactions

Related Person Transactions Policy

The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and which exceeds $120,000 in the aggregate, is subject to review (each such transaction, a “Related Person Transaction”). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company.

No member of the Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person.”

Certain Employment Arrangements

We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire. In 2016, we had four non-executive employees who were employed by Xerox or one of its subsidiaries who received more than $120,000 in annual compensation (salary, incentive cash awards, equity awards and commissions) and are related to our current executive officers and/or directors. These are routine employment arrangements entered into in the ordinary course of business with compensation commensurate with that of their peers. The terms of their employment are consistent with the Company’s human resources policies. For 2016, the compensation for Kimberly Finley, spouse of Joseph H. Mancini Jr., our Chief Accounting Officer, was $527,280. Ms. Finley is Director, Tax Accounting at Xerox and has been with Xerox for 25 years. The remaining three employees each received less than $220,000 in compensation during 2016.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Committee Functions, Membership and Meetings

Our Board of Directors has four standing committees: Audit, Compensation, Corporate Governance and Finance. Set forth below is a list of the committees of our Board, a summary of the responsibilities of each committee, the number of committee meetings held during 2016 for each committee and a list of the members of each committee.

Audit Committee (13 meetings)

A copy of the charter of the Audit Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Audit Committee include:

•	oversee the integrity of the Company’s financial statements;

•	oversee the Company’s compliance with legal and regulatory requirements;

•	oversee the Company’s risk assessment policies and practices, including the ERM process, and preview the ERM assessment and process for subsequent review by the Board;

•	assess independent auditors’ qualifications and independence;

•	assess performance of the Company’s independent auditors and the internal audit function;

•	review the Company’s audited financial statements, including the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K;

•	review changes in working capital policies and procedures with management; and

•	review and approve the Company’s code of business conduct and ethics.
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The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included below in this Proxy Statement beginning on page 73.

Members: Richard J. Harrington; William Curt Hunter; and Robert J. Keegan

Chairman: Mr. Harrington

The Board has determined that all of the members of the Audit Committee are (1) independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and NYSE Corporate Governance Rules and (2) “audit committee financial experts,” as defined in the applicable SEC rules, and are financially literate. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification.

Compensation Committee (10 meetings)

A copy of the charter of the Compensation Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Compensation Committee include:

•	oversee development and administration of the Company’s executive compensation plans;

•	set the compensation of the CEO and other executive officers;

•	review and approve the performance goals and objectives with respect to the compensation of the CEO and other executive officers;

•	oversee the evaluation of the CEO and other executive officers;

•	have sole authority to retain and terminate the consulting firms engaged to assist the Compensation Committee in the evaluation of the compensation of the CEO and other executive officers;

•	be directly responsible for oversight of the work of the compensation consultants, including determination of compensation to be paid to any such consultant by the Company;

•	conduct an independence assessment of any compensation consultants to the Compensation Committee, including consideration of the six independence factors required under SEC rules and NYSE listing standards; and

•	review and approve employment, severance, change-in-control, termination and retirement arrangements for executive officers.

The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (CD&A) with management, and has recommended to the Board that the CD&A be included in the Company’s Proxy Statement (beginning on page 27) and incorporated by reference in the Company’s 2016 Annual Report on Form 10-K. The CD&A discusses the material aspects of the Company’s compensation objectives, policies and practices. The Compensation Committee’s report appears on page 55 of this Proxy Statement.

The Compensation Committee has not delegated its authority for compensation for executive officers. The Compensation Committee has, however, delegated authority under the Company’s equity plan to the CEO to grant equity awards to employees who are not executive officers or officers directly reporting to the CEO. The CEO is also responsible for setting the compensation of, reviewing performance goals and objectives for, and evaluating officers who are not executive officers.

Executive officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Chief Human Resources Officer. The Chief Financial Officer confirms the Company’s financial results used by the Compensation Committee to make compensation decisions. The Chief Financial Officer attends Compensation Committee meetings to discuss financial targets and results for the Annual Performance Incentive Plan and the Executive Long-Term Incentive Program as described in the CD&A. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO.

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The Compensation Committee has retained Frederic W. Cook & Co., Inc. (FW Cook) as an independent consultant to the Compensation Committee. FW Cook provides no services to management and provides an annual letter to the Compensation Committee regarding its independence, which the Compensation Committee reviews and determines whether there is any conflict of interest. Based on its review for 2016, the Compensation Committee determined that FW Cook’s work has not raised any conflict of interest and that such firm is independent. The consultant’s responsibilities are discussed on page 35 of this Proxy Statement.

Members: Robert J. Keegan; Charles Prince; and Stephen H. Rusckowski.

Chairman: Mr. Keegan

The Board has determined that all of the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and NYSE Corporate Governance Rules. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an “outside director” as defined in section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

Corporate Governance Committee (5 meetings)

A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Corporate Governance Committee include:

•	identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;

•	advise the Board regarding Board composition, procedures and committees;

•	develop, recommend to the Board and annually review the corporate governance principles applicable to the Company;

•	review significant environmental and corporate social responsibility matters;

•	administer the Company’s Related Person Transactions Policy;

•	evaluate and recommend director compensation to the Board; and

•	oversee the annual Board and committee evaluation processes.

The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: Jonathan Christodoro, Charles Prince; Ann N. Reese; and Sara Martinez Tucker

Chairman: Ms. Reese

The Board has determined that all of the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Finance Committee (9 meetings)

A copy of the charter of the Finance Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Finance Committee include:

•	review the Company’s cash position, capital structure and strategies, financing strategies, insurance coverage and dividend policy;
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•	review the adequacy of funding of the Company’s funded retirement plans and welfare benefit plans in terms of the Company’s purposes; and

•	review the Company’s policy on derivatives and annually determine whether the Company and its subsidiaries shall enter into swap and security-based swap transactions that are not cleared with a Commodity Exchange Act registered clearing organization.

Members: Jonathan Christodoro, William Curt Hunter; Ann N. Reese; and Sara Martinez Tucker.

Chairman: Mr. Hunter

The Board has determined that all of the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Attendance and Compensation of Directors

Attendance: 20 meetings of the Board of Directors and 37 meetings of the Board committees were held in 2016. All incumbent directors attended at least 75 percent of the total number of meetings of the Board, and Board committees on which they served, during the period in which they served as a Xerox director. The Company’s policy generally is for all members of the Board to attend the Annual Meeting of Shareholders. All nominees who were serving as directors at the time attended the 2016 Annual Meeting of Shareholders. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Summary of Annual Director Compensation

Compensation for our directors is determined by the Corporate Governance Committee and approved by the full Board. Directors who are our employees receive no additional compensation for serving as a director. Accordingly, Ms. Burns did not receive any additional compensation for her service on the Board during 2016.

During 2016, the annual cash retainer for directors was $80,000; the value of the annual equity retainer for directors was $130,000; the chairman of the Audit Committee received an additional $20,000; Audit Committee members each received an additional $10,000; the chairman of the Compensation Committee received an additional $15,000; Compensation Committee members each received an additional $7,500; the chairmen of the Corporate Governance and Finance Committees each received an additional $10,000; and the Lead Independent Director received an additional $25,000.

During 2016, the Corporate Governance Committee engaged FW Cook to provide benchmark compensation data. Upon review of this data, the Corporate Governance Committee recommended that the Board increase director compensation and, as a result, the Board amended the director compensation plan effective January 1, 2017. Beginning January 1, 2017, the annual cash retainer for directors is $80,000; the value of the annual equity retainer for directors is $180,000; the chairman of the Audit Committee receives an additional $30,000; Audit Committee members each receive an additional $15,000; the chairman of the Compensation Committee receives an additional $20,000; Compensation Committee members each receive an additional $12,500; the chairmen of the Corporate Governance and Finance Committees each receive an additional $15,000; the Corporate Governance and Finance Committee members each receive an additional $10,000; and the Lead Independent Director receives an additional $30,000. The non-executive chairman of the Board will receive an additional $175,000. Directors do not have an option to receive additional equity in lieu of cash. Directors also receive reimbursement for out-of-pocket expenses incurred in connection with their service on the Board.

Each non-employee director is required to establish a meaningful equity ownership interest in the Company. This equity ownership interest is achieved by paying the director’s annual equity retainer in DSUs. By serving on the Board of Directors for a period of approximately one and a half years, a director would hold DSUs equivalent in value (as of date of grant) to at least three times a director’s current annual cash retainer. All of our independent directors (except for Jonathan Christodoro, who was appointed to the Board in June, 2016 and Joseph J. Echevarria, Cheryl Gordon Krongard and Gregory Q. Brown, who were each appointed to the Board effective in January 2017) currently hold DSUs in excess of this amount. The longer a director serves on the Board and is paid an equity retainer in the form of DSUs, the larger his or her equity ownership interest in the Company becomes because, by their terms, all DSUs are required to be held by directors until the earlier of one year after the termination date of Board service or the date of death.

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Each non-employee director is also prohibited from engaging in short-swing trading and trading in puts and calls with respect to Xerox stock and is prohibited from using any strategies or products to hedge against the potential changes in the value of Xerox stock. In addition, under the Company’s insider trading policy, directors are effectively precluded from pledging Xerox stock as collateral since their stock can only be sold during “window” periods and under trading plans pursuant to SEC Rule 10b5-1, and therefore is not available to be sold at any time.

DSUs are a bookkeeping entry that represent the right to receive one share of the Company’s Common Stock at a future date. DSUs include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of Common Stock would be entitled to receive in dividends. The DSUs are issued under the 2004 Directors Plan, which was approved by Xerox shareholders at the 2004 Annual Meeting of Shareholders and amended and restated, with shareholder approval, in 2013. Individually, the compensation for each non-employee director during fiscal year 2016 was as follows:

					Change in
					Pension
					Value and
	Fees				Non-Qualified
	earned			Non-Equity	Deferred
	or paid in	Stock	Option	Incentive Plan	Compensation	All Other
	cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name of Director(1)	($)	($) (2)	($)	($)	($)	($) (3)	($)
Jonathan Christodoro	40,000	65,000	-	-	-	-	105,000
Richard J. Harrington	100,000	130,000	-	-	-	-	230,000
William Curt Hunter	102,500	130,000	-	-	-	-	232,500
Robert J. Keegan	105,000	130,000	-	-	-	-	235,000
Charles Prince	87,500	130,000	-	-	-	-	217,500
Ann N. Reese	115,000	130,000	-	-	-	-	245,000
Stephen H. Rusckowski	87,500	130,000	-	-	-	-	217,500
Sara Martinez Tucker	80,000	130,000	-	-	-	-	210,000

(1)	Mr. Christodoro was appointed to the Board effective June 27, 2016. Mr. Echevarria and Ms. Krongard were each appointed to the Board effective January 1, 2017. Mr. Brown was appointed to the Board effective January 26, 2017.

(2)	The cash value of compensation awarded in the form of DSUs is reflected in this column. The amount presented in this column reflects the aggregate grant date fair value of the DSUs awarded during 2016 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718, Compensation – Stock Compensation.

The total number and value of all DSUs (including dividend equivalents) as of the end of 2016 (based on the pre-converted year-end closing market price of our Common Stock of $8.73) and pre-converted DSU’s held by each director is as follows: Mr. Christodoro 6,792 ($59,294) ; Mr. Harrington, 145,628 ($1,271,332); Mr. Hunter, 168,962 ($1,475,038); Mr. Keegan, 87,345 ($762,522); Mr. Prince, 113,435 ($990,288); Ms. Reese, 155,197 ($1,354,870); Mr. Rusckowski, 25,974 ($226,753); and Ms. Tucker, 78,433 ($684,720).

(3)	In accordance with applicable SEC rules, dividend equivalents paid in 2016 on DSUs are not included in “All Other Compensation” because those amounts were factored into the grant date fair values of the DSUs.

For information on compensation for Ursula M. Burns, our former Chief Executive Officer who will step down as our Chairman and a director at the 2017 Annual Meeting, and Jeffrey Jacobson, our director who is also the Chief Executive Officer of Xerox, see the executive compensation tables beginning on page 56.

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SECURITIES OWNERSHIP

Ownership of Company Securities

We are not aware of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of December 31, 2016, except as set forth below(1).

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	Mr. Carl C. Icahn c/o Icahn Capital LP 767 Fifth Ave, Suite 4700 New York, NY 10153	99,030,026 (2)	9.8%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	90,678,683 (3)	8.9%
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	64,731,267 (4)	6.4%
Common Stock	Darwin Deason 5956 Sherry Ln., Suite 800 Dallas, TX 75225	61,748,697 (5)	6.0%

(1)	The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the most recent Schedule 13G or 13G/A (or in the case of Mr. Icahn, the most recent Schedule 13D/A) filed by the named entity with the SEC. BlackRock, Inc. is a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”), and has subsidiaries that are also investment advisers under the Investment Advisers Act with beneficial ownership of the reported shares.

(2)	Represents shares of Xerox common stock held by the following group of entities associated with Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”) (collectively, the “Reporting Persons”). The principal business address of (i) each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

The Reporting Persons may be deemed to beneficially own, in the aggregate, 99,030,026 shares of Xerox common stock, representing approximately 9.78% of the outstanding shares of Xerox common stock (based upon the 1,013,002,305 shares of Xerox common stock stated to be outstanding as of March 31, 2016 by Xerox in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 29, 2016).

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High River has sole voting power and sole dispositive power with regard to 19,806,005 shares of Xerox common stock. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Xerox common stock. Icahn Master has sole voting power and sole dispositive power with regard to 32,815,099 shares of Xerox common stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Xerox common stock. Icahn Partners has sole voting power and sole dispositive power with regard to 46,408,922 shares of Xerox common stock. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Xerox common stock.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares of Xerox common stock which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares of Xerox common stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares of Xerox common stock which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Xerox common stock for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares of Xerox common stock which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Xerox common stock for all other purposes.

The immediately preceding information in this footnote is based solely on the Schedule 13D/A filed with the SEC on June 27, 2016 by Mr. Icahn and entities associated with Mr. Icahn.

(3)	The Vanguard Group, Inc. and its subsidiary companies have sole voting power for 1,367,635 shares, sole dispositive power for 89,161,870 shares, shared dispositive power for 1,516,813 shares and shared voting power for 170,852 shares.

(4)	BlackRock, Inc. and its subsidiary companies have sole voting power for 54,649,592 shares and sole dispositive power for 64,731,267 shares, and have no shared voting power or shared dispositive power for any of the shares.

(5)	Based solely on the Schedule 13G/A filed on January 30, 2017, Darwin Deason has sole voting power and sole dispositive power for 61,748,697 shares, and has no shared dispositive or shared voting power for any of the shares.
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Shares of Common Stock of the Company owned beneficially by the directors and nominees for director, each of the executive officers named in the Summary Compensation Table and all directors and current executive officers as a group, as of February 28, 2017, were as follows:

Name of Beneficial Owner	Amount Beneficially Owned	Total Stock Interest
Gregory Q. Brown	0	0
Ursula M. Burns*	2,385,907	4,877,273
Jonathan Christodoro	0	21,777
Joseph J. Echevarria	0	12,803
Richard J. Harrington	856	206,051
William Curt Hunter	50	236,078
Jeffrey Jacobson*	86,810	769,264
Robert J. Keegan	0	128,198
Cheryl Gordon Krongard	0	12,803
Sarah Hlavinka McConnell	0	0
William Osbourn, Jr.	0	163,281
Charles Prince	10,000	172,664
Ann N. Reese	6,654	224,494
Stephen H. Rusckowski	0	47,119
Sara Martinez Tucker	0	116,425
Leslie F. Varon*	197,747	397,322
Ashok Vemuri* **	0	133,690
Robert K. Zapfel* **	40,000	247,841
All directors and executive officers as a group (15) ***	2,948,862	8,912,336

*	Effective upon the Separation, Ms. Burns stepped down as our Chief Executive Officer, and Mr. Jacobson assumed this role. Ms. Burns remained in her role as Chairman of the Board and will step down from this position at the 2017 Annual Meeting. Mr. Vemuri assumed the role of Chief Executive Officer of Conduent upon the Separation. Also effective upon Separation, our new Chief Financial Officer assumed that role and Ms. Varon moved into a transitional role pending her separation from Xerox later in 2017. Mr. Zapfel separated from Xerox following the Separation.

**	The ownership information for Mr. Vemuri and Mr. Zapfel is based upon information available to the Company as of December 31, 2016.

***	The group information is as of February 28, 2017. The group excludes Mr. Vemuri and Mr. Zapfel since their ownership information is as of December 31, 2016. Ms. Varon is excluded because she was no longer an executive officer on February 28, 2017.

Percent Owned by Directors and Executive Officers: Each director and executive officer beneficially own less than 1% of the aggregate number of shares of Common Stock outstanding at February 28, 2017. The amount beneficially owned by all directors and executive officers as a group also amounted to less than 1%.

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Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered beneficially owned by the directors and executive officers in accordance with SEC rules. Shares of Common Stock which executive officers and directors had a right, within 60 days of February 28, 2017, to acquire upon the exercise of options or rights or upon vesting of performance shares, DSUs or restricted stock units are included. Shares held in a grantor retained annuity trust or by family members and vested shares, the receipt of which have been deferred under one or more equity compensation programs, are also included. All these are counted as outstanding for purposes of computing the percentage of Common Stock outstanding and beneficially owned by such person.

Total Stock Interest: The numbers shown include the amount shown in the Amount Beneficially Owned column plus options held by directors and executive officers not exercisable within 60 days of February 28, 2017 and DSUs, performance shares and restricted stock units not subject to vesting within 60 days of February 28, 2017. The numbers also include the interests of executive officers and directors in the Deferred Compensation Plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act (Section 16) requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock of the Company, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Directors, executive officers and greater than ten percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required to be filed with the SEC, the Company believes that all reports for the Company’s directors and executive officers that were required to be filed under Section 16 during the fiscal year ended December 31, 2016 were timely filed, except for Jonathan Christodoro and Joseph Mancini who each had one late filing.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2016 was an extraordinary and pivotal year for our company. As described above, on January 29, 2016, we announced that our Board had approved management’s plan to separate our Business Process Outsourcing (BPO) business from our Document Technology and Document Outsourcing business, with each of the businesses operating as an independent, publicly-traded company (the Separation).

In addition to our regular operations and the delivery of challenging business results, there was significant focus by the Company on the very demanding expectation that the Separation be completed in 11 months. This was a significant undertaking on a very short timeline. Although challenging, the Separation was well executed and successfully completed on schedule on December 31, 2016, with the BPO business now operating as Conduent Incorporated (Conduent).

Management was heavily focused on the successful completion of the Separation and the measures necessary to drive change, including the formation of a new and experienced leadership team. Several unique actions were taken by our Compensation Committee with respect to our 2016 executive compensation program to incent and retain our executives for the extraordinary effort required to accomplish the Separation in less than one year.

The overall financial operational results of the company during 2016 were mixed. While the Technology business fell short of the revenue plan and faced currency headwinds, we were able to mitigate the impact on profit by maintaining margins in our target range supported by significantly reducing our cost base through the strategic transformation program which delivered $550 million of gross savings, exceeding our goal. In Services, revenue was lower year-over-year driven by declines in BPO, partially offset by growth in Document

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Outsourcing. Services margins improved year-over-year driven by BPO cost transformation as well as the decision to curtail the Medicaid platform implementation in two states. Operating cash flow of $1.1 billion, driven by strong Technology cash flow, was on plan for the year. We returned significant cash to our shareholders via dividends of $331 million, and finished the year with a strong cash position.

Named Executive Officers

Our executive compensation program plays an important role in attracting, retaining and rewarding individuals with the ability, drive and vision to lead our business, support our long-term success and deliver shareholder value. Our named executive officers and their respective titles for fiscal year 2016 were:

Ursula M. Burns	Chairman and Chief Executive Officer
Leslie F. Varon	Vice President and Chief Financial Officer
Ashok Vemuri	Executive Vice President; Chief Executive Officer, Xerox Services
Jeffrey Jacobson	Executive Vice President; President, Xerox Technology
Robert K. Zapfel	Executive Vice President; President, Xerox Services

Effective upon the Separation, Ms. Burns stepped down as our Chief Executive Officer, and Mr. Jacobson assumed this role. Ms. Burns remained in her role as Chairman of the Board and will step down from this position at the 2017 Annual Meeting. Mr. Vemuri assumed the role of Chief Executive Officer of Conduent upon the Separation. Also effective upon Separation, our new Chief Financial Officer assumed that role and Ms. Varon moved into a transitional role pending her separation from Xerox later in 2017. Mr. Zapfel separated from Xerox following the Separation.

During the year, there were significant succession planning and transition efforts underway to ensure a smooth Separation.

Linking Pay to Performance

We structure our compensation to attract and retain first-class executive talent, reward past performance and motivate future performance. Our executive compensation program is designed to pay for performance and the creation of long-term shareholder value, and to align executive compensation with our business strategy. By making performance a substantial element of executive compensation, we link our executives’ interests to the interests of our shareholders. Accordingly, we reward named executive officers when the Company achieves short- and long-term performance objectives and scale down or eliminate compensation when the Company does not achieve those objectives. When determining payouts under the short-term incentive program, the Compensation Committee considers the achievement of the performance against the goals established under the program.

Our actual 2016 payouts under the short-term and long-term incentive programs demonstrate alignment of our pay with our mixed performance against the targets set by the Compensation Committee. In February of 2017, the Compensation Committee reviewed the performance of the Company and approved a payout under our annual incentive program of 93% of target and a payout under our 2014-2016 long-term incentive program of 12.91% of target (refer to pages 42 and 46 for a description of performance under these plans).

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The below is a summary of the Chief Executive Officer (CEO) total realized compensation for the prior three years (2014-2016) with the Company’s performance, as measured by three-year TSR. While Xerox’s TSR decreased 22.5%, the total realized compensation was 67.5% of target total compensation for the same period. For the year 2016, the CEO total realized compensation was 38.1% of target compensation.

Total Target Compensation:

Salary + Target Bonus + Target Grant Date Fair Value of Equity Awards

Total Proxy Compensation:

Total reported compensation in the Summary Compensation Table less change in pension value and all other compensation

Total Realized Compensation:

Salary + Annual Bonus paid + Value of Equity Awards earned/vested from 2014-2016

*Amounts in millions.

Year	Total Target Compensation	Actual Salary	Actual Bonus	Actual E-LTIP	Total Realized Compensation	Realized Compensation as a % of Target
2014	$ 11,050,002	$ 1,100,00	$ 1,980,000	$5,612,693	$8,692,693	78.7%
2015	$ 11,292,513	$ 1,100,00	$ 1,166,453	$7,955,181	$10,221,634	90.5%
2016	$ 13,000,008	$ 1,100,00	$ 2,046,000	$1,804,918	$4,950,918	38.1%
Total	$ 35,342,523	$ 3,300,00	$ 5,192,453	$15,372,792	$23,865,245	67.5%

Total Proxy Compensation reported for 2014 is disproportionately high because it includes the delayed 2013 Executive Long-Term Incentive Program (E-LTIP) performance share award granted on January 1, 2014 in addition to the 2014 E-LTIP performance share award, per SEC disclosure rules. The 2013 E-LTIP performance share award is not included in the calculation of Total Target Compensation for 2014 as we consider this award part of 2013 target compensation for the CEO. The realized value of this award is included in Total Realized Compensation for 2016 even though the award vested on January 1, 2017 as it covered the 2013-2015 performance period and, if not for the delay in the grant date, would have been realized in 2016. See Performance and Payouts under Prior E-LTIP Awards for additional information on alignment of pay and performance based on payouts of prior stock awards.

2014 pay as reported is disproportionately high because it includes the delayed 2013 performance share.

In order to ensure the successful completion of the Separation and solidify the future management of the Company, there were several compensation actions taken in 2016 that were not consistent with our historical practices. As a result, 54% of Ms. Burns’ target compensation and, on average, approximately 52% of target compensation for each of the other named executive officers was performance-based. In 2017, the Company has resumed compensation practices consistent with our pay philosophy where generally, two-thirds or more of pay for our named executive officers is performance-based, which means it is at risk and varies from year to year.

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Program	2015 (Business as Usual)	2016 (Transition Year)	2017 (Return to Historical Practices)*
Short-Term Incentives	3 financial performance measures	3 financial performance measures 1 Separation performance measure	3 financial performance measures 1 cost savings performance measure (under our strategic transformation program)
Long-Term Incentives	100% performance shares Performance goals based on 3-year cumulative performance results**	50% performance shares

Performance goals based on 1-year performance results for 2016 (due to impending Separation and difficulty in setting 3-year goals) with 3-year vesting

		50% restricted stock units	75% performance shares Performance goals based on 3-year cumulative performance results 25% restricted stock units

*	See Looking Ahead to 2017 below for additional information.

**	The 2015 E-LTIP performance goals were set based on 3-year cumulative performance. Performance for 2015 and 2016 is based on actual performance achievement against the pre-established performance goals. Since the 2017 goals applied to the combined company, they are no longer applicable and performance during 2017 has been deemed to be achieved at target. See Separation Adjustments to Outstanding E-LTIP Awards for additional information.

Shareholder Outreach and Engagement

Xerox is committed to fostering strong ongoing communications and engagement with our shareholder base. We regularly meet and speak with our larger shareholders during one-on-one meetings and phone calls which include governance reviews. In these meetings, we discuss overall strategy, corporate governance and the executive compensation program and principles, and learn about the individual perspectives of each investor. We carefully consider the feedback from these investor interactions when reviewing our business, corporate governance and executive compensation practices.

Looking Ahead to 2017

For 2017, the Compensation Committee has resumed its historical compensation practices which include the following:

•	A new peer group was developed, consistent with our historical practice, to align with the new Xerox, and was used to determine 2017 compensation for our named executive officers.

•	A short-term incentive program that includes three financial performance measures: revenue growth, operating cash flow and a new measure related to adjusted pre-tax income. Another new measure has been added for achieving cost savings under our strategic transformation program.

•	A long-term incentive program that includes awards primarily granted in performance shares (75% in performance shares and 25% in restricted stock units). Performance shares will be based on achieving three-year cumulative performance goals for: revenue growth, operating cash flow and adjusted EPS. The calculation for adjusted EPS will exclude share repurchases to the extent they have an impact of more than 2% on adjusted EPS.
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Summary of 2016 Compensation Actions

The primary elements of our executive compensation program for the named executive officers are:

•	base salary

•	short-term incentives

•	long-term incentives

•	pension and savings plans

•	perquisites and personal benefits

•	change-in-control benefits

The Compensation Committee made several decisions regarding the compensation of named executive officers in 2016 as summarized below.

Base Salaries

Mr. Jacobson received a base salary increase effective April 1, 2016, as part of our annual review process, to reflect his level of responsibility and better align with internal comparators. Thereafter, following the decision to appoint Mr. Jacobson to succeed Ms. Burns as CEO of Xerox upon Separation and in consideration of the challenges required to prepare for the successful Separation, the Compensation Committee approved a two-step salary increase for Mr. Jacobson. The first increase, effective July 1, 2016, compensated him for the additional responsibilities he took on as a result of the Separation and his transition to CEO, and the second salary increase, effective January 1, 2017, compensated him for his new role as CEO. All other named executive officer base salaries for 2016 remained unchanged from 2015.

For further information on base salaries, see 2016 Compensation for the Named Executive Officers—Base Salary.

Short-Term Incentives

The 2016 performance measures and weightings for our Annual Performance Incentive Program (APIP) were: adjusted EPS (20%), constant currency revenue growth (20%), operating cash flow (20%) and an assessment by the Compensation Committee, with input from the CEO, of the successful completion of the Separation (40%). The Separation measure was added only for 2016 and given significant weighting to emphasize the challenges, effort and focus required for a successful Separation.

The focus required for the successful completion of the Separation by the end of 2016 resulted in the inclusion of this important Separation measure in the 2016 APIP.

Performance for 2016 with respect to adjusted EPS, constant currency revenue growth and operating cash flow were between the threshold and target goals established by the Compensation Committee. Based on the successful completion of the Separation as intended, by January 1, 2017, it was determined that the payout factor for the Separation measure was achieved at target. Management recommended to the Compensation Committee an overall payout factor that reflected Company performance results for all four measures.

The Compensation Committee approved an increase to Mr. Jacobson’s APIP target award opportunity, effective July 1, 2016, for the reasons described above under Base Salaries. The Compensation Committee also increased Ms. Varon’s APIP target award opportunity for 2016 after a review of internal and peer group compensation.

For more information on short-term incentives, see 2016 Compensation for the Named Executive Officers—Short-Term Incentives.

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Long-Term Incentives

Because the Company planned to separate at the end of 2016, setting three-year performance goals for the entire enterprise was not practicable. Instead, the Compensation Committee made a one-time determination to replace our three-year performance award program with a transitional E-LTIP program, in which 50% of the award would be based on achieving one-year performance goals measured from January 1, 2016 through December 31, 2016 and 50% would be based on service only. The grant date for both portions of this award was July 1, 2016 and all earned shares will vest three years from the grant date. The 2016 performance measures and weightings for the portion of the award granted as performance shares were the same as the 2015 E-LTIP: adjusted EPS (50%), revenue growth (30%) and adjusted operating cash flow (20%) measured for fiscal 2016 performance only. The Committee also made certain adjustments to the outstanding 2015 E-LTIP awards to take into account the impact of the Separation which was not contemplated when the awards were granted.

Based in part on a review of the historical competitiveness of Ms. Burn’s long-term incentive awards in comparison to our peer group median and a review of long-term incentive trends over time, in May 2016, the Board of Directors increased Ms. Burns’ 2016 target E-LTIP for her continued leadership in overseeing the Separation of the Company and her efforts towards leadership development and CEO succession planning. The target grant date value of the award for Mr. Zapfel was reduced to better align with his internal peers.

For Ms. Burns, in recognition of her leadership and for purposes of retention during the process leading up to the Separation and the orderly transition to the new CEO, the Compensation Committee approved special vesting terms for her 2016 E-LTIP award discussed below under “Long-Term Incentives - Compensation Committee Actions Relating to E-LTIP Awards.”

Because Ms. Varon’s prior annual E-LTIP award did not reflect her responsibilities as Chief Financial Officer, she received a special restricted stock unit (RSU) retention award on January 1, 2016, subject to three-year cliff vesting, in connection with her assumption of the Chief Financial Officer (CFO) role. This award provides for proration for the number of full months she is employed by Xerox during the vesting period.

For more information on long-term incentives, see 2016 Compensation for the Named Executive Officers—Long-Term Incentives.

Separation Incentive Award Program

In light of the multiple and varied challenges in executing the announced Separation, the Compensation Committee felt it was beneficial to the Company and shareholders to provide a special Separation incentive award program for select executives key to the success of the Separation to recognize the work required to accomplish this challenging 2016 goal. The Separation incentive award program was also structured to retain executives beyond the Separation to guide the Company as a global leader in document management and outsourcing and drive shareholder value. Under this program, the Committee approved cash Separation incentive awards to be paid on the one-year anniversary of the Separation for Mr. Jacobson and Ms. Varon. These cash awards will be paid if they remain an employee of Xerox on the payment date or their employment is terminated not for cause or upon death. Mr. Jacobson also received a RSU Separation incentive award in July 2016, subject to three-year cliff vesting.

In 2016, the Compensation Committee took unusual one-time actions to ensure the continuity and the focus of the Company’s leadership team and position the Company for the future.
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Other Arrangements

In May 2016, in connection with the Separation, the Company and Ms. Burns entered into a letter agreement pursuant to which she would continue in her role as the Company’s Chairman of the Board and Chief Executive Officer until the earlier of January 31, 2017 or completion of the Separation, at which time she would step down as Chief Executive Officer and continue as Chairman. Ms. Burns stepped down as Chief Executive Officer upon the December 31, 2016 Separation. The letter agreement provided that Ms. Burns’ base salary and target bonus would remain unchanged for 2016 and provided for an increase to her 2016 target long-term incentive award as described above. The letter agreement also provides for Ms. Burns’ 2017 compensation arrangements during her continuation as Board Chairman which includes a 44% reduction in total target compensation.

In 2016, the Compensation Committee also determined the compensation arrangement of Mr. Jacobson in connection with his appointment as our new Chief Executive Officer following the Separation. The Company also entered into an agreement with Mr. Vemuri in connection with his appointment to serve as the Chief Executive Officer of Conduent following the Separation.

For more information on these arrangements, see Named Executive Officers with Unique Compensation Arrangements.

Total Compensation

Complete compensation information for our named executive officers appears in the Summary Compensation Table on page 56. The following table shows annual base salary, target and actual short-term incentive (APIP), and annual target long-term incentive (E-LTIP) compensation for 2016:

Executive	Annual Base Salary	Target Short-Term Incentive (% of Salary)	Actual Short-Term Incentive (% of Target)	Target Long-Term Incentive (Grant Date Value on 7/1/16)	Total Target Compensation (base + short - term + long-term incentives)
Ursula M. Burns	$1,100,000	200%	93%	$9,700,000	$13,000,000
Leslie F. Varon*	$700,000	100%	93%	$600,000	$2,000,000
Ashok Vemuri*	$1,000,000	150%	93%	$2,500,000	$5,000,000
Jeffrey Jacobson*	$900,000	150%	93%	$3,000,000	$5,250,000
Robert K. Zapfel	$800,000	100%	93%	$3,000,000	$4,600,000

*	The table does not reflect the following awards: Separation incentive awards described above for Mr. Jacobson and Ms. Varon, Ms. Varon’s special January 1, 2016 RSU retention award, or Mr. Vemuri’s sign-on awards, as described below under Named Executive Officers with Unique Compensation Arrangements – Ashok Vemuri.
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OUR EXECUTIVE COMPENSATION PRINCIPLES

The following core principles reflect our philosophy with respect to compensation of the named executive officers. These principles, established and refined from time to time by the Compensation Committee, are intended to promote improved financial performance; to hold our senior executives personally accountable for the performance of the business units, divisions or functions for which they are responsible; and to motivate our senior executives to collectively make decisions about the Company that will deliver enhanced value to our shareholders over the long term.

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GOVERNANCE OF THE EXECUTIVE COMPENSATION PROGRAM

Oversight

The Compensation Committee administers the executive compensation program on behalf of the Board and our shareholders. The members of the Compensation Committee are Robert J. Keegan, who joined the Compensation Committee on January 1, 2011 and has served as the Committee chair since July 17, 2014; Charles Prince, who joined the Compensation Committee on May 20, 2014; and Stephen H. Rusckowski, who joined the Compensation Committee on May 20, 2015. All members of the Compensation Committee are independent directors in accordance with applicable NYSE standards, including heightened independence requirements for Compensation Committee members. Their biographies appear beginning on page 9 of this Proxy Statement.

The Compensation Committee’s responsibilities are discussed beginning on page 20 of this Proxy Statement. A complete description of the Compensation Committee’s responsibilities and functions appears in its charter, which can be found on our website at www.xerox.com/governance.

Independent Consultant

The Compensation Committee has retained the services of an independent compensation consulting firm, FW Cook, to assist with its responsibilities. FW Cook reports only to the Compensation Committee and has not performed any other work for the Company since being retained as an independent consultant to the Compensation Committee. As provided in its charter, the Compensation Committee has the authority to determine the scope of FW Cook’s services and may terminate their engagement at any time.

During fiscal 2016, FW Cook provided the following services:

•	regularly updated the Compensation Committee on trends in executive compensation, including providing proactive advice on emerging trends and best practices;

•	reviewed officer compensation levels and the Company’s overall performance compared to a peer group made up of organizations with which the Company is likely to compete for executive expertise, and/or share with the Company a similar business model in one or more areas;

•	reviewed incentive compensation designs for short-term and long-term programs;

•	advised the Compensation Committee on peer group companies for pay and performance comparisons;

•	conducted a competitive compensation analysis of director compensation;

•	reviewed the Compensation Discussion and Analysis and related compensation tables for this Proxy Statement;

•	reviewed Compensation Committee meeting materials with management and the Committee chair before distribution;

•	attended Compensation Committee meetings, including meetings in executive session, as requested by the Committee chair;

•	offered independent analysis and input on CEO compensation; and

•	advised on Separation-related compensation actions and executive leadership structure.
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Best Practices

The Compensation Committee regularly reviews executive compensation best practices and makes changes to the Company’s programs as appropriate.

Our program reflects best practices as follows:
What We Do:
✓	Emphasize pay for performance to align executive compensation with our business strategy and promote creation of long-term shareholder value.

✓	Use peer group pay as a reference point to determine total target compensation within +/- 20% of the peer group median.

✓	Majority of equity grants are typically provided in performance shares with three-year cliff vesting. (2016 E-LTIP awards were an exception due to the pending Separation.)

✓	Stock plans have double trigger vesting upon a change in control.

✓	Have clawback provisions to recover short- and long-term incentive compensation, non-qualified pension benefits and salary continuance.

✓	Executive officers are subject to stock ownership and post-retirement stock holding requirements.

✓	Have non-compete and non-solicitation agreements that apply during employment and after leaving the Company.

✓	Have minimal executive perquisites.

✓	Design compensation programs with controls to mitigate risk.

✓	Beginning in 2017, the calculation of adjusted EPS for purposes of short- and long-term incentives will exclude share repurchases to the extent they have a greater than 2% impact on adjusted EPS.

What We Don’t Do:

×	Do not accrue additional benefits under our Unfunded Supplemental Executive Retirement Plan (SERP) or our other nonqualified pension plans, which were frozen in 2012.

×	Do not pay tax gross-ups on perquisites.

×	Do not provide excessive change-in-control severance arrangements for executive officers or excise tax gross ups in such arrangements.

×	Compensation Committee’s independent consultant does not perform any other services for Xerox.

×	Executive officers may not hedge or pledge Xerox stock.

×	Do not provide employment agreements (other than in connection with new hire arrangements).

×	Do not pay dividends or dividend equivalents on unearned restricted stock units and performance shares.

Risk Assessment

The Compensation Committee believes that our programs encourage positive behavior while balancing risk and reward, consistent with the interests of our shareholders. Management conducts risk assessments each year and presents the findings to the Compensation Committee. Based on the assessment of programs covering our employees and executives for 2016, the Compensation Committee determined that our compensation plans, programs and practices do not motivate behavior that is reasonably likely to have a material adverse impact on the Company. Our assessment included reviews of our internal controls, clawback provisions (including those for engaging in detrimental activity), ownership requirements, overlapping performance periods and vesting schedules, the balance of short- and long-term incentives, and performance goals which are tied to multiple financial metrics.

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PROCESS FOR SETTING COMPENSATION

Competitive Market Information

Each year, the Compensation Committee receives a report comparing the compensation of our named executive officers with the compensation of the named executive officers of the companies in our peer group. This comparison includes peer group compensation data from the most recent proxy statements for these elements of pay:

•	base salary

•	short-term incentives

•	total cash compensation (base salary plus short-term incentives)

•	long-term incentives

•	total compensation (total cash compensation plus long-term incentives)

The Compensation Committee reviews the peer group total target compensation (including the individual elements noted above) for each named executive officer, with the median as the primary competitive reference point, but does not use that data as a specific benchmark or to match a specific percentile of the market. The competitive peer group market data is prepared, analyzed and presented to the Compensation Committee by FW Cook, the Committee’s independent compensation consultant. FW Cook also presents a broader set of survey data, as prepared by Mercer, the compensation consultant to management.

Each year, FW Cook also conducts an analysis of actual named executive officer compensation and the Company’s overall performance compared to actual compensation and performance of the peer group companies. The Compensation Committee reviews the Company’s performance in relation to the peer group (including total shareholder return compared to the Xerox peer group, the S&P 500 and an industry group composed of companies in the S&P 500 IT Index) when setting compensation.

Peer Group

Mercer typically collects the data that is used by our independent compensation consultant to help determine the composition of our peer group. Mercer provides these and other consulting services to Xerox management and has not performed any work directly for the Compensation Committee.

We believe our peer group companies on the whole are appropriate in size (considering revenue, enterprise value and assets) and also are:

•	companies with which we are likely to compete for executive talent; and/or

•	companies that share a similar business model or similar business content in one or more areas, including the mix of goods and services, technology or services focus, strong brand recognition and focus on global operations.

The Compensation Committee regularly reviews the composition of the peer group and makes modifications as appropriate. The peer group was revised and approved in 2014 and confirmed by the Compensation Committee in 2015 and again in 2016. The peer group will change in 2017 to reflect the Separation. The 2016 peer group consisted of the following companies:

Accenture	FedEx	Ricoh*
Aon	Fujitsu*	Seagate Technology
Automatic Data Processing	Hewlett-Packard Enterprise	Tata Consultancy*
Canon*	HP Inc.	Texas Instruments
Cisco Systems	Honeywell International	3M
Cognizant Tech Solutions	Intel	United Technologies
Computer Science Corp.	Konica Minolta*	Western Digital
Dell EMC**	Lexmark International	Wipro*
Emerson Electric
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*	Non-U.S. headquartered companies for which compensation data are not readily available are not included in compensation comparisons. However, since they are Xerox competitors, they are included in relative performance comparisons.

**	Dell Inc. acquired EMC on September 7, 2016. EMC has been renamed to Dell EMC as a result of the merger.

The median annual revenue of the peer group was approximately $20 billion (compared to Xerox annual revenue of $18 billion), when the Compensation Committee last reviewed the peer group data in July 2016. The 25th percentile for the peer group revenue data was $12 billion and the 75th percentile was $39 billion.

Performance Objectives

The Compensation Committee sets performance objectives for the CEO. The CEO in turn sets performance objectives which are aligned to her objectives for the other named executive officers.

Ms. Burns’ 2016 performance objectives included:

•	achieving enterprise financial goals (revenue, EPS, cash);

•	successfully initiating the cost transformation program;

•	completing the successful Separation of Xerox into two independent publicly traded companies;

•	implementing employee and customer engagement strategies (delivering customer and employee value, investing in HR processes and systems, creating a positive work environment and successfully engaging with partners and customers); and

•	enhancing Xerox’s competitiveness and flexibility (strengthening and leveraging our brand, building an infrastructure that enables our strategic vision and maintaining commitment to the global environment).

2016 COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

Overview

As shown in the chart below, the Compensation Committee follows a thorough and multi-faceted process to establish compensation.

Compensation Committee Assessment	Compensation Committee Considerations	Final Steps
• overall Company performance • past contributions • expected future contributions • succession planning objectives • retention objectives • internal pay equity • peer group data

•    CEO’s evaluation of the management team, their contributions and performance

•    CEO’s recommendations for compensation actions for other named executive officers

•    competitive executive pay practices

•    financial feasibility

•    in the case of the CEO, her self-assessment

• input from the Committee’s consultant • review of evolving market practices, regulatory developments, the market for executive talent and compensation philosophy

After receiving input from the CEO, the Compensation Committee makes its own assessments and formulates compensation amounts. Once all components of compensation are established, the Compensation Committee verifies that the total compensation for each named executive officer is appropriate and competitive.

The Compensation Committee expects a high level of individual and collaborative performance and contributions, consistent with our named executive officers’ level of responsibility, and seeks to appropriately motivate our named executive officers to achieve a high level of performance when setting compensation.

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Named executive officers are not compensated primarily based on individual performance objectives. Named executive officers generally earn short- and long-term incentive payments as a team based on achievement of pre-established objective performance goals of the Company. Base salary increases and short-term and long-term incentive target award opportunities are determined by taking into consideration the individual’s performance, peer group data and internal comparisons to ensure that pay is competitive and consistent with Company succession planning objectives and that differences in pay among the officers are appropriate. Incentive award payouts are determined primarily based on the Company’s overall quantitative financial performance.

Ms. Burns’ compensation was higher than that of our other named executive officers due to her greater scope of responsibility. Her compensation opportunity, however, was competitive with the compensation of peer group CEOs and was determined under the same programs and policies as other Xerox named executive officers. Ms. Burns is not present when the Compensation Committee discusses and establishes her annual compensation.

To assist in the overall understanding of compensation, the Compensation Committee also reviews named executive officer compensation under various termination scenarios as provided in the Potential Payments upon Termination or Change in Control table, but this is not a material driver of compensation decisions.

2016 Total Target Compensation

Total target compensation includes base salary, target annual short-term cash incentive and target annual long-term equity incentive awards, which includes the July 1, 2016 annual E-LTIP grants and excludes any special RSU awards. For purposes of market comparisons, total target compensation within the range of plus or minus 20% of the peer group median typically is considered as a competitive reference point.

Although our total target compensation is generally within the median range of the peer group’s total target compensation, due to the unusual facts and circumstances in 2016 leading up to the Separation, the 2016 total target compensation for our named executive officers had a wider range than usual and was generally between the 25th to 50th percentile of the peer group’s total target compensation.

We show the 2016 total target compensation including annual base salary, target and actual short-term incentive compensation as a percentage of base salary, and target long-term incentive compensation under the heading Executive Summary - Summary of 2016 Compensation Actions. More complete compensation information appears in the Summary Compensation Table on page 56.

Fixed Versus Variable Pay

The chart below shows the 2016 pay mix for our named executive officers as well as the portion of their total target compensation that is variable pay. The target long-term incentive compensation presented in the chart represents the annual E-LTIP award granted on July 1, 2016. The table excludes the cash Separation incentive awards made to Mr. Jacobson and Ms. Varon, the RSU Separation incentive award for Mr. Jacobson, the special RSU retention awards granted to Ms. Varon and Mr. Vemuri’s sign-on cash awards.

Total 2016 Target Compensation Components*

* Percentages may not total 100% due to rounding.

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Base Salary

Base salary is the fixed pay element of our compensation program. The Compensation Committee reviews and approves base salaries annually, typically in February. The Compensation Committee also reviews named executive officer salaries when there is a specific event, such as a new hire, promotion or achievement of an extraordinary level of performance. There were no salary increases approved by the Compensation Committee for named executive officers in 2016, with the exception of Mr. Jacobson who received a 7% base salary increase effective April 1, 2016 as part of our annual review process consistent with his performance and to better align with other Xerox executives with similar levels of responsibility. Thereafter, following the decision to appoint Mr. Jacobson to succeed Ms. Burns as CEO of Xerox upon Separation and taking into consideration the challenges required to prepare for the successful Separation, the Compensation Committee approved a two-step salary increase for Mr. Jacobson. The first increase of 20% was effective July 1, 2016, to compensate him for the additional responsibilities he took on as a result of the Separation and his transition to CEO. The second increase of 11.1% was effective on January 1, 2017, when he became CEO.

Short-Term Incentives

The Company’s Annual Performance Incentive Plan (APIP) provides for short-term incentive awards paid in the form of cash for our named executive officers and other eligible employees. Each year, the Compensation Committee determines the target short-term incentive award opportunity under the APIP, stated as a percentage of base salary, for each named executive officer.

For tax reasons related to the deductibility of certain executive compensation, short-term incentive awards for our executive officers are funded by a Short-Term Incentive Pool, which is an umbrella plan established by the Compensation Committee under the shareholder-approved Xerox Corporation 2004 Performance Incentive Plan, as amended and restated (see Certain Tax Implications of Executive Compensation). The APIP for executive officers is generally established under this umbrella plan. Each officer participating in the APIP is allocated a specified portion of the Short-Term Incentive Pool, assuming Xerox attains certain pre-established performance goals. The APIP award for a named executive officer may be less than, but will never exceed, that allocation.

In 2016, the Short-Term Incentive Pool was funded by 2% of the Company’s “performance profit” achieved during the year. For this purpose, performance profit is income from continuing operations before income taxes, equity income and discontinued operations, excluding restructuring charges, certain retirement related costs, non-cash asset write-offs or impairment losses, Separation and related costs, and amortization of intangibles as identified in Xerox’s audited financial statements.

The following chart shows our process for setting short-term incentive awards. This process typically takes place in the first quarter of the year.

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Annual short-term incentives, if earned based on the previous fiscal year’s performance, are generally paid in early April.

Short-Term Incentive Performance Measures

Because we believe adjusted EPS, operating cash flow and constant currency revenue growth are the three fundamental financial metrics that drive shareholder value, we use similar financial metrics for both our short- and long-term incentive programs.

•	Performance measures for our short-term incentive awards are set on an annual basis and are paid in cash at the end of the annual performance period, based on achievement of annual performance goals.

•	Performance measures for our long-term incentive awards are set at the beginning of the first year and are typically based on three-year cumulative performance goals. Long-term incentive awards vest and pay out three years from the date of grant. The actual value of these awards is based on achievement of performance goals and stock price at the time of vesting.

New for our 2016 short-term incentive awards was a measure related to the successful Separation of Xerox into two companies. The Separation measure was given significant weighting to emphasize the challenges, effort and focus required for a successful Separation. The short-term plan contains specific metrics, but also permits the Compensation Committee some limited discretion as described below.

The measures, weightings, goals and target and maximum payout ranges set by the Compensation Committee for 2016 were as follows:

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
adjusted EPS	20%	$1.14	$1.21
constant currency revenue growth (defined as revenue growth adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars)	20%	(3)%	(1)%
operating cash flow	20%	$1.3 billion	$1.55 billion
Separation	40%	January 1, 2017

The payout factor for the Separation performance measure was determined by the Compensation Committee, with input from the CEO, based on an assessment of the successful completion of the Separation by year-end.

There is no payout for results below threshold levels established by the Compensation Committee. Payouts are made proportionately for achievement at levels between the goals.

Although we consider historical performance when setting future performance goals, these goals were aligned with our 2016 operating plan at the time they were established and designed to be challenging yet achievable. The 2016 operating cash flow target was lower than the 2015 target and 2015 actual performance, driven by expected cash outflows as a result of our 2015 Health Enterprise settlements, higher restructuring costs related to our strategic transformation initiative and Separation-related costs.

Short-Term Incentive Target Award Opportunity for the Individual Named Executive Officers

The annual short-term incentive target award opportunity for each named executive officer takes into account many factors, including scope of responsibility and comparable targets for named executive officers in the peer group. If an executive’s responsibilities change after February, when the terms of the short-term incentive awards are generally approved, the Compensation Committee may adjust the short-term incentive target award opportunity at that time but the award will not exceed the executive’s allocation under the Short-Term Incentive Pool.

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The Compensation Committee approved an increase to Mr. Jacobson’s 2016 target award opportunity from 100% to 150% of base salary, effective July 1, 2016, reflecting his appointment to succeed Ms. Burns as CEO of Xerox upon Separation and taking into consideration the challenges required to prepare for the successful Separation. The Compensation Committee also increased Ms. Varon’s target award opportunity from 60% to 100% of base salary for 2016, to reflect her increased responsibility as Chief Financial Officer and internal and peer group compensation data. Mr. Vemuri’s 2016 target award opportunity was approved at 150% of base salary pursuant to his letter agreement entered into in connection with his hiring. The 2016 target award opportunity remained at 200% of base salary for Ms. Burns and at 100% of base salary for Mr. Zapfel.

Determining Short-Term Incentive Award Payouts

After the end of each fiscal year, the CFO confirms the financial results and communicates the results to the Compensation Committee. Subject to the Committee’s review and approval, any material unusual or infrequent charges or gains may be excluded from the APIP short-term incentive calculations in order to obtain normalized operational results of the business, but in no event will an award exceed the executive’s allocation under the Short-Term Incentive Pool.

Each performance measure is assessed and calculated independently. The weighted results of each measure are added together to determine overall performance results. Even if pre-established performance measures are achieved, the Compensation Committee retains the discretion to grant a lower short-term incentive than the calculated incentive payout or no short-term incentive at all, as it deems appropriate. The Committee also may use its discretion to increase or decrease an APIP award based on individual performance so long as an individual award never exceeds the executive’s allocation of the Short-Term Incentive Pool.

Under extraordinary circumstances, if the Compensation Committee believes an additional incentive is appropriate to reward and motivate executives, it has authority to pay discretionary cash awards outside of the APIP and the Short-Term Incentive Pool that are separate and independent of any calculated APIP incentive payout, but this has not been its practice.

2016 Performance for Short-Term Incentive Award Payouts

Performance results for 2016 against the established performance measures were:

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)	Actual Results
adjusted EPS	20%	$1.14	$1.21	$1.13 – 0.9% below target
constant currency revenue growth	20%	(3)%	(1)%	(4.0)% – 33% below target
operating cash flow	20%	$1.3 billion	$1.55 billion	$1.293 billion – 0.5% below target
Separation	40%	January 1, 2017		Completed – at target

In 2016, all financial measures were based on total company results. Total company GAAP EPS of $(0.49) was adjusted for amortization of intangible assets ($0.21), Conduent goodwill impairment ($0.81), restructuring ($0.24), Separation and related items ($0.24), non-service related pension costs ($0.08) and other significant charges outside the normal course of business ($0.04). Total company GAAP operating cash flow of $1.095 billion was adjusted for Separation-related and strategic transformation costs of $198 million. The Separation was successfully completed, as intended, by January 1, 2017.

Management recommended to the Compensation Committee the calculated payout factor that reflected performance results for all four measures. After reviewing the results, the Compensation Committee agreed with management’s recommendation of a 93% payout factor, which was determined in accordance with the process

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and the applicable goals and weightings described above. This factor was approved for all named executive officers and presented to the Conduent Compensation Committee for consideration for Mr. Vemuri. The Company was informed that the Conduent Compensation Committee approved the 93% payout factor for Mr. Vemuri.

The Compensation Committee believes that the fiscal 2016 short-term incentive payments are consistent with our strategy of compensating named executive officers for achieving important business goals. In view of Xerox’s 2016 results, the Compensation Committee believes that the annual short-term incentive payments resulted in reasonable and appropriate performance-related incentive payments to the named executive officers.

The annual incentives paid to the named executive officers in April 2017 for fiscal year 2016 are shown in the Summary Compensation Table. Additional information about the short-term incentive opportunities is shown in the Grants of Plan-Based Awards table.

Long-Term Incentives

We provide long-term incentives to reward named executive officers for sustained performance, as a retention incentive and to align executives’ interests with the interests of our shareholders.

Executive Long-Term Incentive Program

Our Executive Long-Term Incentive Program (E-LTIP) awards are made according to the 2004 Performance Incentive Plan. Awards may be cash or equity-based, including performance shares and RSUs. E-LTIP awards granted to named executive officers generally have been in the form of performance shares.

Although equity awards are generally granted on a regular annual cycle, the Compensation Committee occasionally grants off-cycle equity awards to named executive officers for special purposes, such as new hire, promotion, retention, and recognition. In recent years, the Compensation Committee has granted, from time to time, special one-time awards typically in the form of RSUs subject to service-based vesting. We have not granted stock options since 2004.

2016 E-LTIP. Performance shares are generally based on achievement of cumulative goals over a three-year performance period. The service period for these performance shares is three years from the date of grant. Earned performance shares vest three years from the date of grant, after the Compensation Committee certifies the results for the performance period. For 2016 E-LTIP awards, because the Company planned to separate at the end of 2016, setting three-year performance goals for the entire enterprise was not realistic. Instead, the Compensation Committee made a determination to replace our three-year performance goal program with a one-time transitional E-LTIP program. Under this transitional program, 50% of the E-LTIP award was made in the form of performance shares subject to vesting based on achieving performance goals measured over a one-year period from January 1, 2016 through December 31, 2016, and 50% was made in the form of RSUs subject to service-based vesting. Any performance shares earned based on performance achievement are subject to service-based vesting until the third anniversary of the grant date. All service-based RSUs are subject to cliff vesting three years from the grant date.

Once vested, E-LTIP performance shares and RSUs are paid out in the form of shares of Xerox common stock. In connection with certain termination events, vesting of outstanding performance shares and RSUs occurs as follows:

•	Named executive officers who retire or are involuntarily terminated other than for cause before the end of the vesting period will vest in a pro-rata portion of earned performance shares and, if applicable, RSUs. Generally RSUs granted to named executive officers as “retention” RSU do not have pro-ration provisions as discussed below.) Vesting will occur on the original vesting date and will not be accelerated.
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•	Named executive officers who voluntarily terminate employment (other than for retirement) or are terminated for cause before the vesting date forfeit these awards.

•	Performance shares (at target) and RSUs fully vest upon death.

Upon vesting of performance shares and RSUs, dividend equivalents are paid in cash on vested shares in an amount equal to the dividends the executive would have earned from owning the same amount of common stock (up to the target number of performance shares) throughout the vesting period.

Retention RSU Awards. On occasion, as an additional vehicle for retaining key employees, including named executive officers, the Compensation Committee has granted “retention” RSUs. These RSUs vest all at once at the end of a requisite service period, which is typically three years, and are generally forfeited if the employee separates from the Company prior to the vesting date (other than due to death).

In light of the challenges the business was facing and the departure of the prior CFO, in December of 2015, the Compensation Committee determined that it was beneficial to the Company and shareholders to provide Ms. Varon with a special retention RSU award, recognizing the criticality of her role with the Company. The award has a grant date of January 1, 2016, subject to three-year cliff vesting.

In 2016, in connection with the uncertainty created by the upcoming Separation, the Compensation Committee amended the retention RSU award agreements for all employees with outstanding retention awards at that time, to provide for prorated vesting in the event of their involuntary termination as part of a reduction in force or for other involuntary terminations (excluding terminations for cause or disability). Ms. Varon, Mr. Jacobson, and Mr. Zapfel were among the employees with outstanding retention RSU award agreements that were amended. Mr. Zapfel’s award vested on April 1, 2017. Mr. Jacobson’s award is scheduled to vest on August 1, 2017 and Ms. Varon has two awards – one which vested on January 1, 2017 and one which will pay out on the original vesting date of January 1, 2018.

Upon vesting of retention RSUs, dividend equivalents are paid in cash on vested shares in an amount equal to the dividends the executive would have earned from owning the same amount of common stock throughout the vesting period.

Separation Adjustments to Outstanding E-LTIP Awards. In connection with the Separation, the Compensation Committee approved the adjustment of our outstanding E-LTIP performance share awards pursuant to the terms of our equity incentive plan which requires the Committee to make equitable adjustments to outstanding awards as they deem necessary to preserve the rights of award holders in connection with extraordinary events, such as the Separation. Specifically, the number of shares underlying each such award was adjusted using a ratio equal to the closing price of Xerox common stock on December 31, 2016 (the value of the combined business immediately prior to the Separation) divided by the volume weighted average price of Xerox common stock (or Conduent common stock, if applicable) on January 3, 2017 (the first trading day following the Separation).

In addition, the 2015 E-LTIP performance share awards were amended to provide that performance during 2017 would be deemed achieved at target since the 2017 performance goals were no longer applicable because the performance goals applied to the combined company. Performance for 2015 and 2016 were measured based on actual performance achievement against the performance measures. Earned shares will remain subject to the original time-vesting provisions.

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Compensation Committee Actions Relating to E-LTIP Awards

E-LTIP awards are based on a review of both peer group and market data, operating results and each executive’s historical and expected future contributions.

The payout for achieving threshold performance goals is 50%, and the payout for achieving maximum performance goals is 200%, where payout at 200% would represent attainment of outstanding performance results. Payouts are made proportionately for achievement at levels between these goals. There is no payout if performance falls below each of the threshold goals established by the Committee.

During the first fiscal quarter of 2016, the Compensation Committee approved the 2016 E-LTIP program. Based upon a historical review of peer group total target compensation from the past four years and trends in long-term incentive compensation over time, the Board of Directors increased Ms. Burns’ target 2016 E-LTIP grant date award value from $8.0 million to $9.7 million to align with the peer group median competitive long-term incentive grant values and for her continued leadership of the Separation and the transition of the new management team including the CEO. The grant date value of the award for Mr. Zapfel was reduced from $3.4 million to $3.0 million to better align with his internal peers. The target grant date value of the awards for Mr. Jacobson and Ms. Varon remained the same as their 2015 awards. The target grant date award value for Mr. Vemuri was approved as part of his new hire agreement.

The target number of performance shares and the number of service-based RSUs granted to our named executive officers in July 2016 was then determined in each case by dividing 50% of the previously approved grant date award value by the closing price of Xerox common stock on the grant effective date.

Ms. Burns’ 2016 E-LTIP award design mirrored the awards for other executives described above.  In recognition of her leadership and for purposes of retention during the process leading up to the Separation and the orderly transition to the new CEO, the Compensation Committee provided that if Ms. Burns remained an employee of the Company through the 2017 annual meeting of shareholders following the Separation and appointment of her successor, then these performance shares and RSUs would remain outstanding and continue to vest in accordance with their terms.  Payout of any performance shares is conditioned on actual achievement of the pre-established performance measures, and any earned shares will be paid on the original July 1, 2019 vesting date.

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Metrics for the 2016 Performance Cycle (2016 E-LTIP granted on July 1, 2016)

The measures, weightings, goals and target to maximum payout ranges set by the Compensation Committee for the 2016 E-LTIP performance cycle are as follows:

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
Adjusted EPS	50%	$1.14	$1.21
Revenue Growth	30%	(3)%	(1)%
Adjusted Operating Cash Flow	20%	$1.30 billion	$1.55 billion

These performance goals were aligned with our 2016 financial model at the time the goals were established and are disclosed solely in the context of our 2016 E-LTIP performance cycle. Target performance levels are challenging but achievable with a level of performance that is in line with the Company’s Board-approved operating plan, whereas maximum performance levels represent stretch goals which can only be achieved with exceptional performance. These goals should not be used or relied upon as estimates of results or applied to other contexts.

Under the 2016 E-LTIP, actual Company results for the performance measures (Adjusted EPS, Revenue Growth and Adjusted Operating Cash Flow) are adjusted for certain pre-established items, subject to thresholds, such as: amortization of acquisition-related intangibles; non-cash asset write-offs; litigation; restructuring; non-service related defined benefit pension and retiree health costs and discretionary pension fundings; Separation costs; effects of changes in tax laws and accounting principles; acquisitions and divestitures; losses from war, terrorism or natural disaster; settlements of tax audits; and other types of unusual items. Revenue Growth is also adjusted for the impact of changes in the translation of foreign currencies into U.S. dollars.

Additional information on the 2016 E-LTIP awards can be found in the Summary Compensation Table and the Grants of Plan-Based Awards table.

Performance and Payouts under Prior E-LTIP Awards

The 2014 E-LTIP was based on three-year cumulative performance from 2014 through 2016 and will vest on July 1, 2017. Performance results against the established performance measures for 2014 E-LTIP awards are:

Performance Measure	Weighting	Three-Year Cumulative Performance	Performance Shares Earned for Three-Year Cumulative Results
Adjusted EPS	50%	$2.90 – below threshold	0%
Revenue Growth	30%	(9.4)% – below threshold	0%
Adjusted Operating Cash Flow	20%	$5.362 billion – below target	12.91%
Total performance shares earned as a percentage of shares granted			12.91%
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The 2015 E-LTIP is based on two-year cumulative performance from 2015 through 2016 while 2017 performance is deemed to be achieved at target as a result of the Separation. This award will vest on July 1, 2018. Performance results against the established performance measures for 2015 E-LTIP awards are:

Performance Measure	Weighting	Two-Year Cumulative Performance	Performance Shares Earned
Performance Shares Earned for 2015 and 2016 Performance:
Adjusted EPS	50%	$1.68 – below threshold	0%
Revenue Growth	30%	(7.4)% – below threshold	0%
Adjusted Operating Cash Flow	20%	$3.093 billion – below threshold	0%
Total performance shares earned as a percentage of shares granted for 2015 and 2016			0%
Total shares to be earned for 2017 (performance shares earned at target)*			33.34%

*	See Separation Adjustments to Outstanding E-LTIP Awards for additional information.

The 2016 E-LTIP was based on 2016 performance only. Performance results against the established performance measures are:

Performance Measure	Weighting	One-Year Performance*	Performance Shares Earned for 2016 Results
Adjusted EPS	50%	$1.12 – below target	42.86%
Revenue Growth	30%	(3.4)% – below target	27.00%
Adjusted Operating Cash Flow	20%	$1.378 billion – above target	26.24%
Total performance shares earned as a percentage of shares granted			96.10%

*	Actual performance results for each E-LTIP performance measure are calculated in accordance with definitions as approved by the Compensation Committee at the time of grant. Actual E-LTIP results may differ from those under our short-term incentive program where performance is calculated pursuant to the terms of the APIP, as described under Determining Short-Term Incentive Award Payouts.

See the Outstanding Equity Awards table for additional information on shares earned.

•	Current payouts demonstrate pay for performance.
•	Historical payouts align with performance and stock price at the time of vesting.

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Payouts under Prior E-LTIP Awards

The chart below reflects historical payouts for performance shares based on achievement against performance measures and the actual stock price on the vesting date:

Award	Grant Date	Vesting Date	Performance Shares Earned as a Percentage of Target Shares Granted	Actual Payout Value at Vesting as a Percentage of Grant Date Award Value*
2011 E-LTIP	July 1, 2011	July 1, 2014	64.74%	75.0%
2012 E-LTIP	July 1, 2012	July 1, 2015	75.64%	102.6%
2013 E-LTIP	January 1, 2014	January 1, 2017	31.40%	23.3%

*	The actual payout value is calculated by multiplying the number of shares earned under the applicable performance cycle by the closing stock price on the vesting date.

SEPARATION INCENTIVE AWARD PROGRAM

In light of the multiple and varied challenges in executing the announced Separation, the Committee felt it was beneficial to the Company and shareholders to provide a special Separation incentive award program for select executives key to the success of the Separation. The Separation incentive award program was also structured to retain executives beyond the Separation to guide the Company as a global leader in document management and outsourcing and drive shareholder value. Under this program, the Committee approved Separation incentive awards in April 2016 for Mr. Jacobson and Ms. Varon. Mr. Jacobson received a $500,000 cash award to be paid on the one-year anniversary of the Separation and a $500,000 RSU award subject to three-year cliff vesting. Ms. Varon received a $400,000 cash award to be paid on the one-year anniversary of the Separation. These awards will be paid if they remain an employee of Xerox on the payment date or if their employment is terminated not for cause or upon death.

SAY-ON-PAY VOTES AND SHAREHOLDER ENGAGEMENT

At our annual meeting of shareholders held in May 2016, 96.75% of the votes cast on the annual advisory vote were voted in favor of our say-on-pay proposal. The Compensation Committee believes the favorable vote supports the Company’s approach to executive compensation. In order to ensure the successful completion of the Separation and solidify the future management of the Company, there were several compensation actions taken in 2016 that were not consistent with our historical practices. In 2017, the Company has resumed compensation practices consistent with our pay philosophy.

As described under Shareholder Outreach and Engagement, we regularly meet with institutional investors, both individually and in group forums, to provide them with the opportunity to engage directly with Company representatives to address their questions and to provide feedback to us on topics of importance to them. The Board and management team carefully consider the feedback from our engagements (which historically has been favorable) when reviewing our business, corporate governance and executive compensation program. As a result of our ongoing engagement and communication with our shareholders, we have taken several actions in 2017.

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Program	What we Heard from Shareholders	Actions Taken to Address Feedback
Short-Term Incentives (APIP)	• Some preference that short- and long-term incentive measures do not mirror each other.	• Added new measures and changed weightings for the measures that appear in both programs so as not to mirror each other.
Long-Term Incentives (E-LTIP)	• Some concern over decrease in our cash weighting. • Concern that EPS can be impacted by share repurchases.	• Increased cash weighting. • Incorporated share repurchase limit of 2% into EPS performance measure.

We will continue to reach out to institutional investors and to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers.

NAMED EXECUTIVE OFFICERS WITH UNIQUE COMPENSATION ARRANGEMENTS

Ursula Burns

Upon Ms. Burns’ transition from Chief Executive Officer of Xerox to executive Chairman of the Board, effective upon Separation, the Compensation Committee approved a decrease in base salary to $900,000, a decrease in APIP target to 150% and a 2017 E-LTIP RSU award of $5,000,000, a decrease in target value from her 2016 award, subject to service-based vesting. The 2017 E-LTIP RSU award vests in 1/12 increments for each month Ms. Burns is employed by Xerox in 2017 with payout of the underlying shares on the third anniversary of the grant date. If Ms. Burns resigns (other than for good reason) prior to the latest of the following three events, all RSUs will be cancelled: (1) the Company has separated into two independent companies; (2) a successor CEO has been appointed; and (3) the 2017 Annual Meeting of Shareholders of Xerox has been held.

Jeffrey Jacobson

In July 2016, the Compensation Committee approved the following compensation for Mr. Jacobson effective upon Separation and his assuming the Chief Executive Officer role: annual base salary of $1 million, target short-term incentive award opportunity under the APIP of 150% of annual base salary, and a target long-term incentive award opportunity under the E-LTIP of $6.5 million.

Ashok Vemuri

In June 2016, Mr. Vemuri and Xerox entered into a letter agreement which provided that Mr. Vemuri would become chief executive officer of Xerox Business Services LLC effective July 1, 2016 and Chief Executive Officer of Conduent following the Separation. Under the terms of his new hire offer letter, Mr. Vemuri received an annual base salary of $1,000,000, an annual target incentive opportunity of 150% of annual base salary and a 2016 E-LTIP target award of $2,500,000. The offer letter also provided that Mr. Vemuri would receive a $500,000 cash sign-on bonus payable no later than 15 days following his start date and a 2017 E-LTIP award target value of $5,000,000.

If, prior to the first anniversary of Mr. Vemuri’s start date, he voluntarily terminates employment for “Good Reason” (as defined in the offer letter) or is terminated by Xerox or Conduent other than for “Cause” (as defined in his equity award agreement), then he will be entitled to salary continuation paid over 12 months equal to his annual base salary. If he incurs such a termination after the first anniversary of his start date, he will be entitled to severance equal to six months’ salary or, if greater, the amount he is entitled to under the applicable Conduent severance policy at such time.

In connection with the offer letter, Mr. Vemuri has agreed to be bound by non-competition and non-solicitation restrictive covenants during the period of his employment and for 12 months following termination of employment. All compensation under the offer letter is subject to Xerox’s standard clawback provisions (including detrimental activity). The offer letter also provided that Mr. Vemuri would be party to Xerox’s customary form of change in control severance agreement. The terms of Mr. Vemuri’s change in control severance agreement in regard to the

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change in control trigger was increased from 20% to 50% of the combined voting power of the Company’s then outstanding shares, to be consistent with the provisions of the change in control severance agreements of his Conduent senior leadership team. In consideration for this change, the Compensation Committee increased his cash sign-on award as described above by an additional $1,250,000, to be paid in December 2016.

PENSION AND SAVINGS PLANS

Pension Plans

We provide pension benefits to the named executive officers under three plans:

•	Xerox Corporation Retirement Income Guarantee Plan (RIGP)

•	Xerox Corporation Unfunded Retirement Income Guarantee Plan (Unfunded RIGP)

•	Xerox Corporation Unfunded Supplemental Executive Retirement Plan (SERP)

These plans were frozen effective December 31, 2012; no benefits have been (or will be) accrued following that date.

The only named executive officers who participate in these plans are Ms. Burns and Ms. Varon. For information on the actuarial present value of the accumulated pension benefits for these named executive officers, see the Pension Benefits table.

U.S. Qualified Pension Plan

Retirement Income Guarantee Plan (frozen effective 12/31/12)

Ms. Burns and Ms. Varon participate in the tax-qualified pension plan on the same terms as the rest of the Company’s salaried employees. All participants, including Ms. Burns and Ms. Varon, are vested in their benefits under RIGP. Early retirement benefits under RIGP are available for employees who leave the Company at age 55 or older and have at least 10 years of service. Ms. Burns and Ms. Varon are eligible for early retirement. For those employees who retire early, the normal retirement benefits are reduced by 5% for each year that the payment commences prior to age 65 (or age 62 with at least 30 years of service). Participants can elect to receive RIGP payments as a lump sum or as an annuity. RIGP benefits are subject to IRS limits on the compensation that can be taken into account in a tax-qualified plan.

U.S. Non-Qualified Pension Plans

Unfunded Retirement Income Guarantee Plan (frozen effective 12/31/12)

Because the Internal Revenue Code limits the pension benefits (based on annual compensation) that can be accrued under a tax-qualified pension plan, the Company established a non-tax qualified pension plan to provide executives, including Ms. Burns and Ms. Varon, with retirement benefits on their compensation above these limits. Other than not applying a limit on compensation, Unfunded RIGP benefits generally are determined under the same terms as the RIGP benefit, but Unfunded RIGP is payable only as an annuity.

Unfunded Supplemental Executive Retirement Plan (frozen effective 12/31/12)

The SERP provides a benefit that supersedes the Unfunded RIGP and, when combined with RIGP, delivers a retirement benefit under a formula specified by the SERP. SERP benefits vest at age 60 with 10 years of service; participants who retire early forfeit all SERP benefits and will receive all non-qualified benefits from Unfunded RIGP. No pay limitations apply in determining the SERP benefit. A participant’s total benefit is determined by the SERP formula, and the difference between the total benefit and the RIGP benefit is paid from SERP.

In the past, some SERP executives who did not meet the age/years of service vesting requirement have received their accrued SERP benefits under their separation packages. In 2016, consistent with this practice, the Compensation Committee vested the SERP benefits for the remaining four SERP participants if the participant retires from the Company between ages 55 and 60 on mutually agreeable terms with the Company.

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The gross benefit will be reduced by five percent per year from age 60 to the applicable retirement date, subject to the participant signing a general release and non-detrimental activity agreement acceptable to the Company in connection with his or her retirement and selecting a retirement date that is acceptable to the Company.

Ms. Burns and Ms. Varon participate in SERP. Ms. Burns will vest in her accrued SERP benefit at the end of her Chairman term. Ms. Varon fully vested in her SERP benefit in October 2016 based on her age and years of service.

Savings Plans and Deferred Compensation Plan

Xerox Corporation Savings Plan (401(k) Savings Plan)

Ms. Burns, Ms. Varon, Mr. Jacobson and Mr. Zapfel are eligible to participate in the 401(k) Savings Plan in the same manner as all other U.S. employees covered by the plan. These named executive officers are eligible for a 100% match on 3% of eligible pay saved on a before-tax basis, subject to IRS qualified plan compensation limits and highly compensated threshold limits. Named executive officers may not receive 401(k) Savings Plan benefits in excess of these limits. All of these named executive officers participated in the 401(k) Savings Plan in 2016.

Xerox Corporation Supplemental Savings Plan

When future accruals under RIGP, Unfunded RIGP and SERP were frozen, the Company introduced a non-qualified supplemental savings plan for eligible U.S. employees, effective January 1, 2013. In 2016, Ms. Burns, Ms. Varon, Mr. Jacobson and Mr. Zapfel were eligible to participate. Ms. Burns, Mr. Jacobson and Mr. Zapfel elected to save in the Xerox Supplemental Savings Plan. Under this plan, participants may defer 3% of eligible compensation in excess of the IRS limit. The supplemental savings plan provides a match equal to the amount deferred.

Xerox Services Savings Plans (401(k) Savings Plan)

Mr. Vemuri is eligible to participate in the Xerox Services Savings Plan in the same manner as all U.S. Xerox Services employees. After one year of service, participants are eligible for a 100% match on 3% of eligible pay saved on a before-tax basis, subject to IRS-qualified plan compensation limits and highly compensated threshold limits and may not receive 401(k) benefits in excess of these limits. Mr. Vemuri did not participate in the Xerox Services Savings Plan.

Xerox Services Supplemental Savings Plan

In 2016, under the Xerox Services Supplemental Savings Plan, “highly compensated employees” (as defined under the Employee Retirement Income Security Act (“ERISA”)), including Mr. Vemuri, are eligible to defer up to 85% of their base salary, bonus and commissions. Xerox Services may make discretionary employer contributions for plan participants, as approved by the Chief Human Resources Officer. Mr. Vemuri was not eligible to participate in the Xerox Services Supplemental Savings Plan in 2016 since he commenced employment after the enrollment deadline.

Deferred Compensation Plan

The Xerox non-qualified Deferred Compensation Plan for Executives was frozen in 2002. The amount shown in the Non-Qualified Deferred Compensation Table with respect to this plan represents balances from deferrals made before the plan was frozen. Ms. Burns and Ms. Varon are the only named executive officers who participate in the Deferred Compensation Plan. Ms. Burns does not receive above-market interest on her prior deferrals.

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PERQUISITES AND PERSONAL BENEFITS

General Benefits

The Company generally maintains medical and dental coverage, life insurance, accidental death insurance and disability benefits programs or plans for all of its employees, as well as customary vacation, leave of absence and other similar policies. Named executive officers are eligible to participate in these programs and plans on the same basis as all other salaried employees, except as otherwise disclosed.

Life Insurance

The Company provides the Xerox Universal Life Plan to eligible U.S. executives, including the named executive officers (other than Mr. Vemuri). Participants receive Company-paid life insurance equal to their death benefit under a previous Xerox-sponsored insurance program, or three times their base salary, whichever is greater. Ms. Burns and Ms. Varon were in the previous life insurance program and because of this participation, the Company will continue to make premium payments for them until they reach age 65. Executives who were not in the previous life insurance program, including Mr. Jacobson and Mr. Zapfel, receive a Company-paid benefit equal to three times base salary. U.S. executives are the sole owners of their policies and are responsible for any taxes due as a result of Company contributions.

Perquisites

We periodically review the perquisites that named executive officers receive. The Compensation Committee believes its policies regarding perquisites are conservative compared to other companies. The Company does not pay tax gross-ups in connection with perquisites.

All named executive officers are eligible to receive Company-paid financial planning assistance. Solid financial planning by experts reduces the amount of time and attention that named executive officers devote to their finances and maximizes the value of their compensation. In addition, for security and personal safety, the Compensation Committee requires Ms. Burns to use the Company aircraft for all travel when feasible. Ms. Burns, Mr. Jacobson and Mr. Vemuri are also provided with home security.

The total costs to the Company for providing perquisites and personal benefits to the named executive officers during fiscal 2016 are shown in the Summary Compensation Table.

CHANGE-IN-CONTROL BENEFITS

All named executive officers have change-in-control severance agreements. We consider these agreements to be in the best interests of our shareholders because they foster the continuous employment and dedication of key management without potential distraction or personal concern if Xerox were to be acquired by another company. These agreements create appropriate incentives for the named executive officers to facilitate a smooth transition in the best interests of the Company and shareholders by continuing to perform in their roles pending a potential change in control. The Compensation Committee periodically reviews change-in-control severance payment amounts against benchmark data to ensure that amounts are consistent with market practices.

If employment is terminated involuntarily (other than for cause, death or disability) or voluntarily for good reason, our change-in-control severance agreements with the named executive officers provide:

•	A lump sum cash payment equal to twice the sum of the executive’s then-current annual base salary and short-term incentive award target.

•	Continuation of specified welfare benefits at active employee rates for a period of 24 months.

Severance payments following a change in control are not conditioned on non-compete or non-solicitation obligations or other negative covenants.

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Other change-in-control benefit plan provisions include:

•	Accelerated vesting of stock awards only upon an involuntary termination of employment (other than a termination for cause) or a voluntary termination for good reason (commonly described as “double-trigger” vesting).

•	Immediate vesting in the present value of the accrued non-qualified U.S. pension plan benefits as of the date of the change in control. Participants are entitled to receive these benefits without regard to the plan’s normal requirements for remaining employed by Xerox until a stated age and number of years of service. If the change in control conforms with applicable tax regulations regarding deferred compensation, participants are entitled to an immediate single-sum payment of the benefit. If the change in control does not conform with applicable tax regulations, participants are entitled to payments in accordance with the schedule normally provided by the plan. The Committee views this accelerated vesting upon a change in control, and accelerated payment upon a conforming change in control, as appropriate to protect the pension benefit earned by the named executive officer at Xerox.

We do not provide excise tax reimbursement on severance payments.

Additional information and the amount of the estimated payments and benefits payable to the named executive officers assuming a change of control of Xerox and a qualifying termination of employment is presented in the table showing Potential Payments Upon Termination or Change in Control.

EMPLOYMENT AND SEPARATION

Named executive officers serve at the will of the Board. This enables the Board to remove a named executive officer whenever it is in the best interests of the Company, with full discretion of the Compensation Committee to decide on an appropriate severance package (except for benefits that have vested or in the case of a change in control). When a named executive officer is removed from his or her position, the Compensation Committee has generally exercised its business judgment in considering whether to approve any special severance arrangement in light of all relevant circumstances, including how long the officer was with the Company, past accomplishments, the reasons for separation and requirements under local law. In February 2017 the Compensation Committee approved an executive salary continuance program, pursuant to which severance will be paid to executive officers if the Committee exercises its discretion to approve an executive officer’s participation in the plan in connection with a qualifying termination of employment. If the Compensation Committee does not approve a special severance arrangement under this plan or otherwise for a named executive officer whose employment is terminated, that officer would be covered under the Company’s U.S. severance policy, as applicable.

The Company’s severance policy in the U.S. generally provides severance for management-level salaried employees who are separated from the Company involuntarily, including named executive officers, only if the individual signs a release of claims against the Company. For separations due to a reduction in force, the amount of severance provided by the policy is the greater of 26 weeks of base pay or the number of weeks of base pay identified in the severance schedule based on years of service. This amount is paid out over the severance period, with continued benefits (excluding disability, 401(k) and supplemental savings contributions). For involuntary separations other than a reduction in force or for cause, severance payments generally are equal to three months of base pay, paid as a lump sum. Officer separation agreements include a covenant not to engage in activity that is detrimental to the Company. See Named Executive Officers with Unique Compensation Arrangements for information on Mr. Vemuri’s severance benefits.

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OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Stock Ownership Requirements

We require each named executive officer to build and maintain a meaningful level of stock ownership by owning equity equal in value to five times base salary for the CEO and three times base salary for other named executive officers. To that end, E-LTIP awards are subject to a mandatory holding requirement. Named executive officers must retain at least 50% of the shares acquired through the vesting of their E-LTIP awards, net of taxes, until they achieve their required level of ownership. Once achieved, named executive officers must continue to hold that amount of stock as long as they remain with the Company and they remain subject to a holding requirement following separation from employment (including retirement) for six months for the CEO and three months for other named executive officers. The holding requirement essentially restricts the CEO from selling these shares prior to two earnings announcements following separation from employment and prior to one earnings announcement for other named executive officers. For six months following separation, named executive officers may only sell shares during a “window period” (as defined below under Trading, Hedging and Pledging). The CEO has the authority to permit discretionary hardship exceptions from the ownership and holding requirements to enable participants with financial need to access their vested shares, but no such exceptions have ever been requested.

Shares that count towards ownership requirements include shares owned outright (whether or not held in street name), outstanding RSUs and outstanding earned but not vested performance shares. Outstanding unearned performance shares do not count towards ownership requirements.

Trading, Hedging and Pledging

Executive officers are prohibited from engaging in short-swing trading and trading in puts and calls with respect to Xerox stock. In addition, executive officers are prohibited from using any strategies or products to hedge against potential changes in the value of Xerox stock.

Under the Company’s insider trading policy, executive officers may purchase or sell Xerox securities only during “window” periods, which are generally 10-business day periods that begin on the third business day following the date of each quarterly earnings announcement. The only exception to this restriction is for executive officers who have entered into trading plans pursuant to SEC Rule 10b5-1.

As a result, executive officers are effectively precluded from pledging Xerox stock as collateral, including holding Xerox stock in a margin account, since their stock can only be sold during “window” periods and trading plans pursuant to SEC Rule 10b5-1, and therefore is not available to be sold at any time.

Compensation Recovery Policy (Clawbacks)

Our separation agreements (described above) include a provision that rescinds severance payments if an executive engages in activity that is detrimental to the Company. In addition, clawback arrangements may be included in letter agreements with executives, as previously disclosed above for Mr. Vemuri. In addition, the following plans provide for compensation recovery.

Under the 2004 Performance Incentive Plan, if the Compensation Committee deems a named executive officer to have engaged in activity that is detrimental to the Company, it may cancel any awards granted to that individual. In addition, if such a determination is made before any change in control of Xerox, the Compensation Committee may rescind any payment or delivery of an equity or annual cash incentive award that occurred from six months before the detrimental activity. For this purpose, detrimental activity may include a violation of a non-compete agreement with the Company, disclosing confidential information (except for reporting and other communications protected by “whistleblower” provisions of Dodd Frank), soliciting an employee to terminate employment with the Company, or soliciting a customer to reduce its level of business with the Company. If a payment or award is rescinded, the named executive officer will be expected to pay the Company the amount of any gain realized or payment received in a manner the Compensation Committee or its delegate requires.

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Our equity award agreements include a clawback provision that applies if an accounting restatement is required to correct any material non-compliance with financial reporting requirements. Under this provision, the Company can recover, for the three prior years, any excess incentive-based compensation (the excess over what would have been paid under the accounting restatement) from executive officers or former executive officers. Clawback provisions also apply to awards under the Short-Term Incentive Pool.

Under the Unfunded RIGP and the SERP, an employee or former employee, including a named executive officer, or a surviving beneficiary of a participant, who, prior to a change in control of the Company, engages in activity that is detrimental to the Company, may not be eligible to receive benefits, as determined by the Plan Administrator. Under the Xerox Corporation Supplemental Savings Plan, if a participant, including a named executive officer, is found to have engaged in detrimental activity, the Plan Administrator may reduce or delete the matching contribution account balance and not pay such amounts to that individual.

CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to public corporations for compensation paid for any fiscal year to the corporation’s CEO and certain other named executive officers at year end (but not the CFO) included in the Summary Compensation Table in the corporation’s proxy statement. This limitation does not apply to qualifying “performance-based compensation.”

Xerox’s shareholder-approved 2004 Performance Incentive Plan permits the Compensation Committee to grant awards that are intended to satisfy the requirements for deductibility of compensation under Section 162(m).

While the Company may seek to have compensation paid to its top officers qualify as tax deductible under Section 162(m), the Compensation Committee also retains the flexibility to make awards it believes are consistent with the objectives of its compensation programs, as discussed in this Compensation Discussion and Analysis, even if the award may not be deductible by the Company under Section 162(m). Any short-term incentive that the Compensation Committee believes would not qualify under Section 162(m) will be paid outside of the 2004 Performance Incentive Plan. Section 162(m) also imposes a number of requirements that must be met for awards to qualify for deduction under the Internal Revenue Code. Accordingly, there can be no assurance that performance-based awards will be fully deductible under all circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Xerox management. Based upon its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and be included in the Proxy Statement for the 2017 Annual Meeting of Shareholders.

Robert J. Keegan, Chairman
Charles Prince
Stephen H. Rusckowski

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SUMMARY COMPENSATION TABLE

The Summary Compensation Table below provides compensation information for the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and the next three most highly compensated executive officers who served during the fiscal year ended December 31, 2016 (collectively referred to as named executive officers). The table includes the dollar value of base salary earned, bonus, stock awards, non-equity incentive plan compensation earned, change in pension value, if any, above-market non-qualified deferred compensation earnings, if any, and all other compensation, whether paid or deferred.

For a summary of the Compensation Committee’s decisions on the compensation awarded to our named executive officers for fiscal 2016, please refer to the CD&A beginning on page 27.

Name & Principal Position	Year	Salary ($) (A)	Bonus ($) (B)	Stock Awards ($) (C)	Option Awards ($) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and NQDC Earnings ($) (F)	All Other Compensation ($) (G)	Total ($)
Ursula M. Burns	2016	1,100,000	-	9,700,008	-	2,046,000	974,723	247,436	14,068,167
Chairman and CEO	2015	1,100,000	374,453	8,000,004	-	792,000	-	346,633	10,613,090
	2014	1,100,000	-	15,500,006	-	1,980,000	3,438,054	187,302	22,205,362
Leslie F. Varon	2016	700,000	200,000	1,131,508	-	651,000	181,767	27,071	2,891,346
Vice President, and Chief Financial Officer	2015	450,000	28,986	800,016	-	114,000	1,292	35,211	1,429,505
	2014	365,650	-	1,400,016	-	197,451	879,779	30,530	2,873,426
Ashok Vemuri	2016	503,846	1,750,000	2,500,004	-	702,865	-	22,159	5,478,874
Executive Vice President, CEO, Xerox Services

Jeffrey Jacobson	2016	812,500	-	3,500,005	-	964,875	-	69,219	5,346,599
Executive Vice President; President, Xerox Technology	2015	700,000	24,159	3,000,001	-	252,000	-	45,520	4,021,680
	2014	662,500	-	3,500,016	-	596,250	-	44,797	4,803,563
Robert K. Zapfel	2016	800,000	-	3,000,004	-	744,000	-	46,041	4,590,045
Executive Vice President; President, Xerox Services	2015	800,000	-	3,400,010	-	288,000	-	62,036	4,550,046
	2014	600,000	-	4,400,011	-	540,000	-	12,828	5,552,839

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar.

(A)	Amounts shown represent base salary earned in 2016.

(B)

The Annual Performance Incentive Plan (APIP) awards appear as “Non-Equity Incentive Plan Compensation” in column (E).

For Ms. Varon, the award shown in column (B) represents a cash retention award approved by the Compensation Committee in October 2015 (as described in the 2016 proxy) and paid in two installments as follows: $100,000 in May 2016 and $100,000 in November 2016, in connection with the additional CFO responsibilities she assumed at that time. For Mr. Vemuri, this award reflects a cash sign-on award approved by the Board of Directors as part of his new hire package. For more information about this payment, see the Named Executive Officers with Unique Compensation Arrangements section of the CD&A.

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(C)	Included in this column are the aggregate grant date fair values of equity awards made to our named executive officers in fiscal year 2016.

Performance share awards under 2016 E-LTIP were granted on July 1, 2016 with grant date fair values as follows: Ms. Burns - $4,850,004; Ms. Varon – $300,004; Mr. Vemuri - $1,250,002; Mr. Jacobson - $1,500,002; and Mr. Zapfel - $1,500,002. The grant date fair value of these awards if paid at maximum performance is as follows: Ms. Burns - $9,700,008; Ms. Varon - $600,008; Mr. Vemuri - $2,500,004; Mr. Jacobson - $3,000,004 and Mr. Zapfel - $3,000,004. Also included are three-year service based restricted stock unit awards under 2016 E-LTIP granted on July 1, 2016 as follows: Ms. Burns - $4,850,004; Ms. Varon – $300,004; Mr. Vemuri - $1,250,002; Mr. Jacobson - $1,500,002; and Mr. Zapfel - $1,500,002.

Also included in this column is the grant date fair value of an RSU award granted to Ms. Varon for retention purposes on January 1, 2016 ($531,500) and a RSU Separation incentive award granted to Mr. Jacobson on July 1, 2016 ($500,001) (see the Long-Term Incentives section of the CD&A).

For fiscal year 2014, the “Stock Awards” column (C) and the “Total” column reflect the sum of (1) the 2014 E-LTIP award granted on July 1, 2014 and (2) the 2013 E-LTIP award granted on January 1, 2014. As previously reported, the Compensation Committee considers the 2013 E-LTIP awards to be part of 2013 total compensation for each named executive officer. The performance period for the 2013 E-LTIP was January 1, 2013 through December 31, 2015. However, because the 2013 E-LTIP awards were granted on January 1, 2014 (rather than on July 1st of the first year of the 2013-2015 performance cycle, as in previous years), the grant date fair value of the 2013 E-LTIP awards was required under SEC rules to be included as fiscal year 2014 compensation (rather than fiscal year 2013 compensation), combined with the grant date fair value of the 2014 E-LTIP awards.

(D)	There have been no stock options granted by the Company since 2004.

(E)	The Non-Equity Incentive Plan payments under the 2016 APIP, based on 2016 performance, were approved by the Compensation Committee in February 2017. Actual 2016 full year payments were made at 93% of target to Ms. Burns, Ms. Varon, Mr. Vemuri, Mr. Jacobson and Mr. Zapfel. (For Mr. Jacobson, this factor was applied to a target award opportunity of 100% of base salary for 6 months and 150% of base salary for 6 months, reflecting his appointment to succeed Ms. Burns as CEO of Xerox upon Separation.) For more information, see the 2016 Performance for Short-Term Incentive Award Payouts section in the CD&A.

(F)

Ms. Burns and Ms. Varon are the only named executive officers who participate in our pension plans. The increase in pension value shown in this column is calculated by determining the increase in the present value of the benefits during 2016. The change in the present value of the accrued pension benefits is impacted by an additional year of age, and by changes in the discount rate and mortality assumptions used in the present value calculation. Since all Xerox U.S. pension plans were frozen as of December 31, 2012, there is no impact of additional service or compensation. The present value is computed using the FASB ASC Topic 715 assumptions in effect on December 31, 2016 and assuming the benefit commences at the earliest retirement date at which unreduced benefits are payable under the Unfunded Supplemental Executive Retirement Plan (age 60 for Ms. Burns and immediately for Ms. Varon who has reached retirement age). These assumptions include a discount rate of 4.00% for RIGP and 4.10% for SERP as of December 31, 2016. For 2016, the increase in pension value is primarily attributable to the fact that they are one year closer to assumed retirement and a decrease in the discount rate between 2015 and 2016. For more information, see the Pension Benefits For the 2016 Fiscal Year table and footnotes.

Ms. Burns and Ms. Varon are the only named executive officers who have non-qualified deferred compensation balances in the Deferred Compensation Plan for Executives. There is no above market interest credited on this non-qualified deferred compensation balance for Ms. Burns. For Ms. Varon, interest is credited to her account balance at the Prime Rate, which was 3.50% for 2016. A portion of the interest credited at the Prime Rate to Ms. Varon’s account balance is considered to be above market interest. The amount of above market interest in 2016 for Ms. Varon was $1,436, which equates to above market interest at an annual rate of 0.1894% (the Prime Rate for the year is 3.50%, and of this interest,

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0.1894% is considered to be above market interest). The interest credited in the Deferred Compensation Plan for Executives relates to compensation that was deferred prior to 2002. See the Non-Qualified Deferred Compensation for the 2016 Fiscal Year table for additional information.

Ms. Burns, Mr. Jacobson and Mr. Zapfel were participants in the supplemental savings plan in 2016. No above-market earnings are credited under this plan.

(G)	The table below provides additional data on the amounts included under the “All Other Compensation” column.

Name	Year	Personal Use of the Company Aircraft ($) (1)	Life Insurance Premiums Paid by Registrant ($)	Tax Related Reimbursements ($)	401(k) and SSP Company Match ($) (2)	Miscellaneous ($) (3)	Total All Other Compensation ($)
U. M. Burns	2016	162,746	26,070	-	56,760	1,859	247,436
	2015	227,964	25,000	-	92,400	1,269	346,633
	2014	84,227	24,139	-	72,600	6,336	187,302
L. F. Varon	2016	-	18,962	-	7,950	159	27,071
	2015	-	15,628	-	19,424	159	35,211
	2014	-	14,856	-	15,674	-	30,530
A. Vemuri	2016	-	338	-	-	21,821	22,159

J. Jacobson	2016	105	8,220	-	31,935	28,959	69,219
	2015	-	6,473	-	38,888	159	45,520
	2014	-	5,398	2,725	30,765	5,909	44,797
R. K. Zapfel	2016	-	13,242	-	32,640	159	46,041
	2015	-	12,231	3,243	40,200	6,362	62,036
	2014	-	7,787	-	-	5,041	12,828

(1)	For reasons of security and personal safety, the Company required the CEO to use Company aircraft for all air travel when possible. The compensation value of personal Company aircraft usage is calculated at the aggregate incremental cost to the Company, which includes primarily the cost of fuel, trip-related service and maintenance, and travel expenses of the flight crew and other contract personnel. Compensation value includes costs associated with “deadhead” legs. On certain occasions, family members and non-business related passengers may accompany an executive on a business flight. In such situations, a de minimis amount of aggregate incremental cost is incurred by the Company.
(2)	In addition to the Company match under the 401(k) savings plans, this column also includes the Company match under the Xerox non-qualified supplemental savings plan (SSP) for Ms. Burns ($48,810), Mr. Jacobson ($23,985) and Mr. Zapfel ($24,690). Ms. Varon did not participate in the Xerox non-qualified (SSP). Mr. Vemuri did not participate in the Xerox Services 401(k) savings plan and was not eligible to participate in the Xerox Services supplemental savings plan.
(3)	Amounts in this column include home security for Ms. Burns, Mr. Vemuri and Mr. Jacobson and for Mr. Vemuri and Mr. Jacobson, amounts include initial home security installation. Also included in this column are other incidental benefits of de minimis value.

For further information on the components of the executive compensation program, see the CD&A.

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GRANTS OF PLAN-BASED AWARDS IN 2016

The following table provides additional detail for each of the named executive officers on potential amounts payable under APIP and E-LTIP as presented in the Summary Compensation Table. Threshold, target and maximum award opportunities are provided, as applicable.

		Grant Date (A)	Date of Action (A)	Estimated Future Payout Under Non-Equity Incentive Awards (B)			Estimated Future Payout Under Equity Incentive Awards (C)			All Other Stock Awards: Number of Shares or Stock Units (#) (D)	Grant Date Fair Value of Stock Awards ($) (E)
Name	Award			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
U. M. Burns	2016 APIP	-	-	220,000	2,200,000	4,400,000	-	-	-	-	-
	2016 E-LTIP	7/1/16	3/29/16	-	-	-	51,872	518,717	1,037,434	518,717	9,700,008
L. F. Varon	2016 APIP	-	-	70,000	700,000	1,400,000	-	-	-	-	-
	2016 E-LTIP	7/1/16	2/18/16	-	-	-	3,209	32,086	64,172	32,086	600,008
	RSU Retention	1/1/16	12/15/15	-	-	-	-	-	-	50,000	531,500
A. Vemuri	2016 APIP	-	-	75,577	755,769	1,511,538	-	-	-	-	-
	2016 E-LTIP	7/1/16	5/19/16	-	-	-	13,369	133,690	267,380	133,690	2,500,004
J. Jacobson	2016 APIP	-	-	103,750	1,037,500	2,075,000	-	-	-	-	-
	2016 E-LTIP	7/1/16	2/18/16	-	-	-	16,043	160,428	320,856	160,428	3,000,004
	RSU Retention	7/1/16	4/6/16	-	-	-	-	-	-	53,476	500,001
R. K. Zapfel	2016 APIP	-	-	80,000	800,000	1,600,000	-	-	-	-	-
	2016 E-LTIP	7/1/16	2/18/16	-	-	-	16,043	160,428	320,856	160,428	3,000,004

(A)	The “Grant Date” is the effective date of the E-LTIP stock awards. The “Date of Action” is the date on which the values of the awards were approved by the Compensation Committee and the Board of Directors for Mr. Vemuri.

(B)	These columns reflect the threshold, target and maximum payout opportunities under the 2016 APIP set by the Compensation Committee on February 18, 2016. The actual APIP payout, which was based on 2016 performance and paid in April 2017, is presented in the Summary Compensation Table in column (E). The APIP measures and weightings for 2016 were adjusted earnings per share - 20%; revenue growth (at constant currency) - 20%; operating cash flow - 20%; and successful completion of the Separation - 40%. Threshold payout was determined based on achieving only one of the performance measures weighted at 20%, the minimum performance level. If threshold performance was not achieved on any of the performance measures, there would be no APIP payout. See the Summary Compensation Table, footnote (E), for additional information regarding the actual payout of these awards.

(C)	The threshold, target and maximum payout opportunities, as well as the design and methodology for the 2016 E-LTIP performance share awards were approved by the Compensation Committee on February 18, 2016. The number of shares at target for these awards was determined by dividing the approved values of the respective awards by the closing market price of Xerox stock on the July 1, 2016 grant date ($9.35) and rounding up to the nearest whole share.

Because of the difficultly in setting three-year performance goals that would appropriately take into account the announced Separation, for 2016, the Compensation Committee made a determination to replace our three-year performance award program with a transitional E-LTIP program in which 50% of the award would be based on achieving one-year performance goals and 50% would be based on service only. Performance shares under the 2016 E-LTIP can be earned by achieving 2016 performance goals between threshold and maximum. The performance period for the 2016 E-LTIP was January 1, 2016 through December 31, 2016, and the service period is July 1, 2016 through July 1, 2019. Performance shares that were earned will vest on July 1, 2019.

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The performance measures and weightings for the portion of the award granted as performance shares under the 2016 E-LTIP are as follows: adjusted earnings per share - 50%; revenue growth (at constant currency) - 30%; and adjusted operating cash flow - 20%. The threshold column reflects the lowest number of performance shares that can be earned if performance is achieved at the minimum level for adjusted operating cash flow only. If threshold performance is not achieved on any of the performance measures, no performance shares are earned.

The target column reflects the number of performance shares that could be earned if target performance was achieved on all performance measures. The maximum column reflects the greatest number of performance shares that could be earned if maximum or higher performance was achieved on all performance measures. The number of performance shares earned is interpolated in the event that the Company’s performance varies between threshold and maximum, as determined by the Compensation Committee. See the Outstanding Equity Awards Table, footnote (B), for additional information regarding the number of shares earned under these awards.

(D)	This column includes the E-LTIP restricted stock unit grants made to our named executive officers on July 1, 2016. The number of RSUs was determined by dividing the approved value by the closing market price on the July 1, 2016 grant date ($9.35) and rounding up to the nearest whole share. Also included in this column is a retention RSU award granted to Ms. Varon and a RSU Separation incentive award granted to Mr. Jacobson as described in the CD&A. Ms. Varon’s award was granted on January 1, 2016 and is scheduled to vest on January 1, 2019. The number of RSUs was determined by dividing the approved value by the closing market price on the January 1, 2016 grant date ($10.63) and rounding up to the nearest whole share. Mr. Jacobson’s award was granted on July 1, 2016 and is scheduled to vest on July 1, 2019, The number of RSUs was determined by dividing the approved value by the closing market price on the July 1, 2016 grant date ($9.35) and rounding up to the nearest whole share.

(E)	The grant date fair value reported in this column with respect to the stock awards reported in column (C) is based on the target award and the grant date closing market price noted above in footnote (C). The value reported in this column with respect to the stock awards reported in column (D) is based on the number of shares granted and the grant date closing market price noted above in footnote (D). This value is recorded over the requisite service period as required by FASB ASC Topic 718. See footnote (C) to the Summary Compensation Table and the Long-Term Incentives section in the CD&A for additional information on these equity awards.
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OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table displays unvested stock awards held by each of the named executive officers at the end of fiscal year 2016. There have been no stock options granted by the Company since 2004 and none of our named executive officers hold any outstanding stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (A)	Market Value of Shares or Units of Stock That Have Not Vested ($) (A)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (B)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (B)
U. M. Burns	718,676	6,274,041	829,043	7,237,545
L. F. Varon	128,432	1,121,211	55,822	487,326
A. Vemuri	133,690	1,167,114	128,476	1,121,595
J. Jacobson	278,049	2,427,368	268,679	2,345,568
R. K. Zapfel	247,841	2,163,652	295,766	2,582,037

(A)

The awards presented in these columns include earned, unvested performance shares and unvested restricted stock units (as of December 31, 2016).

The earned unvested performance shares were granted on January 1, 2014 to Ms. Burns, Ms. Varon and Mr. Jacobson for the performance period from January 1, 2013 through December 31, 2015. As determined by the Compensation Committee in February 2016, performance shares earned for the January 1, 2014 E-LTIP award based on three-year cumulative performance for fiscal years 2013 through 2015 was 31.40% of the target award. These performance shares vested on January 1, 2017. The number of vested shares are reflected pre-Separation for consistency with the shares reflected in the Grant of Plan Based awards table as follows: Ms. Burns – 199,959 shares, Ms. Varon – 15,481 shares and Mr. Jacobson – 25,801 shares.

Included in this column are the unvested restricted stock units granted to each of the named executive officers on July 1, 2016 as part of the 2016 E-LTIP program which vest on July 1, 2019. Also included in this column are restricted stock units granted to Mr. Zapfel on April 1, 2014 which were pro-rated and vested on April 1, 2017; to Mr. Jacobson on August 1, 2014 which vest on August 1, 2017; and to Ms. Varon on January 1, 2014 which vested on January 1, 2017, on January 1, 2015 which vest on January 1, 2018, and on January 1, 2016 which vest on January 1, 2019. The value of these awards is based on the $8.73 closing market price of Xerox Common Stock on December 30, 2016, the last trading day of 2016.

(B)	The awards presented in these columns consist of unearned performance shares (as of December 31, 2016) granted under the E-LTIP on July 1, 2014, July 1, 2015 and July 1, 2016 as described in more detail below. The value of these awards is based on the $8.73 closing market price of Xerox Common Stock on December 30, 2016, the last trading day of 2016. The actual number of shares earned at vesting, as discussed below, are subject to pro-ration in accordance with the applicable terms and conditions of the governing award agreements.

July 1, 2014 E-LTIP: As determined by the Compensation Committee in February 2017, performance shares were earned for the July 1, 2014 E-LTIP award based on three-year cumulative performance for fiscal years 2014 through 2016. A total of 12.91% of the target award was earned and will vest on July 1, 2017, as follows: Ms. Burns 80,818 shares, Ms. Varon 6,257 shares, Mr. Jacobson 20,856 shares and Mr. Zapfel 35,456 shares.

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July 1, 2015 E-LTIP: As described in the CD&A under Executive Long-Term Incentive Program – Separation Adjustments to Outstanding E-LTIP Awards, the E-LTIP awards granted on July 1, 2015 were amended to provide that performance during 2017 will be deemed achieved at target, and performance for 2015 and 2016 would be measured based on actual performance achievement against the performance measures. As determined by the Compensation Committee in February 2017, performance shares were earned for the July 1, 2015 E-LTIP award based on two-year cumulative performance for fiscal years 2015 through 2016 and assumed target performance for 2017. A total of 33.34% of the target award was earned and will vest on July 1, 2018, as follows: Ms. Burns 249,738 shares, Ms. Varon 18,730 shares, Mr. Jacobson 93,652 shares, and Mr. Zapfel 106,139 shares.

July 1, 2016 E-LTIP: As described in the CD&A under Executive Long-Term Incentive Program – 2016 E-LTIP, 50% of the 2016 E-LTIP award was made in the form of performance shares subject to vesting based on performance achievement measured from January 1, 2016 through December 31, 2016. As determined by the Compensation Committee in February 2017, performance shares were earned for the July 1, 2016 E-LTIP award based on performance during fiscal year 2016. A total of 96.10% of the target award was earned and will vest on July 1, 2019, as follows: Ms. Burns 498,487 shares, Ms. Varon 30,835 shares, Mr. Vemuri 128,476 shares, Mr. Jacobson 154,171 shares, and Mr. Zapfel 154,171 shares.

Additional detail on these awards can be found in the Executive Long-Term Incentive Program section of the CD&A.

OPTION EXERCISES AND STOCK VESTED IN 2016

The following table shows amounts realized by the named executive officers upon the vesting of stock awards during 2016. There have been no stock options granted by the Company since 2004, and none of our named executive officers hold any outstanding stock options.

Stock Awards
Name	Number of Shares Acquired on Vesting (#) (A)	Value Realized on Vesting ($) (B)
U. M. Burns	-	-
L. F. Varon	-	-
A. Vemuri	-	-
J. Jacobson	-	-
R. K. Zapfel	-	-

(A) and (B)	There were no awards that vested in 2016 and therefore no shares were acquired and no value realized.
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PENSION BENEFITS FOR THE 2016 FISCAL YEAR

The following table reflects the actuarial present value for the named executive officers’ total accumulated benefit as of December 31, 2016 under the pension plans in which they participate. See the Pension Plans section of the CD&A for a description of the pension plans.

Name	Plan Name (A)	Number of Years of Credited Services (#)	Present Value of Accumulated Benefit ($) (B)	Payments During Last Fiscal Year ($)
U. M. Burns	Retirement Income Guarantee Plan	31.5	1,252,702	-
	Unfunded Supplemental Executive Retirement Plan	31.5	15,930,177	-
L. F. Varon	Retirement Income Guarantee Plan	32.5	1,338,906	-
	Unfunded Supplemental Executive Retirement Plan	32.5	3,011,063	-
A. Vemuri	-	-	-	-
J. Jacobson	-	-	-	-
R. K. Zapfel	-	-	-	-

(A)	Pension benefits are provided to the named executive officers under the Retirement Income Guarantee Plan (RIGP), the Unfunded Retirement Income Guarantee Plan (Unfunded RIGP) and the Unfunded Supplemental Executive Retirement Plan (SERP). For named executive officers qualifying for SERP benefits, the Unfunded RIGP benefit is included in the SERP benefit. The Unfunded RIGP benefit would only come into play on a stand-alone basis should Ms. Burns leave the Company and not qualify for the SERP. Ms. Varon has met eligibility requirements for the SERP.
(B)	All calculations are based on actual pay.

The benefit formulas and assumptions used to calculate these estimates are as follows:

Effective December 31, 2012, all future accruals under RIGP, Unfunded RIGP and SERP were frozen and no future benefits have been (or will be) accrued following that date.

The pay used to calculate the RIGP, Unfunded RIGP and SERP benefits is base pay plus actual short-term incentive payment (incentive payment is considered for the calendar year in which it is paid). The present value of the accumulated benefit is the present value of the benefit payable at the earliest unreduced retirement age (60 for Ms. Burns and immediately for Ms. Varon) based on the following assumptions: 85% of participants are assumed to elect a lump sum from RIGP; SERP benefits which are not available as lump sums are assumed to be paid as 50% Joint and Survivor annuities; pre-retirement FASB ASC Topic 715 discount rate of 4.00% for RIGP and 4.10% for SERP; no pre-retirement mortality or turnover assumed; post-retirement FASB ASC Topic 715 discount rate of 4.00% for RIGP and 4.10% for SERP (5.15% for RIGP lump sums); and post-retirement mortality for RIGP lump sums for Ms. Varon is based on the table prescribed by the IRS for use in 2017 and for Ms. Burns is based on a 50% weighted male and 50% weighted female RP 2014 mortality table adjusted from 2014 back to 2006 with improvement scale MP-2014 and projected forward from 2006 using improvement scale MP-2016, which is expected to be used as Applicable Mortality after 2017, with Applicable Mortality as defined for lump sum calculations under Section 417(e) of the Internal Revenue Code. The RP 2014 white collar mortality table, adjusted from 2014 back to 2006 with improvement scale MP-2014 and projected forward from 2006 using improvement scale MP-2016 to year of payment is used for annuitant mortality for purposes of SERP benefits. Although all of the pension plans do not provide unreduced benefits at the ages previously noted, the SERP supplements these other pension plans to deliver an overall unreduced retirement benefit at these ages. Therefore, age 60 is the earliest unreduced retirement age for SERP participants.

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RIGP benefits are determined as the greater of a Highest Average Pay formula benefit (1.4% of five-year Highest Average Pay multiplied by benefit service of up to 30 years), a Cash Balance Retirement Account and a retirement account that was transferred to RIGP in 1990. Early retirement benefits under RIGP are available for employees who leave the Company at age 55 with 10 years of service or later and the Highest Average Pay formula is reduced from age 65 (or age 62 with 30 years of service) at 5% per year based on age at distribution or annuity commencement. Ms. Burns and Ms. Varon are currently eligible for early retirement. The RIGP benefits are generally based on total pay, subject to IRS limits on the compensation that can be reflected in a qualified plan.

Unfunded RIGP benefits are generally determined under the same terms as the RIGP benefit, except the pay used in the Highest Average Pay formula is not subject to IRS limits and, for years in which pay was deferred under the Deferred Compensation Plan for Executives, this deferred compensation was included for the year it was deferred. Unfunded RIGP also provides for an Unfunded RIGP Cash Balance Retirement Account (CBRA). This Unfunded RIGP CBRA provides pay credits on pay in excess of the IRS limits for years 2003 and later and interest on these pay credits while the Highest Average Pay formula reflects all years of service. The purpose of Unfunded RIGP is to replace benefits that cannot be provided in RIGP due to IRS compensation limits.

SERP benefits are determined under a different formula than RIGP and with the same pay used for Unfunded RIGP. SERP benefits reflect base pay plus short-term incentive (not subject to any limits) and are determined under a formula that provides a benefit of 1-2/3% of five-year Highest Average Pay less 1-2/3% of Social Security multiplied by benefit service of up to 30 years. This basic formula is subject to the following adjustments: SERP participants are entitled to a minimum benefit of 25% of Highest Average Pay less 25% of Social Security. A total benefit is determined by the SERP formula. The total benefit is offset by the RIGP benefit and the remaining benefit is paid from the SERP and referred to as the SERP benefit.

The named executive officers covered by the SERP are eligible to commence SERP benefits upon retirement (with a 6 month delay) on or after the attainment of age 60 with 10 years of service. SERP benefits that commence at these ages are not reduced for early commencement. Ms. Varon has reached the age 60 with 10 years of service SERP eligibility requirement. The SERP was originally designed to permit executive officers to retire with unreduced benefits at age 60 (instead of the age 62 with 30 years of service or the age 65 provisions in RIGP).

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NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2016 FISCAL YEAR

The Non-Qualified Deferred Compensation table discloses executive and employer contributions, as applicable, withdrawals and earnings, if any, and fiscal year end balances under the Xerox Corporation Deferred Compensation Plan for Executives (Deferred Compensation Plan), and the Xerox Corporation Supplemental Savings Plan (SSP). None of our named executive officers participated in the Xerox Services Supplemental Savings Plan (Services SSP).

		Executive	Registrant	Aggregate	Aggregate	Aggregate
	Plan	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	Name	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	(A)	($)	($) (B)	($) (C)	($)	($)
U. M. Burns	Deferred Compensation Plan	-	-	14,984	-	443,101
	SSP	48,810	48,810	4,413	-	403,598
L. F. Varon	Deferred Compensation Plan	-	-	26,543	-	784,904
	SSP	-	-	698	-	54,874
A. Vemuri	SSP	-	-	-	-	-
J. Jacobson	SSP	23,985	23,985	1,983	-	188,404
R. K. Zapfel	SSP	24,690	24,690	1,052	-	115,209

(A)	The Deferred Compensation Plan was frozen in 2002. Deferrals into the plan have not been permitted since 2001. All balances under the Deferred Compensation Plan are fully vested.
(B)	All registrant contributions are reported as “All Other Compensation” in the Summary Compensation Table.
(C)	No portion of the amounts shown in this column for the SSP is reported in the Summary Compensation Table as above market interest.

No portion of the amount shown in this column for the Deferred Compensation Plan for Ms. Burns is reported in the Summary Compensation Table as above market interest. The interest rate was reset in 2009 for Ms. Burns and other named executive officers at that time so that there would no longer be any above market interest credited to their accounts. For Ms. Varon, $1,436 of the amount shown is reported in the Summary Compensation Table as above market interest. Because Ms. Varon was not serving as a named executive officer at the time of the 2009 reset, her interest credits are based on the Prime Rate in effect on the first business day of the month as published in the Wall Street Journal in the “Money Rates” table. The same rate applies for the entire month. A small portion of the Prime Rate is considered above market due to the relationship of this rate with the statutory rate at the time the Prime Rate interest credit was established. The Prime Rate was 3.50% for 2016. See the Summary Compensation Table, footnote (F) for additional information.

Deferred Compensation Plan

Before the Deferred Compensation Plan was frozen, it allowed for the deferral of base salary (up to 50%) and short-term incentive and performance units (up to 100%) as long as the compensation would have been payable in cash if not deferred. Participants were required to elect the percentage to be deferred, the investment applicable to the amount deferred and the method of payment. Payments to Ms. Burns, based on her elections, will commence in the year of retirement (or year following if retirement is after July 1) and will be paid annually for 5 years. Payments to Ms. Varon, based on her elections, will commence in the year following the year of retirement as follows: approximately one-third of her balance will be paid annually until she reaches age 75; another one-third will be paid annually for 5 years; and the remaining portion will be paid as a lump sum. Under this plan, there is also an opportunity for in-service hardship withdrawals if approved by the CEO (or by the Board of Directors in the case of a request by the CEO). In the event of a Change in Control, deferred compensation balances will be paid out in a lump sum.

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Supplemental Savings Plan

Effective January 1, 2013, with the freeze of all U.S. pension benefits, the Company adopted the SSP to allow compensation deferrals in excess of IRS limits. This is an unfunded nonqualified plan which provides a notional 100% match on employee deferrals of 3% of pay over the IRS limits.

To participate, employees must elect to defer by December 31 of the year preceding the year of the employee deferral; the employee deferral is 3% of pay over the IRS limits (employees can elect to have a 3% employee deferral or not to participate at all). Employee deferrals will be credited to notional accounts no later than the end of the year in which the deferrals were deducted from pay. The match will be credited to a notional account no later than the end of the first quarter following the year of deferral. Interest is credited at a rate defined by the Company before the first day of any period for which the interest will accrue. Such interest rate must be a reasonable rate as defined by Treasury Regulation Section 31.3121(v)(2)-1(d) and, with respect to any named executive officer, shall not be greater than the highest rate that may be utilized that is not subject to disclosure under 17 C.F.R. Section 229.402. Ms. Burns, Mr. Jacobson and Mr. Zapfel contributed in 2016 to the Xerox SSP. Mr. Vemuri was not eligible to participate in the Services SSP. See the Pension and Savings Plans section of the CD&A for additional information.

All balances are fully vested. The distribution of benefits from the SSP is as a single lump sum payment which is made 6 months after the date the participant separates from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Xerox has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executive officers in the event of a termination of employment or a change in control. The table below reflects the amount of compensation payable to each named executive officer assuming that each of the hypothetical termination and change-in-control situations described in the table occurred on December 31, 2016. The equity award values presented in this table reflect unvested grants held by our named executive officers as of December 31, 2016 and are based on the closing market price of Xerox Common Stock of $8.73 as of December 30, 2016, the last trading day in 2016.

	Lump Sum Payments ($)	Non-Equity Incentive Awards ($)	Equity Incentive Awards ($)	Qualified Pension Benefits ($)	Non-Qualified Pension Benefits ($)	Healthcare/ Life Insurance Benefits ($)	Total Termination Benefits ($)
U. M. Burns
• Voluntary Termination/ Retirement (A)	-	2,046,000	3,158,086	1,395,504	14,063,627	-	20,663,217
• Involuntary Termination not for Cause (B)	761,538	2,046,000	3,158,086	1,395,504	14,063,627	31,235	21,455,991
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	6,600,000	2,046,000	21,061,195	1,395,504	15,693,407	90,234	46,886,340
• Death (D)	-	2,046,000	21,061,195	633,537	4,981,179	3,300,000	32,021,911
L. F. Varon
• Voluntary Termination/ Retirement (A)	-	651,000	448,320	1,550,530	3,648,966	-	6,298,816
• Involuntary Termination not for Cause (B)	484,615	651,000	448,320	1,550,530	3,648,966	24,317	6,807,749
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	2,800,000	651,000	2,036,264	1,550,530	3,044,504	70,250	10,152,548
• Death (D)	-	651,000	2,036,264	875,043	2,758,499	2,100,000	8,420,806
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	Lump Sum Payments ($)	Non-Equity Incentive Awards ($)	Equity Incentive Awards ($)	Qualified Pension Benefits ($)	Non-Qualified Pension Benefits ($)	Healthcare/ Life Insurance Benefits ($)	Total Termination Benefits ($)
A. Vemuri
• Voluntary Termination or for Good Reason/ Retirement (A)	1,000,000	702,865	381,457	-	-	-	2,084,322
• Involuntary Termination not for Cause or for Good Reason (B)	1,000,000	702,865	381,457	-	-	5,706	2,090,028
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	5,000,000	702,865	2,334,227	-	-	11,411	8,048,503
• Death (D)	-	702,865	2,334,227	-	-	500,000	3,537,092
J. Jacobson
• Voluntary Termination/ Retirement (A)	-	-	-	-	-	-	-
• Involuntary Termination not for Cause (B)	450,000	964,875	1,365,721	-	-	15,034	2,795,630
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	3,875,000	964,875	7,465,250	-	-	60,136	12,365,261
• Death (D)	-	964,875	7,465,250	-	-	2,700,000	11,130,125
R. K. Zapfel
• Voluntary Termination/ Retirement (A)	-	-	-	-	-	-	-
• Involuntary Termination not for Cause (B)	800,000	744,000	1,878,495	-	-	30,287	3,452,782
• Involuntary or Good Reason Termination after Change in Control (CIC) (C)	3,200,000	744,000	8,740,991	-	-	60,574	12,745,565
• Death (D)	-	744,000	8,740,991	-	-	2,400,000	11,884,991

Upon the termination events described above, in addition to the benefits reflected in the above table, each named executive officer would also be entitled to the balance of his or her deferred compensation account under our nonqualified deferred compensation plans. Each named executive officer’s deferred compensation balance is reported in the “Aggregate Balance at Fiscal Year End” column of the Non-Qualified Deferred Compensation Table above.

In accordance with SEC rules, the table above reflects estimated severance payments and benefits to which our named executive officers would be entitled upon hypothetical termination events occurring on December 31, 2016. These amounts reflect estimates only, and actual payments and benefits to which a named executive officer may be entitled upon termination of employment with the Company depend upon a number of factors not reflected in the table above. We are also required to report this information for those named executive officers who were serving as such as of fiscal year end but thereafter terminated employment. Ms. Burns stepped down as our Chief Executive Officer effective upon the Separation. She remains as our Chairman and will step down from this position at the 2017 Annual Meeting. In connection with her separation from employment, Ms. Burns became entitled to the benefits described in the CD&A under Executive Long-Term Incentive Program – 2016 E-LTIP and Named Executive Officers with Unique Compensation Arrangements – Ursula Burns. The Compensation Committee also approved the vesting of Ms. Burns accrued SERP benefit at the end of her Chairman term. As disclosed in the CD&A, following the Separation, Mr. Zapfel separated from employment with the Company, and Ms. Varon moved into a transitional role pending her separation from employment with the Company in late 2017.

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The January 1, 2014 awards which vested on January 1, 2017, are excluded from this table because the service period ended on December 31, 2016. Therefore, the vesting of these awards were not impacted by a December 31, 2016 termination.

(A)

Ms. Burns and Ms. Varon are retirement eligible. Assuming retirement on December 31, 2016, they would receive a short-term incentive (Non-Equity Incentive Award) for full-year 2016 performance if approved by the Compensation Committee. The amount shown above reflects payout based on actual achievement against performance goals. In addition, Ms. Burns and Ms. Varon would be eligible to receive pro-rated performance shares (based on the number of full months of service as an employee during the three-year service period commencing on the grant date under the terms of the E-LTIP, reflected above at actual achievement against performance goals), vested pension benefits and their deferred compensation balance. As of December 31, 2016, Mr. Vemuri, Mr. Jacobson and Mr. Zapfel were not retirement eligible and would not receive any payments if they left voluntarily other than their deferred compensation balances.

In addition, per his new hire arrangement, if Mr. Vemuri voluntarily terminated his employment for Good Reason prior to the first anniversary of his start date (July 1, 2016), or is terminated by Xerox or Conduent other than for “Cause” (as defined in his equity award agreement), then he will be entitled to salary continuation paid over 12 months equal to his annual base salary. In addition, Mr. Vemuri would receive a short-term incentive payment (Non-Equity Incentive Award) for 2016 performance, reflected above at actual achievement against performance goals, and pro-rated performance shares (based on the number of full months of service as an employee during the three-year service period commencing on the grant date per the terms of the E-LTIP) reflected above at actual achievement against performance goals.

Short-term incentive awards (for all but Mr. Vemuri), long-term incentive awards and U.S. non-qualified pension plan benefits are subject to clawback provisions as described in the Compensation Recovery Policy (Clawbacks) section in the CD&A. If Mr. Vemuri left voluntarily, without Good Reason, he would not receive any compensation.

(B)	Assuming involuntary termination without cause on December 31, 2016, under the terms of the Company’s U.S. workforce surplus policy, Ms. Burns, Mr. Jacobson and Ms. Varon would be eligible for salary continuance payments equal to the greater of 26 weeks of base pay or the number of weeks based on years of service as follows: Ms. Burns – 36 weeks, Ms. Varon – 36 weeks, and Mr. Jacobson – 26 weeks. Mr. Vemuri would receive salary continuation, paid over 12 months (see footnote A). As part of his new hire package in connection with his appointment in April 2014, Mr. Zapfel had a special severance arrangement which was to remain in effect until April 2016, which was then extended to April 2017. Under this arrangement, upon termination by the Company for any reason other than cause, Mr. Zapfel would receive the equivalent of his annual base salary paid out over twelve months, subject to signing a release of claims. The amounts reported in the table assume salary continuance is paid as a lump sum although such payments are generally paid periodically consistent with the normal payroll cycle during active employment. In addition, named executive officers would receive: (i) a short-term incentive payment (Non-Equity Incentive Award) for 2016 performance, reflected above at actual achievement against performance goals, (ii) pro-rated performance shares (based on the number of full months of service as an employee during the three-year service period commencing on the grant date per the terms of the E-LTIP, reflecting actual performance achievement), (iii) their deferred compensation balance, if any, (iv) vested pension benefits, if any, and (v) benefit continuation during the salary continuance period. All such payments would be conditioned upon a release of claims against the Company.

(C)	Change-in-control (CIC) severance agreements for named executive officers provide specified severance benefits if, within two years following a change in control of the Company, employment is terminated either:

•	involuntarily other than for cause, death, or disability, or

•	voluntarily for good reason.
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These severance benefits include:

•   A lump sum cash payment equal to 2 times the then-current annual base salary and short-term incentive award target.

•   Continuation of specified welfare benefits at active employee rates for a period of 24 months.

•   Payment of reasonable legal fees and expenses incurred when the named executive officer, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the severance agreement.

In addition, pursuant to the terms of the applicable agreements, upon an involuntary termination (other than a termination for cause) or a voluntary termination for good reason (commonly described as “double-trigger”), these executives would also be entitled to: (i) accelerated vesting of stock awards, including performance shares at target, which will occur following a change in control; and (ii) a short-term incentive (Non-Equity Incentive Award) payment for the 2016 performance reflecting actual achievement against performance goals.

If excise tax is payable, the Company will reduce the named executive officer’s CIC payment to a level that will not trigger an excise tax payment if it is determined that doing so will result in a greater net after-tax amount for the executive.

In addition to the benefits above, upon a change in control, Ms. Burns and Ms. Varon would be immediately entitled to payment of the present value of the accrued non-qualified U.S. pension benefits, as of the date of a change in control, provided the change in control conforms with applicable tax regulations regarding deferred compensation. Payment is made without regard to the plan’s requirements for age or years of service. In the event of a change in control that does not conform with deferred compensation regulations, participants will vest in the plan benefits but will receive payment according to the normal payment provisions of the plans. The Compensation Committee views this payment upon a conforming change in control and accelerated vesting upon a nonconforming change in control as appropriate in order to protect the pension benefit that the named executive officer has earned at Xerox.

Each change-in-control severance agreement provides that the executive agrees to remain an employee of the Company for nine months following a potential change in control or until the date upon which the named executive officer is first entitled to receive the benefits described above, if earlier. See Change-in-control Severance Agreement below for additional information.
(D)	Following death, the estates or, with respect to certain types of payments and elections made, the spouses of the named executive officers would receive payment of a 2016 short-term incentive reflecting actual achievement against performance goals; accelerated vesting of performance shares at target, and restricted stock units, if any; deferred compensation balance; a life insurance benefit; and vested pension benefits, if any. Subject to certain eligibility conditions, the pension death benefit is generally a 50% survivor annuity or, if eligible to retire under the SERP, a 100% survivor annuity.

Termination Following Disability

Assuming termination following disability on December 31, 2016, all named executive officers would be eligible for pro-rated performance shares (based on actual performance achievement against performance goals and the number of full months of service as an employee during the three-year service period commencing on the grant date) per the terms of the E-LTIP, their deferred compensation balance, and vested pension benefits, if any, as shown for “Voluntary Termination/ Retirement.” Mr. Zapfel and Mr. Vemuri would also receive severance benefits as described in footnote (B) above.

Involuntary Termination for Cause

Assuming involuntary termination for cause, if determined by the Compensation Committee or plan administrator to have engaged in detrimental activity against the Company, as provided under our plans, there would be no payments to the named executive officers other than their deferred compensation plan balances (for the SSP, the balance would be reduced by the amount of the Company matching contributions), and

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vested qualified pension benefits, if any. All unvested shares and any non-qualified pension benefits would be immediately cancelled upon termination for cause for all named executive officers. See the Compensation Recovery Policy (Clawbacks) section of the CD&A for additional information.

Other Payments

Similar to other employees, the named executive officers would be eligible for payment of all earned and accrued but unused vacation due as of the date of the separation (or last day worked prior to salary continuance if applicable) under the terms of the Company’s vacation policy.

Non-Qualified Pension Benefit

In the event of a change in control, the non-qualified pension amounts shown in the table above for Ms. Burns and Ms. Varon represent the lump sum payments that would be paid for all non-qualified pension benefits. Mr. Vemuri, Mr. Zapfel and Mr. Jacobson are not participants in our non-qualified pension plan. These amounts were calculated as specified in the Unfunded Supplemental Executive Retirement Plan based on the present value of future benefits using the minimum required interest rate and mortality for qualified plan lump sum payments. These benefits would not be paid as a lump sum without the occurrence of a change in control that conformed to deferred compensation tax regulations. The present value of the benefits payable upon an event other than a change in control represents the present value of the accumulated benefits for each participant. Since these amounts are not paid as lump sums, and for change in control purposes, this present value is already determined using the required section 280G assumptions. These assumptions have been used for this purpose as well to express these benefits as a present value. These present values are based on assumed termination of employment on December 31, 2016.

Change-in-Control Severance Agreement

Generally, for purposes of change-in-control severance agreements, a change in control is deemed to have occurred, subject to specific exceptions, if:

•	Any person beneficially owns 20 percent (50 percent in the case of Mr. Vemuri) or more of the combined voting power of our outstanding securities.

•	A majority of our Directors are replaced under specific circumstances.

•	There is a merger or consolidation involving the Company unless (i) the directors of the Company who were members of the board immediately before the merger/consolidation continue to constitute a majority of the board of directors or (ii) the merger/consolidation is effected to implement a recapitalization and no person becomes the beneficial owner of 20 percent (50 percent in the case of Mr. Vemuri) or more of the combined voting power of the Company’s then outstanding voting securities.

•	All or substantially all of the Company’s assets are sold, or the Company’s shareholders approve a plan of complete liquidation or dissolution.

A voluntary termination for good reason in the event of a change in control includes:

•	The material diminution of authority, duties, or responsibilities, including being an executive officer of the Company before a change in control and ceasing to be an executive officer of the surviving company.

•	A material reduction in annual base salary or annual target short-term incentive, except to the extent such reduction is consistent with an across-the-board reduction for employees.

•	A material change in the geographic location where the executive is required to be based.

•	Failure by the Company to continue any material compensation or benefit plan, vacation policy, or any material perquisites unless an alternative plan is provided, or failure to continue the executive’s participation in these plans.

•	Failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with the change-in-control agreement.
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EQUITY COMPENSATION PLAN INFORMATION

The Equity Compensation Plan Information table provides information as of December 31, 2016, with respect to shares of Xerox Common Stock that may be issued under our existing equity compensation plans, including the 2004 Performance Incentive Plan; Xerox Corporation 2004 Equity Compensation Plan for Non-Employee Directors (2004 Directors Plan); and a plan from the acquisition of ACS - the 2007 Equity Incentive Plan (2007 ACS Plan).

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights (#) (A)		Weighted-Average Exercise Price of Outstanding Options and Rights ($) B)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#) (C)
Equity Compensation Plans Approved by Shareholders	33,725,531	(1)	6.70	(1)	42,564,443	(3)
Equity Compensation Plans Not Approved by Shareholders	0	(2)	0		0
Total	33,725,531		6.70		42,564,443	(4)

(1)	Consists of (i) 7,852,580 RSUs outstanding under the 2004 Performance Incentive Plan; (ii) 23,469,855 performance shares outstanding under the 2004 Performance Incentive Plan; (iii) 781,766 DSUs outstanding under the 2004 Directors Plan; (iv) 1,502,351 outstanding options under the 2007 ACS Plan; and (v) 118,979 deferred shares that have vested and are pending delivery. Prior to 2009, executives were eligible to defer delivery of their vested stock award.
In connection with the acquisition of ACS in February 2010, the outstanding ACS options were converted into 96,662,000 Xerox options, of which 1,502,351 remain outstanding as of December 31, 2016. The weighted average exercise price shown in column B of this table does not take into account RSUs, performance shares or DSUs.
(2)	All current equity compensation plans have been approved by shareholders.
(3)	The 2007 ACS Plan was discontinued as of February 5, 2010. No further grants can be made under this plan. Any shares that are cancelled, forfeited, or lapse under the 2004 Performance Incentive Plan become available again for issuance under the 2004 Performance Incentive Plan. Any shares that are cancelled, forfeited or lapse under the 2004 Directors Plan become available again for issuance under the 2004 Directors Plan.
(4)	The number above reflects the shares available if all grants are made in the form of options. As anticipated, if all remaining shares are issued as full value shares instead of options, approximately 41,430,374 shares would be available for issuance as of December 31, 2016 (39,730,121 shares under 2004 Performance Incentive Plan and 1,700,253 shares under 2004 Directors Plan). Under the terms of the 2004 Performance Incentive Plan one (1) full value share is equal to one (1) option and under the 2004 Directors Plan, one (1) stock option issued is counted as 0.6 of a share.
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OTHER INFORMATION

Indemnification Actions

The Company’s by-laws provide for indemnification of officers and directors to the fullest extent permitted by New York law consistent with our by-laws. In connection with Oklahoma Firefighters Pension and Retirement System v. Xerox, et al., the Company advanced counsel fees and other reasonable fees and expenses, actually and necessarily incurred by a former executive officer in this matter. The Company advanced approximately $176,240 of such fees and expenses since the previous report to shareholders. The Company also advanced approximately $358 of counsel fees and other reasonable fees and expenses, actually and necessarily incurred by our executive officer, Herve Tessler, in connection with an open tax proceeding disputing a Company tax payment obligation in Brazil, Criminal matter n. 0023052-33.2014.8.08.0035. In accordance with the requirements of the Business Corporation Law of the State of New York (BCL), in the event the Company advances counsel fees or other reasonable fees and expenses, the individuals on whose behalf any such expenditures are made are required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s by-laws or the BCL.

Directors and Officers Liability Insurance and Indemnity

On January 1, 2017, the Company renewed its policies for directors and officers liability insurance. The policies are issued by Federal Insurance Company, XL Specialty Insurance Company, St. Paul Mercury Insurance Company, Twin City Fire Insurance Company, Houston Casualty Company, Arch Specialty Insurance Company, Marsh Alpha, Allied World Assurance Company, Axis Reinsurance and Illinois National Insurance Company. The policies expire January 1, 2018, and the total annual premium is approximately $1.3 million.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to act as independent auditors of the Company for 2017. PwC has been retained as the Company’s independent registered public accounting firm since 2001. Representatives of the firm are expected to be at the Annual Meeting to respond to appropriate questions and to make a statement, if they wish.

Principal Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PwC were ($ in millions):

	2016	2015
Audit Fees	$19.3	$19.0
Audit Related Fees	19.2	1.7
Tax Fees	3.0	0.7
All Other Fees	0.0	0.0
Total Fees	$41.5	$21.4

Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company in accordance with standards of the Public Company Accounting Oversight Board (PCAOB), statutory and subsidiary audits, procedures performed in connection with documents filed with the SEC, consents, comfort letters and other services required to be performed by our independent auditors. This amount includes the audit performed for the 2016 Conduent Incorporated financial statement audit.

Audit Related fees were for assurance and related services associated with carve-out audits associated with the Separation, employee benefit plan audits, information systems control reviews, due diligence reviews, special reports pursuant to agreed upon procedures or international reporting requirements and other attest services. The increase from the prior year resulted from the audit services performed in conjunction with the Form 10 for Conduent Incorporated required as part of the Separation.

Tax fees were primarily for services related to tax compliance. The increase from the prior year resulted from the tax services performed in conjunction with the Separation.

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All Other fees are primarily associated with benchmarking services and research materials.

Pursuant to its charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent registered public accounting firm. In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the evaluation and selection of the lead audit partner and considers whether there should be regular rotation of the independent registered public accounting firm.

The Audit Committee is also required to review and pre-approve all of the audit and non-audit services to be performed by the Company’s independent registered public accounting firm, including the firm’s engagement letter for the annual audit of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform. The authority for such pre-approval may be delegated to one or more members of the Audit Committee, provided that the decisions of any member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next meeting. Additionally, the Audit Committee can establish pre-approval policies and procedures with respect to the engagement of the Company’s independent accountant’s for non-audit services. In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by, PwC were pre-approved by the Audit Committee.

The Audit Committee and the Board believe that the continued retention of PwC to serve as our independent registered public accounting firm is in the best interests of the Company and its shareholders.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” beginning on page 19 and can also be found on our website at www.xerox.com/governance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board PCAOB (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Consistent with the foregoing, the Audit Committee has:

●	Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2016, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with the management of the Company and PwC including the Company’s key accounting policies and use of estimates;

●	Discussed with PwC the matters required to be communicated in PCAOB Auditing Standards Nos. 1301 (Communication with Audit Committees) and 2410 (Related Parties); and

●	Received the written disclosures and the letter from PwC required by the applicable PCAOB independence rules, New York Stock Exchange Rule 303A.07 (Auditor Quality Control Procedures) and has discussed with PwC the firm’s independence and quality control procedures.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s 2016 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing by the Company with the SEC.

Richard J. Harrington, Chairman
William Curt Hunter
Robert J. Keegan

The Board of Directors recommends a vote

FOR

the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2017

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PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2016 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (Exchange Act), our shareholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (“say-on-pay vote”). The shareholder vote on executive compensation is an advisory vote only, and is not binding on the Company, the Board of Directors or the Compensation Committee.

Our executive compensation programs are intended to emphasize a pay-for-performance philosophy that supports our business strategy and seeks to align the interests of our executives with our shareholders. Accordingly, we reward named executive officers when we achieve short- and long-term performance objectives and scale down or eliminate compensation when we do not achieve those objectives. These programs are designed to compensate our named executive officers for their contributions to our short- and long-term growth and profitability and their efforts to increase shareholder value.

We implement our pay-for-performance philosophy primarily through a combination of base salary, short-term incentives and long-term incentives. Our long-term incentives are in the form of equity awards, a substantial portion of which are granted as performance shares. For 2016, equity awards represent a significant portion of each named executive officer’s compensation as a percentage of total target compensation (base salary, short-term and long-term incentives). In light of the multiple and varied challenges of the anticipated separation of the Company into two separate publicly traded companies at year end, in 2016, we also provided a special Separation incentive award program for select executives who were key to the success of the Separation.

The chart below shows the 2016 pay mix for our named executive officers, as well as the portion of their total target compensation that is variable pay. The target long-term incentive compensation presented in the chart represents the annual E-LTIP award granted on July 1, 2016. The chart and compensation percentages below exclude one-off cash or stock awards provided for retention or sign-on purposes, none of which were provided to Ms. Burns.

Total 2016 Target Compensation Components*

* Percentages may not total 100% due to rounding.

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In 2016, our short-term incentive awards included a measure related to the successful Separation of Xerox into two companies. The measure of our successful Separation was in addition to our traditional measures for short-term incentive awards: adjusted EPS, constant currency revenue growth and operating cash flow. The Separation measure was given greater weighting to emphasize the challenges, effort and focus required for a successful Separation.

As described in the CD&A in this Proxy Statement, because of the difficulty in setting three-year performance goals that would appropriately take into account the announced Separation, the Compensation Committee made a determination for 2016 stock awards to replace our three-year performance goal program with a transitional program in which 50% of the award was based on achieving one-year performance goals with a service vesting requirement thereafter and 50% was based on service only.

•	Approximately 74% of 2016 total target compensation for the CEO was in equity (performance shares and RSUs) as part of our long-term incentive program; 17% was in cash as part of our short-term incentive program; and 8% was in base salary.

•	Approximately 54% (on a weighted average basis) of 2016 total target compensation for each of the named executive officers (other than the CEO) was in equity (performance shares and RSUs) as part of our long-term incentive program; approximately 26% was in cash as part of our short-term incentive program; and approximately 20% was in base salary.

By making performance a significant element of executive compensation, we link our executives’ interests to the interests of our shareholders. The Compensation Committee approves the target compensation opportunity for our named executive officers. The actual amounts received (and the percentage of total compensation) from performance-based compensation may differ from target compensation depending upon the Company’s performance and, for equity awards, our stock price. The realized pay of our named executive officers in comparison to their total target compensation reflects our alignment with the Company’s performance (see the Realized Pay table in the Linking Pay to Performance section of the CD&A).

In order to ensure the successful completion of the Separation and solidify the future management of the Company, there were several compensation actions taken in 2016 that were not consistent with our historical practices. In 2017, the Company has resumed compensation practices consistent with our pay philosophy where generally, two-thirds or more of pay for our named executive officers is performance-based, which means it is at risk and varies from year to year.

Program	2015 (Business as Usual)	2016 (Transition Year)	2017 (Return to Historical Practices)*
Short-Term Incentives	3 financial performance measures	3 financial performance measures 1 Separation performance measure	3 financial performance measures 1 cost savings performance measure (under our strategic transformation program)
Long-Term Incentives	100% performance shares Performance goals based on 3-year cumulative performance results**

50% performance shares

Performance goals based on 1-year performance results for 2016 (due to impending Separation and difficulty in setting 3-year goals) with 3-year vesting

50% restricted stock units

75% performance shares Performance goals based on 3-year cumulative performance results 25% restricted stock units

*	See Looking Ahead to 2017 below for additional information.

**	The 2015 E-LTIP performance goals were set based on 3-year cumulative performance. Performance for 2015 and 2016 is based on actual performance achievement against the pre-established performance goals. Since the 2017 goals applied to the combined company, they are no longer applicable and performance during 2017 has been deemed to be achieved at target.
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Looking Ahead to 2017

For 2017, the Compensation Committee has resumed its historical compensation practices which include the following:

•	A new peer group was developed, consistent with our historical practice, to align with the new Xerox, and was used to determine 2017 compensation for our named executive officers.

•	A short-term incentive program that includes three financial performance measures: revenue growth, operating cash flow and a new measure related to adjusted pre-tax income. Another new measure has been added for achieving cost savings under our strategic transformation program.

•	A long-term incentive program that includes awards primarily granted in performance shares (75% in performance shares and 25% in restricted stock units). Performance shares will be based on achieving three-year cumulative performance goals for: revenue growth, operating cash flow and adjusted EPS. The calculation for adjusted EPS will exclude share repurchases to the extent they have an impact of more than 2% on adjusted EPS.

In addition, the Compensation Committee regularly reviews best practices.

The Company’s best practices include:

What We Do:

✓    Emphasize pay for performance to align executive compensation with our business strategy and promote creation of long-term shareholder value.

✓    Use peer group pay as a reference point to determine total target compensation within +/- 20% of the peer group median.

✓    Majority of equity grants are typically provided in performance shares with three-year cliff vesting. (2016 E-LTIP awards were an exception due to the pending Separation.)

✓    Stock plans have double trigger vesting upon a change in control.

✓    Have clawback provisions to recover short- and long-term incentive compensation, non-qualified pension benefits and salary continuance.

✓    Executive officers are subject to stock ownership and post-retirement stock holding requirements.

✓    Have non-compete and non-solicitation agreements that apply during employment and after leaving the Company.

✓    Have minimal executive perquisites.

✓    Design compensation programs with controls to mitigate risk.

✓    Beginning in 2017, the calculation of adjusted EPS for purposes of short- and long-term incentives will exclude share repurchases to the extent they have a greater than 2% impact on adjusted EPS.

What We Don’t Do:

×    Do not accrue additional benefits under our Unfunded Supplemental Executive Retirement Plan (SERP) or our other nonqualified pension plans, which were frozen in 2012.

×    Do not pay tax gross-ups on perquisites.

×    Do not provide excessive change-in-control severance arrangements for executive officers or excise tax gross ups in such arrangements.

×    Compensation Committee’s independent consultant does not perform any other services for Xerox.

×    Executive officers may not hedge or pledge Xerox stock.

×    Do not provide employment agreements (other than in connection with new hire arrangements).

×    Do not pay dividends or dividend equivalents on unearned restricted stock units and performance shares.

Please read the CD&A beginning on page 27 of this Proxy Statement and the tabular and other disclosures on executive compensation beginning on page 55 for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.

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We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we recommend that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Although the vote is non-binding, the Compensation Committee and the Board value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions. We currently conduct annual advisory votes on executive compensation, and subject to the outcome of this year’s advisory vote regarding the frequency of future say-on-pay votes, we expect to conduct the next advisory vote at our 2018 annual meeting of shareholders.

The Board of Directors recommends a vote

FOR

the proposal to approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K

PROPOSAL 4 — PROPOSAL TO SELECT, ON AN ADVISORY BASIS, THE Frequency OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act, our shareholders are entitled to vote at the Annual Meeting for their preference as to how frequently we should conduct future advisory votes to approve the compensation of our named executive officers as required by Section 14A(a)(2) of the Exchange Act (“say-on-pay vote”). Shareholders may indicate whether they would prefer that we conduct say-on-pay votes every year, every two years, or every three years. Shareholders also may abstain from casting a vote on this proposal.

After careful consideration, the Board of Directors recommends that future say-on-pay votes occur every year. We believe that this frequency is appropriate for a number of reasons, including:

•	An annual say-on-pay vote allows our shareholders to provide us with more frequent and timely feedback on our executive compensation philosophy, policies and practices as disclosed in the proxy statement;

•	A one-year voting frequency provides the highest level of accountability and communication because the say-on-pay vote corresponds with the most recent executive compensation information presented in our proxy statement for our annual meetings of shareholders;

•	An annual say-on-pay vote aligns more closely with our efforts to engage in ongoing dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs; and

•	In our experience, an annual say-on-pay vote has provided a consistent communication channel for shareholders and has resulted in our established process for shareholder engagement.

Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual say-on-pay vote.

Pursuant to the Dodd-Frank Act, the shareholder vote on the frequency of future say-on-pay votes is an advisory vote only, and it is not binding on the Company, the Board of Directors or the Compensation Committee.

Shareholders are being asked to vote on whether future say-on-pay votes should occur every one, two or three years. Please note shareholders are voting on the actual frequency of the vote and are not voting to approve or disapprove of the Board’s recommendation on frequency discussed above.

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Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of the future say-on-pay votes.

The Board of Directors recommends a vote in favor of a frequency of “EVERY YEAR” for future non-binding shareholder votes on the compensation of the named executive officers as required by
Section 14A(a)(2) of the Exchange Act

PROPOSAL 5 — proposal To Approve a reverse stock split AND CORRESPONDING PROPORTIONATE REDuCTION IN OUR AUTHORIZED STOCK

Proposal

The Board is proposing a reverse stock split of 1 share for 4 shares of our Common Stock and, if and when the reverse stock split is effected, a corresponding decrease in the number of authorized shares of our Common Stock by the same reverse stock split ratio.

On December 31, 2016 the Company successfully completed its plan to separate into two independent, publicly-traded companies (the Separation), one comprising the Company’s Document Technology and Document Outsourcing businesses, which are continuing as Xerox Corporation, and the other consisting of the Company’s Business Process Outsourcing business, which has been separated from the Company and is operating as Conduent Incorporated.

The Separation had the effect of decreasing the trading price of the Company’s Common Stock. The Board has considered that, in giving effect to the Reverse Stock Split, the trading price for our Common Stock would likely increase, which may potentially broaden the pool of investors interested in purchasing our Common Stock.

The Board has approved an amendment of our restated certificate of incorporation, as amended, to effect, at the discretion of the Board (or an authorized committee of the Board), a reverse stock split using a ratio of 1 share for 4 shares (referred to as the “Reverse Stock Split”), and contemporaneously with the Reverse Stock Split, a corresponding proportionate reduction in the number of authorized shares of Common Stock from 1,750,000,000 authorized shares to 437,500,000 authorized shares, reflecting the Reverse Stock Split ratio (the Reverse Stock Split and the corresponding reduction in the number of authorized shares are collectively referred to as the “Reverse Stock Split Amendment”).

Upon receiving shareholder approval of the Reverse Stock Split Amendment, the Board (or an authorized committee of the Board) will have the authority, but not the obligation, at any time prior to the one year anniversary of this 2017 Annual Meeting, to elect whether to effect the Reverse Stock Split Amendment.

The Reverse Stock Split Amendment would be implemented by filing with the New York State Department of State an amendment to our restated certificate of incorporation, as amended, setting forth the Reverse Stock Split Amendment, which will have immediate effect (Effective Time). The affected text of Article Fourth of our restated certificate of incorporation, as amended, as it is proposed to be amended to give effect to the Reverse Stock Split Amendment, is attached as Annex A to this Proxy Statement. The Board (or an authorized committee of the Board) will determine the timing of the Reverse Stock Split Amendment.

We currently anticipate that the certificate of amendment effecting the Reverse Stock Split Amendment would be filed shortly following the 2017 Annual Meeting, assuming that shareholder approval of the Reverse Stock Split Amendment is obtained. If a certificate of amendment effecting the Reverse Stock Split Amendment has not been filed with the New York State Department of State prior to the one year anniversary of this 2017 Annual Meeting, then the Reverse Stock Split Amendment will be automatically abandoned.

To avoid the existence of fractional shares of our Common Stock, shareholders of record who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive cash (without interest) as described under “Fractional Shares.”

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The Board (or an authorized committee thereof) reserves the right to elect to abandon the Reverse Stock Split Amendment, even if shareholder approval has been obtained, if it determines in its discretion that the Reverse Stock Split is no longer in the best interest of the Company and its shareholders. By voting in favor of the approval of the Reverse Stock Split Amendment, each shareholder is expressly also authorizing the Board (or an authorized committee of the Board) to determine not to proceed with and to abandon the Reverse Stock Split Amendment if it should so decide.

Reasons For Reverse Stock Split

The Board believes that a higher trading price per share of our Common Stock from that in effect immediately following and reflecting our separation into two independent, publicly-traded companies would be beneficial to the Company and our shareholders. The Board considered that the Reverse Stock Split will likely increase the trading price of our Common Stock as a result of the reduction in the number of shares of Common Stock outstanding immediately following the Reverse Stock Split.

Some investors prefer to invest in stocks that trade at a per share price range more typical of companies listed on the NYSE and more typical of companies included in stock indices that currently include the Company. Also, some brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in stocks priced below a certain level (for example, $5.00 per share) or tend to discourage individual brokers from recommending lower-priced stocks to their customers. As a result, we believe that the Reverse Stock Split may make our Common Stock more attractive to certain investors.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share trading price of our Common Stock. However, other factors, such as our financial results and financial outlook and investor perception of our future prospects, as well as general market and economic conditions, among many factors, may positively or negatively affect the trading price of our Common Stock. Therefore, even if the Reverse Stock Split is effected, the trading price of our Common Stock may not increase to a level we may have expected following the Reverse Stock Split or, if it does, the trading price of our Common Stock may decrease in the future. Additionally, the trading price per share of our Common Stock after the Reverse Stock Split may not increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

If this proposal is approved, there will be no impact on shareholders until the Board (or an authorized committee of the Board) determines to implement the Reverse Stock Split. The Reverse Stock Split, once implemented, would affect all the Company’s shareholders uniformly and would not affect any shareholder’s percentage ownership interest or proportionate voting power, except for the cash out of fractional shares of Common Stock.

The principal effects of the Reverse Stock Split would be that:

•	shares of Common Stock would be combined based on the Reverse Stock Split ratio;

•	the total number of outstanding shares of Common Stock would be decreased based on the Reverse Stock Split ratio;

•	the total number of authorized shares of Common Stock would be decreased based on the Reverse Stock Split ratio;

•	the per share exercise price of any outstanding stock options would be increased proportionately and the number of shares of Common Stock issuable upon the exercise of such awards would be reduced proportionately, and the number of shares issuable under outstanding stock options, restricted stock units, restricted stock awards, performance shares, performance share units and all other outstanding equity-based awards would be reduced proportionately;
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•	the number of shares of Common Stock authorized for future issuance under our equity plans would be proportionately reduced and other similar adjustments will be made under the equity plans to reflect the Reverse Stock Split;

•	the exercise, exchange or conversion price of all other outstanding securities (including the Xerox Series B Convertible Perpetual Preferred Stock, $1.00 par value) that are exercisable or exchangeable for or convertible into shares of our Common Stock would be proportionately adjusted and the number of shares of Common Stock issuable upon such exercise, exchange or conversion would be proportionately adjusted; and

•	the Reverse Stock Split would likely increase the number of shareholders who own odd lots (less than 100 shares).

The Reverse Stock Split would not affect the par value or any of the terms of the Common Stock. After the Reverse Stock Split, all shares of our Common Stock would have the same voting rights and rights to any dividends or other distributions by the Company. At the Effective Time, all issued shares of Common Stock other than fractional shares (the treatment of which is described below under “Fractional Shares”) would be combined, automatically and without further action on the shareholders’ part, into the number of shares determined according to the Reverse Stock Split ratio. After the Effective Time, the Common Stock would have a new CUSIP number, which is a number used to identify the Company’s equity securities. Stock certificates issued before the Reverse Stock Split will reflect the older CUSIP number and should be returned to the Company’s transfer agent by following the procedures described below under “Holders of Certificated Shares of Common Stock”. After the Effective Time, the Company would continue to be subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (Exchange Act). The Common Stock will continue to be listed on the NYSE under the symbol “XRX.” The Reverse Stock Split does not change the number of authorized shares of our Cumulative Preferred Stock, $1.00 par value, or Class B Stock, $1.00 par value.

The Reverse Stock Split may result in some shareholders owning “odd lots” of fewer than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Under the escheat laws of certain jurisdictions, amounts payable for fractional interests that are not timely claimed after the funds have been made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain the funds directly from the jurisdiction to which they were paid.

The Reverse Stock Split is not intended to be a first step in a series of steps leading to a “going private transaction” pursuant to Rule 13e-3 under the Exchange Act. Implementing the Reverse Stock Split would not reasonably likely result in and would not have a purpose to produce a “going private” effect.

Beneficial Holders of Common Stock

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by shareholders in “street name” (that is, through a bank, broker, custodian or other nominee) in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have their own procedures for processing the Reverse Stock Split and making payment for fractional shares. If a shareholder holds shares of our Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker, custodian or other nominee.

Registered “Book-Entry” Holders of Common Stock

The Company’s registered shareholders may hold some or all of their shares electronically in book-entry form. These shareholders will not have stock certificates evidencing their ownership. They are provided with a statement reflecting the number of shares of Common Stock registered in their accounts.

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If a shareholder holds registered shares of Common Stock in a book-entry form, the shareholder does not need to take any action to receive their post-Reverse Stock Split shares of Common Stock in registered book-entry form. Such a shareholder entitled to post-Reverse Stock Split shares of Common Stock will automatically be sent a transaction statement at the shareholder’s address of record as soon as practicable after the Effective Time of the Reverse Stock Split indicating the whole number of shares of Common Stock held. In addition, if such shareholder is entitled to a payment of cash in lieu of fractional shares, the payment will be sent after the Effective Time to the shareholder at the shareholder’s address of record.

Holders of Certificated Shares of Common Stock

Some registered shareholders hold their shares of Common Stock in certificate form or a combination of certificate form and book-entry form. If any of a shareholder’s shares of Common Stock are held in certificate form, that shareholder will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Time of the Reverse Stock Split. The transmittal letter will be accompanied by instructions specifying how the shareholder may exchange their certificates representing the pre-Reverse Stock Split shares of Common Stock for a statement of holding. When that shareholder submits their certificates representing the pre-Reverse Stock Split shares of Common Stock, the post-Reverse Stock Split shares of Common Stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, that shareholder will receive a statement of holding that indicates the number of post-Reverse Stock Split shares of Common Stock held in book-entry form. The Company will no longer issue physical stock certificates unless a shareholder makes a specific request for a physical stock certificate representing the shareholder’s post-Reverse Stock Split ownership interest. If a shareholder is entitled to a payment in lieu of any fractional share interest, the payment will be made as described below under “Fractional Shares”.

Beginning at the Effective Time, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares. Shareholders will need to exchange their old certificates in order to effect transfers of shares on the NYSE. If an old certificate bears a restrictive legend, the registered shares in book-entry form will bear the same restrictive legend.

Shareholders should not destroy any stock certificates and should not submit any stock certificates until requested to do so.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. Shareholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the reverse split ratio will be entitled to receive cash (without interest, and subject to any required tax withholding applicable to a holder) in lieu of such fractional shares. In lieu of any fractional share which a shareholder would otherwise be entitled to receive as a result of the Reverse Stock Split, such shareholder will be entitled to receive a cash amount (without interest) equal to, as the Board (or a committee thereof) shall determine, either (i) such shareholder’s proportionate interest in the proceeds, net of selling costs not paid and satisfied by the Company, from the aggregation and sale of the fractional shares by the transfer agent of the Company or (ii) the closing price of our Common Stock as reported on the NYSE on the trading day immediately preceding the date that the Reverse Stock Split Amendment becomes effective, as adjusted by the Reverse Stock Split ratio, multiplied by the applicable fraction of a share. Shareholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

In the event we elect to aggregate and sell fractional shares, the transfer agent will aggregate such fractional shares into whole shares and sell the whole shares in the open market at prevailing trading prices. The transfer agent will then distribute the cash proceeds of the sale pro rata to the shareholders otherwise entitled to receive a fractional share. The transfer agent will in its sole discretion, without any influence by the Company, determine when, how, through which broker-dealers and at what price to sell the aggregated fractional shares

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of our Common Stock. The transfer agent is not, and any broker-dealer used by the transfer agent will not be, an affiliate of the Company. No transaction costs are expected to be assessed on shareholders for the cash payment in lieu of fractional shares.

After the Reverse Stock Split, a shareholder will have no further interest in the Company with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect a fractional share interest except the right to receive a cash payment as described above.

Authorized Shares

If and when the Reverse Stock Split is effected, the number of authorized shares of our Common Stock will contemporaneously be reduced in proportion to the Reverse Stock Split ratio.

As a result of the reduction in authorized shares of Common Stock that will occur, if and when the Reverse Stock Split is effected, substantially the same proportion of authorized but unissued shares of Common Stock to shares of Common Stock authorized and issued would be maintained as of the Effective Time, which the Board believes is appropriate. If the Reverse Stock Split is abandoned by the Board (or an authorized committee of the Board), it will also abandon the reduction in the number of authorized shares of Common Stock.

Accounting Matters

The par value per share of Common Stock will remain unchanged at $1.00 per share after the Reverse Stock Split. As a result, at the Effective Time of the Reverse Stock Split, the portion of shareholders’ equity on the Company’s balance sheet attributable to Common Stock will be reduced proportionately based on the Reverse Stock Split ratio, and the Additional Paid-in Capital account will be credited with the amount by which the Common Stock is reduced. After the Reverse Stock Split, net income or loss per share of Common Stock and other per share of Common Stock amounts will be increased because there will be fewer shares of Common Stock outstanding. In future financial statements, net income or loss per share of Common Stock and other per share of Common Stock amounts for periods ending before the Reverse Stock Split would be adjusted to give retroactive effect to the Reverse Stock Split.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain U.S. federal income tax consequences in connection with the Reverse Stock Split to holders of our Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended (Code), the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Proxy Statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of our Common Stock that are U.S. Holders, as defined immediately below, and that hold our Common Stock as a capital asset (generally, property held for investment). A “U.S. Holder” is a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or a resident of the United States;

•	A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.
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This summary does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (for example, non-resident aliens, foreign persons, broker-dealers, holders who are dealers in securities or currencies, regulated investment companies, tax exempt organizations, banks, financial institutions, holders who hold our Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, insurance companies, U.S. expatriates, holders subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar, or persons who acquired our Common Stock through the exercise of employee stock options or otherwise as compensation) or who otherwise may be subject to special tax treatment under U.S. federal income tax laws.

This summary does not address (i) any U.S. state or local or any foreign tax consequences, (ii) any estate, gift or other non-U.S. federal income tax consequences, or (iii) the Medicare tax on net investment income.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds our Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences.

Each shareholder is urged to consult its own tax advisor with respect to the U.S. federal, state and local and foreign tax consequences of the Reverse Stock Split.

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash received in lieu of a fractional share, a shareholder will not recognize any gain or loss for U.S. federal income tax purposes upon the combination of pre-Reverse Stock Split shares into post-Reverse Stock Split shares pursuant to the Reverse Stock Split. In the aggregate, such a shareholder’s tax basis in its post-Reverse Stock Split shares (excluding the portion of the tax basis that is allocable to any fractional share) will equal the shareholder’s tax basis in its pre-Reverse Stock Split shares, and the holding period of the post-Reverse Stock Split shares will include the holding period of the pre-Reverse Stock Split shares.

In general, a shareholder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s tax basis of the pre-Reverse Stock Split shares that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period in its pre-Reverse Stock Split shares is more than one year as of the Reverse Stock Split date. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Shareholders that have acquired different blocks of our Common Stock at different times or at different prices are urged to consult their own tax advisors regarding the allocation of their aggregated adjusted basis among, and the holding period of, our Common Stock.

No Appraisal Rights

Under New York law, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split Amendment.

Interests of Certain Persons

Certain of our officers and directors have an interest in this proposal as a result of their ownership of shares of our Common Stock. However, we do not believe that our officers or directors have interests in this proposal that are different than or greater than those of any of our other shareholders.

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Required Vote

Approval of the above proposed amendment to our restated certificate of incorporation, as amended, requires the affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote on this proposal. As a result, abstentions or the failure to submit a proxy vote or to vote in person on this proposal at the Annual Meeting will have the same effect as a vote against the proposal.

The Board of Directors recommends a vote

FOR

the approval of the reverse stock split amendment

Proposal 6 – Shareholder Proposal Regarding Holy Land Principles

Holy Land Principles, Inc., 608 3rd Street Southwest, Washington, DC 20024, owner of 483 shares of Common Stock, submitted the following proposal:

WHEREAS, XEROX has operations in Palestine/Israel;

WHEREAS, achieving a lasting peace in the Holy Land — with security for Israel and justice for Palestinians — encourages us to promote a means for establishing justice and equality;

WHEREAS, fair employment should be the hallmark of any American company at home or abroad and is a requisite for any just society;

WHEREAS, Holy Land Principles Inc., a non-profit organization, has proposed a set of equal opportunity employment principles to serve as guidelines for corporations in Israel/Palestine.

These are:

1.	Adhere to equal and fair employment practices in hiring, compensation, training, professional education, advancement and governance without discrimination based on national, racial, ethnic or religious identity.

2.	Identify underrepresented employee groups and initiate active recruitment efforts to increase the number of underrepresented employees.

3.	Develop training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

4.	Maintain a work environment that is respectful of all national, racial, ethnic and religious groups.

5.	Ensure that layoff, recall and termination procedures do not favor a particular national, racial, ethnic or religious group.

6.	Not make military service a precondition or qualification for employment for any position, other than those positions that specifically require such experience, for the fulfillment of an employee’s particular responsibilities.

7.	Not accept subsidies, tax incentives or other benefits that lead to the direct advantage of one national, racial, ethnic or religious group over another.

8.	Appoint staff to monitor, oversee, set timetables, and publicly report on their progress in implementing the Holy Land Principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the eight Holy Land Principles.

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SUPPORTING STATEMENT

The proponent believes that XEROX benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the Holy Land Principles — which are pro-Jewish, pro-Palestinian and pro-company – will demonstrate concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Board recommends a vote “against” this proposal for the following reasons:

It is important that shareholders understand that Xerox has a serious commitment to human rights and to providing equal opportunity employment, as is the stated purpose of this proposal.

Xerox’s worldwide policies and practices provide equal opportunity employment in all locations without regard to race, color, religious belief, sex, age, national origin, citizenship status, marital status, sexual orientation or disability. Israel/Palestine is no exception. Through our established equal employment opportunity program, the Company’s Israel/Palestine operations substantially comply with the practices outlined in the Holy Land Principles proposal. The Company is an equal opportunity employer in all job advertisements, and hiring procedures are based on the experience and qualifications needed to satisfy individual job requirements. Equal opportunity is observed for all employees in training, advancement, layoff and recall procedures.

In addition, our policies, operations and strategies support universally accepted principles, including those for human rights and labor standards. Xerox’s Human Rights Policy is guided by the United Nations Universal Declaration of Human Rights and outlines our commitment to human rights for our people, our customers, our supply chain and our communities. To ensure respect for human rights throughout our supply chain, we have adopted the Electronic Industry Citizenship Coalition (EICC) Code of Conduct as our Supplier Code of Conduct, which sets industry standards on social, environmental and ethical issues in the electronics industry supply chain. The EICC is based on recognized standards and principles including the International Labour Organization’s (ILO) Declaration on Fundamental Principles and Rights at Work and the United Nations Universal Declaration of Human Rights while maintaining a focus on our industry and applicable local laws and regulations.

Xerox also places great value on diversity and has adopted policies that promote human rights, diversity, and fair treatment in the workplace. We believe that our diverse workforce is integral to our success and our Code of Business Conduct, which is available in 19 languages, aligns directly with the company’s core values and strong consideration for human rights.

Our Human Rights Policy, Code of Business Conduct and Supplier Code of Conduct are each available on the Company website at www.xerox.com/en-us/about/corporate-citizenship.

Ultimately, our robust global policies and practices in the areas of equal opportunity, human rights and diversity already substantially conform to the objectives in the Holy Land Principles proposal. However, we believe these practices and policies work best when they are applied in a consistent manner across each of the markets in which Xerox operates, including Israel/Palestine, and that implementing a unique policy limited to a specific geographical area such as the one described in the proposal would not be necessary or useful.

Accordingly, we believe the adoption and implementation of the Holy Land Principles is unnecessary and burdensome, and, as a result, not in the best interests of the company, its shareholders or its employees.

The Board of Directors recommends a vote
AGAINST
this proposal

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OTHER MATTERS

The Board of Directors does not intend to present any other matters at this meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

By order of the Board of Directors,

Sarah Hlavinka McConnell

Executive Vice President, General Counsel and Secretary
April 10, 2017

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ANNEX A - Form of Text of Amendment of Xerox Certificate of Incorporation, as amended

Form of Text of Amendment of Xerox Certificate
of Incorporation, as amended

“The aggregate number of shares which the Corporation shall have the authority to issue is 437,500,000 shares of Common Stock of the par value of $1.00 each (hereinafter referred to as “Common Stock”), 600,000 shares of Class B Stock of the par value of $1.00 each (hereinafter referred to as “Class B Stock”), and 22,043,067 shares of Cumulative Preferred Stock of the par value of $1.00 each (hereinafter referred to as “Cumulative Preferred Stock”).

Every four (4) shares of Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the time that this Certificate of Amendment of the Certificate of Incorporation becomes effective pursuant to the New York Business Corporation Law shall be, effective as of the effectiveness of this Certificate of Amendment, automatically and without any action on the part of the Corporation or the respective holders thereof, combined and changed into one (1) issued, fully paid and nonassessable share of Common Stock, subject to the treatment of fractional share interests described below.

No fractional shares will be issued in connection with the combination of shares of Common Stock. In lieu of any fractional share which a shareholder would otherwise be entitled to receive as a result of the combination of shares of Common Stock, such shareholder will be entitled to receive a cash amount (without interest) equal to, as the Corporation shall determine, either (i) each such shareholder’s proportionate interest in the proceeds, net of selling costs not paid and satisfied by the Corporation, from the aggregation and sale of the fractional shares by the transfer agent of the Corporation or (ii) the closing price of our Common Stock as reported on the New York Stock Exchange on the trading day immediately preceding the date that this Certificate of Amendment of the Certificate of Incorporation becomes effective, as adjusted by the ratio of one share of Common Stock for every four shares of Common Stock, multiplied by the applicable fraction of a share.”

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002CSN7A52

IMPORTANT ANNUAL MEETING INFORMATION	000004

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 23, 2017.

Vote by Internet
•	Go to www.envisionreports.com/XRX
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Xerox Corporation Annual Meeting of Shareholders Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees.
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

01 - Gregory Q. Brown	☐	☐	☐	02 - Jonathan Christodoro	☐	☐	☐	03 - Joseph J. Echevarria	☐	☐	☐

04 - William Curt Hunter	☐	☐	☐	05 - Jeffrey Jacobson	☐	☐	☐	06 - Robert J. Keegan	☐	☐	☐

07 - Cheryl Gordon Krongard	☐	☐	☐	08 - Charles Prince	☐	☐	☐	09 - Ann N. Reese	☐	☐	☐

10 - Stephen H. Rusckowski	☐	☐	☐	11 - Sara Martinez Tucker	☐	☐	☐
B	Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3 and 5 and 1 Year on Proposal 4.
		For	Against	Abstain			For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017.		☐	☐	☐	3.	Approval, on an advisory basis, of the 2016 compensation of our named executive officers.	☐	☐	☐

	1 YR	2 YRS	3 YRS	Abstain
4. Select, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐	5.	Approve a reverse stock split and corresponding proportionate reduction in our authorized stock.	☐	☐	☐

C	Shareholder Proposal — The Board of Directors recommends a vote AGAINST the following Proposal.
		For	Against	Abstain			Meeting Attendance
6. Shareholder proposal regarding Holy Land Principles.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.		Mark the box to the right if you plan to attend the Annual Meeting.			☐
D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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	C 1234567890 J N T 1 U P X 3 1 4 4 8 1 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Receive Proxy Materials Electronically

Your e-mail address can now help save the environment. Vote online and register for electronic communications with the eTree ® program and we’ll have a tree planted on your behalf. Electronic delivery saves Xerox a significant portion of the costs associated with printing and mailing annual meeting materials, and Xerox encourages shareholders to take advantage of the 24/7 access, quick delivery and reduced mail volume they will gain by consenting to electronic delivery. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. To sign up for electronic delivery and have a tree planted on your behalf, please provide your e-mail address while voting online, or register at www.computershare.com/investor.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Xerox Corporation

ANNUAL MEETING OF SHAREHOLDERS
9:00 A.M. TUESDAY, MAY 23, 2017
301 MERRITT 7, NORWALK, CT 06851

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FROM SHAREHOLDERS OF COMMON STOCK

The undersigned appoint JEFFREY JACOBSON, CHARLES PRINCE AND ANN N. REESE, and each of them (or if more than one are present, a majority of those present), as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote the shares of Common Stock of Xerox Corporation which the undersigned is entitled to vote at the above annual meeting and at all adjournments thereof (a) in accordance with the following ballot and (b) in accordance with their best judgment in connection with such other business as may come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 5 AND 1 YEAR ON PROPOSAL 4, AND “AGAINST” PROPOSAL 6, IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.